As filed with the Securities and Exchange Commission on October 30, 2015

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Social Reality, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

7311

(Primary Standard Industrial Classification Code Number)

42-2925231

(I.R.S. Employer Identification Number)

456 Seaton Street

Los Angeles, CA 90013

telephone (323) 283-8505

(Address, including zip code, and telephone number,

including area code, of registrant's principal executive offices)

Mr. Christopher Miglino

Chief Executive Officer

Social Reality, Inc.

456 Seaton Street

Los Angeles, CA 90013

telephone (323) 283-8505

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

———————

with a copy to:

James M. Schneider, Esq.

Pearlman Schneider LLP

2200 Corporate Boulevard N.W., Suite 210

Boca Raton, Florida 33431

telephone (561) 362-9595

As soon as practicable after this registration statement becomes effective

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Class A common stock, par value $0.001 per share	3,210,000	$1.83	$5,874,300	$591.55

———————

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The calculation of the proposed maximum aggregate offering price of the Class A common stock is based on the average of the bid and asked prices for the Class A common stock as quoted on the OTCQB Tier of the OTC Markets on October 28, 2015.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 30, 2015

PROSPECTUS

Social Reality, Inc.

3,210,000 shares of Class A common stock

This prospectus relates to periodic offers and sales of up to 3,210,000 shares of our outstanding Class A common stock by the selling security holders.

We will not receive any proceeds from the sale of the shares by the selling security holders.

Our Class A common stock is quoted on the OTCQB Tier of the OTC Markets under the symbol "SCRI." On October 28, 2015 the last reported sale price of our Class A common stock was $1.83 per share.

For a description of the plan of distribution of these shares, please see page 49 of this prospectus.

____________________

Investing in our Class A common stock involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus to read about the risks of investing in our Class A common stock.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

The date of this prospectus is ______, 2015

ABOUT THIS PROSPECTUS

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus, is accurate only as of the date on the front of the document, and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security registered under the registration statement of which this prospectus is a part.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading "Where You Can Find Additional Information."

When used in this prospectus, the terms "Social Reality," "we," "us," or "our" refers to Social Reality, Inc., a Delaware corporation, and our subsidiaries Steel Media, a California corporation which we refer to as "Steel Media," and Five Delta, Inc., a Delaware corporation which we refer to as "Five Delta." In addition, "second quarter 2015" refers to the three months ended June 30, 2015, "second quarter 2014" refers to the three months ended June 30, 2014, "2015" refers to the year ending December 31, 2015 and "2014" refers to the year ended December 31, 2014. The information which appears on our web sites at www.socialreality.com, www.steelmediainc.com, www.SRAX.com, www.sraxmd.com, www.sraxdi.com and www.groupad.com are not part of this prospectus.

PROSPECTUS SUMMARY

This summary does not contain all of the information that should be considered before investing in our Class A common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our Class A common stock discussed in this prospectus under "Risk Factors" beginning on page 4 of this prospectus and our financial statements and the accompanying notes beginning on page F-1 of this prospectus.

About us

We are an Internet advertising and platform technology company that provides tools to automate the digital advertising market.  We have built technologies and leveraged partner technologies that service social media and the real-time bidding (RTB) markets. Our focus is to provide technology tools that enable both publishers and advertisers to maximize their digital advertising initiatives. We provide access to these platforms to publishers of web content and to brand marketers. Our focus is to provide technology tools that enable both publishers and advertisers to maximize their digital advertising initiatives.  We derive our revenues from:

•

sales of digital advertising campaigns to advertising agencies and brands;

•

sales of media inventory through RTB exchanges;

•

sale and licensing of our GroupAd platform and related media; and,

•

creation of custom platforms for buying media on SRAX for brands.

During the fourth quarter of 2014 we completed our acquisitions of Steel Media and Five Delta. Steel Media’s incorporation into Social Reality has had a significant impact on our revenue and overall results of operations, as we have added in their buy-side revenue, gross margins, and its historically-profitable operating results. Incorporating Steel Media into our company has provided their sales and operations additional market access provided in-house by the SRAX diversified RTB platform, providing cost savings by using the existing Social Reality offerings, and also providing their sales staff with additional offerings from the SRAX MD, Five Delta and GroupAd products. With the integration of Five Delta technology into the SRAX platform, we are enhancing our customers’ ability to buy advertising on all social channels and search products.

Corporate information

Our principal executive offices are located at 456 Seaton Street, Los Angeles, CA 90013, and our telephone number is (323) 283-8505. Our fiscal year end is December 31.

Summary of the offering

Class A common stock presently outstanding:	27,250,229 shares at October 30, 2015

Class A common stock offered by the selling security holders:	Aggregate of 3,210,000 shares.

Class A common stock to be outstanding after the offering:	27,250,229 shares, giving no effect to any possible additional issuances of shares of our Class A common stock or the exercises of any outstanding options or warrants.

OTCQB Symbol:	SCRI

Use of proceeds:	We will not receive any proceeds from the sale of the Class A common stock offered hereby. See "Use of Proceeds."

Risk factors:

Investing in our securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the section of this prospectus entitled "Risk Factors."

SELECTED FINANCIAL DATA

The following summary of our selected unaudited condensed consolidated financial information for the three and six months ended June 30, 2015 and 2014, and selected audited financial information for 2014 and 2013, has been derived from, and should be read in conjunction with, our financial statements included elsewhere in this prospectus.

SELECTED CONSOLIDATED INCOME STATEMENT DATA

	Three Months Ended June 30,		Six Months Ended June 30,		Fiscal Year Ended December 31,
	2015	2014	2015	2014	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$10,761,573	$276,934	$14,782,857	$830,611	$5,120,343	$3,413,353
Cost of revenues	5,158,443	204,305	7,400,918	576,920	2,791,948	2,326,344
Gross profit	5,603,130	72,629	7,381,939	253,691	2,328,395	1,087,009
Total operating expenses	4,252,752	953,202	7,162,752	1,822,607	6,066,611	2,521,984
Total operating expenses as a percentage of revenues	39.5%	344%	48.5%	219%	118%	74%
Interest income (expense)	(934,787)	461	(1,858,057)	994	(673,347)	(312,465)
Net income (loss)	$415,591	$(880,112)	$(1,638,870)	$(1,567,922)	$(4,411,563)	$(1,747,440)

SELECTED CONSOLIDATED BALANCE SHEET DATA

	June 30,	December 31,
	2015	2014	2013
	(unaudited)
Working capital (deficit)	$(6,261,138)	$(4,396,240)	$1,395,413
Total current assets	$10,784,710	$5,947,897	$2,208,222
Goodwill and other intangibles	$18,318,911	$18,318,911	$—
Total assets	$32,101,129	$28,214,969	$3,907,547
Total current liabilities	$17,045,848	$10,344,137	$812,809
Long-term liabilities	$10,488,140	$12,118,425	$—
Total liabilities	$27,533,988	$22,462,562	$812,809
Total stockholders' equity	$4,567,141	$5,752,407	$3,094,738

RISK FACTORS

An investment in our Class A common stock involves a significant degree of risk. You should not invest in our Class A common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our Class A common stock. The risks described below highlight potential events, trends or other circumstances that could adversely affect our business, financial condition, results of operations, cash flows, liquidity or access to sources of financing, and consequently, the market value of our Class A common stock. These risks could cause our future results to differ materially from historical results and from guidance we may provide regarding our expectations of future financial performance. The risks described below are not an exhaustive list of all the risks we face. There may be others that we have not identified or that we have deemed to be immaterial. All forward-looking statements made by us or on our behalf are qualified by the risks described below.

Risks Related to our Business

We have a history of losses. Recent transactions will have material impacts on our financial results in future periods and there are no assurances we will report profitable operations in the foreseeable future.

Although we reported net income of $415,591 for the second quarter of 2015, we reported a net loss of $1.6 million for six months ended June 30, 2015 and at June 30, 2015 we had an accumulated deficit of $9.1 million.  We incurred a net loss of $4.4 million for 2014 and a net loss of $1.75 million in 2013.  At December 31, 2014 we had an accumulated deficit of $7.4 million. During the fourth quarter of 2014 we acquired Steel Media and Five Delta, and entered into the Financing Agreement, all of which are described later in this prospectus. While we expect that our business will continue to grow and our revenues will increase in future periods, our operating expenses will also continue to significantly increase, as will our interest expense. Our future success depends upon our ability to continue to grow the revenues and profits in our agency and brand-driven buy-side business which is primarily related to our recently acquired Steel Media subsidiary, as well as our ability to grow the revenues and profits from our publisher and technology-driven sell-side business which is primarily our historical operations. There are no assurances that we will be able to increase our revenues and cash flow to a level which supports profitable operations. We may continue to incur losses in future periods until such time, if ever, as we are successful in significantly increasing our revenues and cash flow beyond what is necessary to fund our ongoing operations, pay our obligations under the Financing Agreement and pay any earn out amounts which Mr. Steel may be entitled to receive. If we are able to significantly increase our revenues in future periods, the rapid growth which we are pursuing will strain our organization and we may encounter difficulties in maintaining the quality of our operations. If we are not able to grow successfully, it is unlikely we will be able to fully benefit from the acquisition of Steel Media, generate sufficient cash from operations to pay our operating expenses and service our debt obligations, or report profitable operations in future periods.

We have a limited operating history.

Our limited operating history means that there is a high degree of uncertainty in our ability to execute our business plan, obtain customers and create new products and services, respond to competition or operate the business, as management has not previously undertaken such actions as a company. Our inability to achieve any of the foregoing could materially and adversely affect our business, financial condition and results of operations in future periods.

There are no assurances we will successfully integrate Steel Media and/or Five Delta into our business which would adversely affect the combined company's future results.

In October 2014 we closed our acquisition of Steel Media, and in December 2014 we closed our acquisition of Five Delta. The success of these acquisitions will depend, in large part, on the ability of the combined company to realize anticipated benefits from combining the businesses of the companies. Our management has limited experience with integrating acquired companies' business and operations. The failure to successfully integrate and to successfully manage the challenges presented by the integration process may result in the failure to achieve some or all of the anticipated benefits of the transactions, which may have a material adverse effect on our operations and financial condition. Potential difficulties that may be encountered in the integration process include the following:

•

the ability of the acquired companies to continue to report revenues and earnings at historic levels;

•

possible loss by one or both of the acquired companies of material customers post-closing;

•

using the combined company's cash and other assets efficiently to develop the business of the combined company;

•

appropriately managing the liabilities of the combined company;

•

potential unknown or currently unquantifiable liabilities associated with the acquisitions and the operations of the combined company;

•

certain terms of the Steel Media Stock Purchase Agreement which limit Mr. Steel's obligations to indemnify us in certain instances which could result in unforeseen expenses to us;

•

potential unknown and unforeseen expenses and delays associated with the acquisitions;

•

performance shortfalls at one or both of the companies as a result of the diversion of management's attention caused by integrating the companies' operations;

•

necessary changes in the operations and culture of the acquired companies post-closing in order to accommodate the change from a privately-held company to a subsidiary of a public company;

•

the impact of the earn out payments Mr. Steel may receive with respect to our results of operations in future periods;

•

managing two sales teams with disparate products and compensation plans;

•

significant increases in our operating expenses; and

•

additional business, financial and operating risks we have yet to identify.

There are no assurances that the acquisitions will ultimately result in the realization of the anticipated benefits. If we are unable to realize the perceived benefits from these acquisitions, we may be required to impair some or all of the goodwill associated with these acquisitions which would materially adversely impact our results of operations in future periods.

The terms of the Financing Agreement contain financial and operating terms which place significant operating demands on our company, may restrict our ability to efficiently operate our business, or could result in significant financial penalties. If we were to breach any of these covenants and terms, the lender could accelerate the amounts due under the Financing Agreement and we would be unable to operate our business as it is presently conducted.

As described later in this prospectus, on October 30, 2014, we entered into the financing agreement with Victory Park Management, LLC, as administrative agent and collateral agent for the lenders and holders of notes and warrants issued thereunder, which we refer to, as amended, as the Financing Agreement. The terms of the Financing Agreement include ongoing requirements to, among other actions, meet financial covenants including minimum leverage and current ratios, and interest and fixed charge coverages. The terms of the Financing Agreement create restrictions on how we undertake certain future events, including:

•

entering into new debt or equity financing transactions;

•

requiring 100% of any capital that we raise in new financings to be used to pay down the amount of the notes issued under the Financing Agreement at a 4% premium through the first anniversary of the date of Financing Agreement, reduced to a 3% premium through the second anniversary of the date of the Financing Agreement, subject to further decrease in accordance with the Financing Agreement;

•

making certain payments or distributions;

•

acquisitions;

•

dispositions of assets or business lines;

•

affiliate transactions;

•

engaging in new lines of business; and

•

the investment of cash,

among other actions. Our failure to conduct our business within the confines of these contractual restrictions could result in an event of default under the Financing Agreement. The Financing Agreement contains various other events of default such as:

•

failure to pay principal or interest;

•

filing of, or proceedings for bankruptcy or reorganization;

•

creation of non-permitted liens against company assets or collateral;

•

breach or misrepresentation of covenants, representations or warranties;

•

the occurrence of a material adverse effect;

•

loss of the CEO, or loss and non-timely replacement of the President;

•

breaches or material adverse events resulting in excess of a $100,000 liability;

•

breaches or defaults not remedied within prescribed cure periods;

•

failure of the Class A common stock to be quoted or listed on the OTCQB Tier of the OTC Markets, or if the Class A common stock becomes listed on a national securities exchange, such national securities exchange; and,

•

a change in control of our company.

Upon default, remedies range from notice and cure, to acceleration of both principal and interest. Our operations may not generate sufficient cash to enable us to service our debt. Upon an event of default under the Financing Agreement, if we were unable to cure the default within the prescribed periods, if at all, the lender could increase our interest rates or accelerate all amounts then due. If we were unable to repay these obligations, the lender could foreclose on our assets and collateral, in which case our ability to continue our business and operations as then conducted would be in jeopardy. If the lender should foreclose on our assets, it is likely you would lose your entire investment in our company.

Our debt obligations could impair our liquidity and financial condition, and our ability to grow our company could be in jeopardy.

Our debt obligations are currently comprised of senior notes issued under the Financing Agreement in the aggregate principal amount of $11.9 million which are scheduled to mature in October 2017. The terms of the Financing Agreement contain certain mandatory prepayment requirements which generally require us to calculate excess cash flow on a quarterly basis, and remit approximately 50% of this excess cash to the lender. This dramatically reduces cash flow available to the company for working capital, accretion of a cash reserve, growth initiatives, or additional acquisitions. These obligations may further adversely impact our business and operations in other areas, including making it more difficult to satisfy our other obligations, increasing our vulnerability in the event of a downturn in our business prospects and limiting our flexibility to plan for, or react to, changes in our markets and possibly placing us at a competitive disadvantage when compared to our competitors who have less debt.

The earn out payments which may be made to Mr. Steel under the terms of the acquisition agreement for Steel Media may adversely impact our cash flows in future periods. Under certain circumstances we can pay a portion of the earn out payments in shares of our Class A common stock which will be dilutive to our existing stockholders.

To complete the acquisition of Steel Media, we negotiated two annual earn out payments to be made to Mr. Steel based upon the satisfaction of certain targets for Steel Media for the two earn out periods ending October 31, 2015 and October 31, 2016, each up to a maximum of $4 million. If the earn outs are earned, under certain conditions we can pay up to 60% of each annual earn out in shares of our Class A common stock based upon the fair market value of the stock when issued. The earn out payments are only required to the extent that Steel Media has achieved certain adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization, targets. However, the adjusted EBITDA targets of approximately $4.1 million for the 2015 period and approximately $4.9 million for the 2016 period are only slightly above the earn out amounts, providing little additional cash for other debt service, growth or working capital. We expect that the first earn out payment for the period ended October 31, 2015 will be earned by Mr. Steel.  If we elect to satisfy up to 60% of each earn out payment in shares of our Class A common stock, the issuance of these additional shares will be dilutive to our current stockholders and could result in Mr. Steel, who is currently an executive officer and member of our board of directors, obtaining a significant voting interest in our company, thereby increasing his control of our business and operations.

We may need additional financing which we may not be able to obtain on acceptable terms. While the Financing Agreement is outstanding, all funds we receive from the issuance of additional securities must be used to repay amounts due the lender under the Financing Agreement, possibly further hindering our ability to raise capital upon acceptable terms.

We may need to raise additional working capital to fund expected growth in our company and for possible future, as yet unidentified, acquisitions. Our future capital requirements depend on a number of factors, including our operations, the financial condition of an acquisition target and its need for capital, our ability to internally fund our working capital needs, and our ability to manage the growth of our business. Given the size of our company and the recently completed acquisitions which we have yet to fully integrate, we expect to incur certain difficulties if we should seek to raise additional capital through the issuance of equity or debt securities. In addition, under the terms of the Financing Agreement, we are required to use the proceeds from any sales of equity or debt securities to reduce the amounts owed the lender at a 4% premium, subject to decrease in accordance with its terms, which may make it more difficult to attract investments. We have granted the holder of the Financing Warrant a right to participate in future offerings, however, there are no assurances it will choose to participate. If, however, we should decide to seek additional working capital and are able to secure commitments upon terms satisfactory to us, and we raise additional capital through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing stockholders that do not participate in such transaction will be reduced and those stockholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our Class A common stock. We cannot assure you that we will be able to raise the capital as needed in the future on terms acceptable to us, if at all. If we do not raise capital as needed, we may be unable to operate our business or fully implement our acquisition expansion strategy.

Our success is dependent upon our ability to effectively expand and manage our relationships with our publishers.

We do not generate our own media inventory. Accordingly, we are dependent upon our publishing partners to provide the media which we sell. We depend on these publishers to make their respective media inventories available to us to use in connection with our campaigns that we manage, create or market. These relationships are based on both written agreements and project by project orders. Our growth depends, in part, on our ability to expand and maintain our publisher relationships within our network and to have access to new sources of media inventory such as new partner websites and Facebook pages that offer attractive demographics, innovative and quality content and growing Web user traffic volume. Our ability to attract new publishers to our networks and to retain Web publishers currently in our networks will depend on various factors, some of which are beyond our control. These factors include, but are not limited to, our ability to introduce new and innovative products and services, our pricing policies, and the cost-efficiency to Web publishers of outsourcing their advertising sales. In addition, the number of competing intermediaries that purchase media inventory from Web publishers continues to increase. In the event we are not able to maintain effective relationships with our publishers, our ability to distribute our advertising campaigns will be greatly hindered which will reduce the value of our services and adversely impact our results of operations in future periods.

If we were to lose access to the Facebook platform, our Group Ad and SRAX DI growth would be limited and we could lose our existing revenue from these sources.

Facebook currently provides access to companies to build applications on their platform. We have built our GroupAd platform to use the Facebook application programming interface, or APIs. While we expect that a material portion of our revenues in the near term will be generated through our Steel Media subsidiary, the loss of access to the Facebook platform would limit our ability to effectively grow a portion of our historical operations. We are subject to Facebook's standard terms and conditions for application developers, which govern the promotion, distribution and operation of applications on the Facebook platform. Facebook reserves the right to change these terms and conditions at any time. Our business would be harmed if Facebook:

•

discontinues or limits access to its platform by us and other application developers;

•

modifies its terms of service or other policies, including fees charged to, or other restrictions on, us or other application developers, or changes how the personal information of its users is made available to application developers on the Facebook platform or shared by users;

•

establishes more favorable relationships with one or more of our competitors; or

•

develops its own competitive offerings.

We have benefited from Facebook's strong brand recognition and large user base. Facebook has broad discretion to change its terms of service and other policies with respect to us and other developers, and any changes to those terms of service may be unfavorable to us. Facebook may also change its fee structure, add fees associated with access to and use of the Facebook platform, change how the personal information of its users is made available to application developers on the Facebook platform or restrict how Facebook users can share information with friends on their platform. In the event Facebook makes any changes in the future, we may have to modify the structure of our campaigns which could impact the effectiveness of our campaigns and adversely impact our results of operations in future periods.

If we lose access to RTB inventory buyers our business may suffer.

In an effort to reduce our dependency on any one provider of advertising demand, in the first quarter of 2014 we created a platform that utilizes feeds from a number of demand sources for our inventory. We believe that our proprietary technology assists us in aggregating this demand, as well as providing the tools needed by our publishing partners to evaluate and track the effectiveness of the demand that we are aggregating for them. In the event that we lose access to a majority of this demand, our revenues would be impacted and our results of operations would be materially adversely impacted until such time, if ever, as we could secure alternative sources of demand for our inventory.

We are dependent on revenues from a limited number of customers.

At June 30, 2015, one SRAX AD Exchange customer, who collects advertising payments from multiple advertisers, and two additional customers each accounted for more than 10% of the accounts receivable balance, for a total of 80% of our accounts receivable balance. For the six months ended June 30, 2015, two customers accounted for 63% of our total revenue. Additionally, 10% of our revenue was collected and paid to us by one of our RTB exchange service providers during the first six months of 2015. For the six months ended June 30, 2014, 75% of our revenue was collected and paid to us by two of our RTB exchange service providers.  The loss of any of these customers could have material adverse impact on our results of operations in future periods.

If advertising on the Internet loses its appeal, our revenue could decline.

Our business model may not continue to be effective in the future for a number of reasons, including:

•

a decline in the rates that we can charge for advertising and promotional activities;

•

our inability to create applications for our customers;

•

Internet advertisements and promotions are, by their nature, limited in content relative to other media;

•

companies may be reluctant or slow to adopt online advertising and promotional activities that replace, limit or compete with their existing direct marketing efforts;

•

companies may prefer other forms of Internet advertising and promotions that we do not offer;

•

the quality or placement of transactions, including the risk of non-screened, non-human inventory and traffic, could cause a loss in customers or revenue; and

•

regulatory actions may negatively impact our business practices.

If the number of companies who purchase online advertising and promotional services from us does not grow, we may experience difficulty in attracting publishers, and our revenue could decline.

Additional acquisitions may disrupt our business and adversely affect results of operations.

The two recent acquisitions of Steel Media and Five Delta have been a significant element of our business strategy, and we may continue to pursue acquisitions in an effort to increase revenue, expand our market position, add to our technological capabilities, or for other purposes. However, any future acquisitions would likely involve risk, including the following:

•

the identification, acquisition and integration of acquired businesses requires substantial attention from management. The diversion of management's attention and any difficulties encountered in the transition process could hurt our business;

•

the anticipated benefits from an acquisition may not be achieved, we may be unable to realize expected synergies from an acquisition or we may experience negative culture effects arising from the integration of new personnel;

•

difficulties in integrating the technologies, solutions, operations, and existing contracts of the acquired business;

•

we may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired company, technology, or solution;

•

to pay for future acquisitions, we could issue additional shares of our Class A common stock or pay cash, raised through equity sales or debt issuance. The issuance of any additional shares of our Class A common stock would dilute the interests of our current stockholders, and debt transactions would result in increased fixed obligations and would likely include covenants and restrictions that would impair our ability to manage our operations; and

•

new business acquisitions can generate significant intangible assets that result in substantial related amortization charges and possible impairments.

While our general growth strategy includes identifying and closing additional acquisitions, we are not presently a party of any agreements or understandings. There are no assurances we will acquire any additional companies.

We granted the Financing Warrant holder a put right. The possible exercise of this put right could materially impact our liquidity in future periods.

Pursuant to the Financing Agreement, we issued to the lender a five year warrant to purchase 2,900,000 shares of our Class A common stock at an exercise price of $1.00 per share, subject to adjustment, which we refer to as the Financing Warrant. Pursuant to the Financing Warrant, the warrant holder has the right, at any time after the earlier of April 30, 2016 and the maturity date of the note(s) issued under the Financing Agreement, but prior to October 30, 2019, to exercise its put right to sell to us all or any portion of the Financing Warrant that has not been previously exercised at a price equal to an amount based upon the percentage of the Financing Warrant for which the put right is being exercised, multiplied by the lesser of 50% of our total consolidated revenue for the trailing 12-month period ending with our then-most recently completed fiscal quarter, or $1,500,000. If the holder of the Financing Warrant was to exercise this put right, our liquidity would be adversely impacted and we may not have sufficient working capital to fund our ongoing operations or pay our other obligations as they become due.

Risk related to our Class A common stock

There is not now, and there may not ever be, an active market for our Class A common stock, which trades in the over-the-counter market in low volumes and at volatile prices.

There currently is a limited market for our Class A common stock. Although our Class A common stock is quoted on the OTCQB Tier of the OTC Markets, an over-the-counter quotation system, trading of our Class A common stock is limited and sporadic and generally at very low volumes. Further, the price at which our Class A common stock may trade is volatile and we expect that it will continue to fluctuate significantly in response to various factors, many of which are beyond our control. The stock market in general, and securities of small-cap companies in our industry in particular, has experienced extreme price and volume fluctuations in recent years. Continued market fluctuations could result in further volatility in the price at which our Class A common stock may trade, which could cause its value to decline. A more active market for our Class A common stock may never develop. As a result, investors must bear the economic risk of holding their shares of our Class A common stock for an indefinite period of time.

Failure to meet the financial performance guidance or other forward-looking statements we have provided to the public could result in a decline in our stock price.

We have previously provided, and may provide in the future, public guidance on our expected financial results for future periods. Although we believe that this guidance provides investors with a better understanding of management's expectations for the future and is useful to our stockholders and potential stockholders, such guidance is comprised of forward-looking statements subject to the risks and uncertainties described in this prospectus and in our other public filings and public statements.  Our actual results may not always be in line with or exceed the guidance we have provided. If our financial results for a particular period do not meet our guidance or if we reduce our guidance for future periods, the market price of our Class A common stock may decline.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

As described in our Annual Report on Form 10-K for the year ended December 31, 2014, our management has determined that, as of December 31, 2014, we did not maintain effective internal controls over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework as a result of identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis.   We have yet to fully remediate the previously identified material weaknesses disclosed in our Annual Report on Form 10-K for the year ended December 31, 2013, and our management identified additional material weaknesses resulting from our acquisition of Steel Media and the integration of those operations into ours during its evaluation for the 2014 period.  Although we have never been required to restate our financial statements, as set forth in our Current Report on Form 8-K as filed on February 20, 2015, we discovered errors in the historic financial statements of Steel Media for periods which predated our acquisition of that company.  We engaged our independent registered public accounting firm to reaudit the Steel Media historical financial statements which contained the errors, and the restated historical financial statements of Steel Media have been subsequently filed as an exhibit to, and as described in our Current Report on Form 8-K/A filed on August 12, 2015. While the restatement of these historic Steel Media financial statements did not have any impact on our previously filed financial statements, the existence of the continuing material weaknesses in our internal control over financial reporting increases the risk that a future restatement of our consolidated financials is possible.

Delaware law contains anti-takeover provisions that could deter takeover attempts that could be beneficial to our stockholders.

Provisions of Delaware law could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our stockholders. Section 203 of the Delaware General Corporation Law may make the acquisition of our company and the removal of incumbent officers and directors more difficult by prohibiting stockholders holding 15% or more of our outstanding voting stock from acquiring us, without our board of directors' consent, for at least three years from the date they first hold 15% or more of the voting stock.

The two class structure of our common stock could have the effect of concentrating voting control with a limited group.

Our authorized capital includes two classes of common stock which have different voting rights. Our Class B common stock has 10 votes per share and our Class A common stock has one vote per share. The shares of our Class B common stock were originally held by two of our executive officers who were the founders of our company, but these shares were converted into shares of our Class A common stock in October 2013. While there are presently no shares of Class B common stock outstanding, in the future our Board could choose to issue shares to one or more individuals or entities. As a result of the voting rights associated with the Class B common stock, those individuals or entities could have significant influence over the management and affairs of the company and control over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. This concentrated voting control could limit your ability to influence corporate matters and could adversely affect the price of our Class A common stock.

Our Class A common stock is a "penny stock," which makes it more difficult for our investors to sell their shares.

Our Class A common stock is considered a "penny stock" and is subject to the "penny stock" rules adopted under Section 15(g) of the Securities Exchange Act of 1934. These rules require, among other things, that brokers who trade penny stock to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our Class A common stock. If our Class A common stock is subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

FINRA sales practice requirements may limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, FINRA has adopted rules that require that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative low priced securities will not be suitable for at least some customers. These FINRA requirements make it more difficult for broker-dealers to recommend that at least some of their customers buy our Class A common stock, which may limit the ability of our stockholders to buy and sell our Class A common stock and could have an adverse effect on the market for our shares.

Certain of our outstanding warrants contain cashless exercise provisions which means we will not receive any cash proceeds upon their exercise.

At October 30, 2015 we have common stock warrants outstanding to purchase an aggregate of 933,896 shares of our Class A common stock with an average exercise price of $1.10 per share which are exercisable on a cashless basis. This means that the holders, rather than paying the exercise price in cash, may surrender a number of warrants equal to the exercise price of the warrants being exercised or reduce the principal under the term note issued pursuant to the Financing Agreement. In addition, the exercise price of the Financing Warrant to purchase 2,900,000 shares of our Class A common stock at an exercise price of $1.00 per share is payable at the option of the warrant holder through a reduction in the principal outstanding under the notes issued under the terms of the Financing Agreement.  It is possible that the warrant holders will use the cashless exercise feature, and that the holder of the Financing Warrant will elect to pay the exercise price through a reduction in the amount owed.  In either event, it will deprive us of additional capital which might otherwise be obtained if the warrants were exercised on a cash basis.

The elimination of monetary liability against our directors and officers under Delaware law and the existence of indemnification rights held by our directors and officers may result in substantial expenditures by us and may discourage lawsuits against our directors and officers.

Our certificate of incorporation eliminates the personal liability of our directors and officers to our company and our stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Delaware law. Further, our bylaws provide that we are obligated to indemnify any of our directors or officers to the fullest extent authorized by Delaware law. We are also parties to separate indemnification agreements with certain of our directors and our officers which, subject to certain conditions, require us to advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even if such actions, if successful, might otherwise benefit us or our stockholders.

If the selling security holders all elect to sell their shares of our Class A common stock at the same time, the market price of our shares may decrease.

It is possible that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our Class A common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "aim," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and future events and financial trends that we believe may affect our financial condition, results of operation, business strategy and financial needs. Forward-looking statements include, but are not limited to, statements about:

•	our ability to grow our revenues and manage our gross margins;
•	our history of losses
•	our limited operating history;
•	risks associated with the integration of Steel Media and Five Delta;
•	the terms of the Financing Agreement and their impact on our business and operations;
•	the impact of our debt obligations on our liquidity and financial condition;
•	the impact of the earn out payments to Mr. Steel on our cash flows in future periods;
•	our possible need for additional financing and the requirement under the Financing Agreement to use the proceeds of any additional financings to reduce the obligations to the lender;
•	risks associated with loss to access to the Facebook platform;
•	risks associated with loss of access to real time bidding inventory buyers;
•	our dependence on a small number of customers;
•	continued appeal of Internet advertising;
•	our dependence on our publishers;
•	risks related to possible future acquisitions;
•	the possible exercise of the put right by the holder of the Financing Warrant;
•	the limited market for our Class A common stock;
•	risks associated with material weaknesses in our internal control over financial reporting;
•	anti-takeover provisions of Delaware law;
•	the possible issuance of shares of our Class B common stock;
•	the impact of penny stock rules on the trading in our Class A common stock;
•	the impact of FINRA sales practice requirements on the market for our Class A common stock;
•	dilution to our stockholders from the exercise of outstanding options and warrants, including those with cashless features, and/or the conversion of shares of our Series 1 Preferred Stock; and.
•	the terms of indemnification agreements with our executive officers and directors.

You should read thoroughly this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements including those made in Risk Factors appearing elsewhere in this prospectus. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Class A common stock is quoted on the OTCQB Tier of the OTC Markets under the symbol "SCRI." Our Class A common stock is thinly traded. The reported high and low last bid prices for the Class A common stock are shown below for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

	High	Low
2013
First quarter ended March 31, 2013	$1.10	$1.00
Second quarter ended June 30, 2013	$1.02	$0.75
Third quarter ended September 30, 2013	$1.10	$0.75
Fourth quarter ended December 31, 2013	$4.00	$0.95

2014
First quarter ended March 31, 2014	$3.24	$1.00
Second quarter ended June 30, 2014	$1.39	$0.98
Third quarter ended September 30, 2014	$1.40	$0.70
Fourth quarter ended December 31, 2014	$1.55	$0.81

2015
First quarter ended March 31, 2015	$1.27	$1.07
Second quarter ended June 30, 2015	$1.60	$1.05
Third quarter ended September 30, 2015	$2.24	$1.45

The last sale price of our Class A common stock as reported on the OTCQB on October 28, 2015 was $1.83 per share. As of October 30, 2015, there were approximately 70 record owners of our Class A common stock.

Dividend policy

We have never paid cash dividends on either our Class A common stock or our Class B common stock. Under Delaware law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Delaware statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If, however, the capital of our company, computed in accordance with the relevant Delaware statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits and dividends upon any shares of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

In addition, under the terms of the Financing Agreement, we are prohibited from declaring and paying dividends on our capital stock.

Future sales under Rule 144

At October 30, 2015 we had approximately 15,254,000 outstanding shares of Class A common stock which are "restricted securities" under Rule 144 of the Securities Act of 1933. In general, under Rule 144, as currently in effect, a person, or person whose shares are aggregated, who is not our affiliate or has not been an affiliate during the prior three months and owns shares that were purchased from us, or any affiliate, at least six months previously, is entitled to make unlimited public resales of such shares provided there is current public information available at the time of the resales. A person, or persons whose shares are aggregated, who are affiliates of the issuer and own shares that were purchased from us, or any affiliate, at least six months previously is generally entitled to sell within any three month period, a number of shares of Class A common stock that does not exceed 1% of the then outstanding shares of Class A common stock, subject to manner of sale provisions, notice requirements and the availability of current public information about the issuer.

Future sales of restricted Class A common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our Class A common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by our stockholders will have on the market price of our Class A common stock prevailing from time to time.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2015. The table should be read in conjunction with the condensed consolidated financial statements and related notes included elsewhere in this prospectus.

June 30,
2015
(unaudited)
Long term liabilities	$10,488,140
Preferred stock, $0.001 par value, 50,000,000 shares authorized, Series 1 Preferred Stock; designated 200,000 shares; outstanding 86,000 shares	86
Class A common stock, $0.001 par value, 250,000,000 shares authorized, 27,158,080 shares outstanding	27,158
Additional paid-in capital	13,596,629
Accumulated deficit	(9,056,732)
Total stockholders' equity	$4,567,141

Total capitalization	$15,055,281

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares of Class A common stock by the selling security holders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL STATEMENTS

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the three and six months ended June 30, 2015 and 2014 and the years ended December 31, 2014 and 2013 and should be read in conjunction with the consolidated financial statements and the notes to those statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this prospectus. We use words such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could," and similar expressions to identify forward-looking statements.

Overview

We are an Internet advertising and platform technology company that provides tools to automate the digital advertising market.  We have built technologies and leveraged partner technologies that service social media and the real-time bidding (RTB) markets. Our focus is to provide technology tools that enable both publishers and advertisers to maximize their digital advertising initiatives. We derive our revenues from:

•

sales of digital advertising campaigns to advertising agencies and brands;

•

sales of media inventory through RTB exchanges;

•

sale and licensing of our GroupAd platform and related media; and

•

creation of custom platforms for buying media on SRAX for large brands.

The five core elements of this business are:

•

Social Reality Ad Exchange or "SRAX" – Real Time Bidding sell side and buy side representation is our technology which assists publishers in delivering their media inventory to the real time bidding, or RTB, exchanges. The SRAX platform integrates multiple market-leading demand sources including ADX, Yahoo, OpenX, Pubmatic, Casalle, AppNexus and Live Rail;

•

GroupAd is a social media and loyalty platform that allows brands to launch and manage their social media initiatives;

•

SRAX MD is an ad targeting and data platform for healthcare brands, agencies and medical content publishers. Healthcare and pharmaceutical publishers utilize the platform for yield optimization, audience extension campaigns and re-targeting of their healthcare professional audience. Agencies and brands purchase targeted digital and mobile ad campaigns;

•

SRAX DI is a team of social media experts that helps brands and agencies create and manage their social media presence; and

•

Steel Media provides display, mobile, and email ad inventory to brands and ad agencies. This acquisition has allowed us to begin selling our buy-side RTB services to advertising agencies, and allows us to provide digital media inventory for Steel's campaigns, resulting in increased gross margins for the combined companies.

We offer our customers a number of pricing options including cost-per-thousand-impression ("CPM"), whereby our customers pay based on the number of times the target audience is exposed to the advertisement, and cost-per-engagement ("CPE"), whereby payment is triggered only when an individual takes a specific activity.

During the fourth quarter of 2014 we completed our acquisitions of Steel Media and Five Delta. Steel Media’s incorporation into Social Reality has had a significant impact on our revenue and overall results of operations, as we have added in their buy-side revenue, gross margins, and its historically-profitable operating results. Incorporating Steel Media into our company has provided their sales and operations additional market access provided in-house by the SRAX diversified RTB platform, providing cost savings by using the existing Social Reality offerings, and also providing their sales staff with additional offerings from the SRAX MD, Five Delta and GroupAd products. With the integration of Five Delta technology into the SRAX platform, we are enhancing our customers’ ability to buy advertising on all social channels and search products.

As discussed later in this prospectus, our revenues have significantly increased in the 2015 periods from the comparable 2014 periods as a result of the overall growth of our company. We expect that we will continue to experience revenue increases during the last six months of 2015 from the comparable 2014 periods as we continue to broaden our reach and introduce new products. During the second quarter of 2015 we launched the SRAX App, a free platform that provides online publishers an opportunity to distribute their content via a branded mobile application that updates automatically as they publish new content to their website. The platform also allows publishers the opportunity to bring in influencer feeds from Facebook and Twitter that are relevant to their content. We also expect that our operating expenses will continue to increase as our business grows, and we devote additional marketing and business development resources towards promoting that growth.

Results of operations

Three and six months ended June 30, 2015 as compared to the three and six months ended June 30, 2014

Selected Consolidated Financial Data

	Second Quarter Ended June 30,			Six Months Ended June 30,
	2015	2014	change	2015	2014	change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenues	$10,761,573	$276,934	3,786%	$14,782,857	$830,611	1,680%
Cost of revenue	5,158,443	204,305	2,425%	7,400,918	576,920	1,183%
Gross margin percentage	52.1%	26.2%		49.9%	30.5%
Operating expenses	4,252,752	953,202	346%	7,162,752	1,822,607	293%
Operating income (loss)	1,350,378	(880,573)		219,187	(1,568,916)
Interest (expense) income	(934,787)	461		(1,858,057)	994
Net income (loss)	$415,591	$(880,112)		$(1,638,870)	$(1,567,922)	5%

Revenue

Increases in our revenues in both the second quarter of 2015 and the six months ended June 30, 2015 from the comparable periods in 2014 are due to growth in both the sell-side products, and buy-side products.

Cost of revenue

Cost of revenue consists of certain labor costs, payments to website publishers and others that are directly related to a revenue-generating event and project and application design costs. During 2015 we have continued to benefit from an increase in our gross margins as a result of the decrease in our cost of revenue. Cost of revenue as a percent of revenue decreased to 47.9% for the second quarter of 2015 and 50.1% for the six months ended June 30, 2015, as compared to 73.8% and 69.5%, respectively, for the same periods in 2014. These decreases are due to the mix of higher-margin products. Approximately 99% of cost of revenue for the second quarter of 2015 and the six months ended June 30, 2015 was attributable to payments to website publishers and other media providers as compared to 92% and 96% for the comparable periods in 2014. The balance was attributable to labor costs and project and application design costs. As we continue to grow the revenue from our buy-side and sell-side product offerings, we expect that our blended gross margins will remain in the range of 40% to 50% for the remainder of 2015.

Operating expense

Our operating expenses are comprised of salaries, commissions, marketing and general overhead expenses. Overall, our operating expense increased 346% and 293%, respectively, for the second quarter of 2015 and the six months then ended from the comparable periods in 2014. Included in the overall increase is an increase of approximately 69% and 63% in our operating expenses for the three and six month periods ended June 30, 2015, respectively, which is attributable to operating expenses of Steel Media for which we did not have comparable expenses in the 2014 periods. Our other historic operating expenses have increased as we have increased our technical team, our sales team and our marketing efforts in support of the growth of our company.

Interest income (expense)

Interest expense in the 2015 periods represent costs associated with the note issued to Mr. Steel as partial consideration for the purchase of Steel Media together with the original note issued in October 2014 under the Financing Agreement described elsewhere in this prospectus. The expense also includes amortization of debt costs and the accretion of contingent consideration and the put liability associated with the Steel Media acquisition. We expect our interest expense will continue to increase substantially during the balance of 2015 from the comparable periods in 2014 as a result of these obligations.

2014 as compared to 2013

Overall, our revenues increased 50% for 2014 as compared to 2013 which is attributable to revenues from acquisitions made during the fourth quarter of 2014. We have experienced a significant increase in revenue during the last six months of 2014 as the SRAX platform has come online, supporting a diversified revenue stream. While we cannot be certain that we will attain the revenue growth patterns experienced in the past, we are optimistic about the recurring revenue from our SRAX platform and the long term value that we believe will result from the use of our proprietary platform and the diversity in demand partners and exchanges. In addition to continued revenue growth from SRAX and other Social Reality offerings, we expect to show significant revenue growth with the addition of Steel Media and the technical and product contributions from Five Delta.

Cost of revenue

Cost of revenue as a percent of revenue was 55% for 2014 compared to 68% for 2013. Over 95% of cost of revenue for each of the 2014 and 2013 periods was attributable to payments to website publishers and other media providers. The balance was attributable to labor costs and project and application design costs. As we continue to grow the revenue from our buy-side and sell-side product offerings, we expect that our blended gross margins will remain in the range of 45% to 55% for 2015.

Operating expense

Operating expense increased 141% for 2014 from 2013. Included in our operating expenses for 2014 are approximately $1.2 million of non-cash expenses associated with stock based compensation. Certain of these non-cash expenses are being amortized over the lives of the contracts which extend into 2016. These costs aggregated approximately $654,000 for 2014 as compared with approximately $238,000 for 2013. The balance of our other operating expenses includes salaries, commissions, and general overhead expenses. Approximately 21% of the increase in our operating expenses in 2014 as compared to 2013 is attributable to operating expenses of Steel Media following the closing of the acquisition of that entity in October 2014. Our other historic operating expenses have increased as we have increased our technical team, our sales team and our marketing efforts.

Interest expense

Interest expense in 2014 represents costs associated with the note issued to Mr. Steel as partial consideration for the purchase of Steel Media together with the original note issued in October 2014 under the Financing Agreement. The expense also includes amortization of debt costs and the accretion of contingent consideration and the put liability associated with the Steel Media acquisition. We expect our interest expense will increase substantially during 2015 and beyond, although we are not able at this time to quantify the expected increase due to the variability of interest rates and earn out potential.

Interest expense in 2013 represents costs associated with the revolving credit facility from TCA Global Credit Master Fund, LP. We paid off the note and terminated this facility in October 2013.

Quarterly results of operations data

The following table set forth our unaudited quarterly statements of operations data for three months ended December 31, 2014 and 2013. We have prepared the quarterly data on a consistent basis with the audited consolidated financial statements included in this prospectus. In the opinion of management, the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data. This information should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for a full year or any future period.

	Three Months Ended December 31,
	2014	2013
Revenues	$3,626,588	$1,893,354
Cost of revenue	1,725,612	1,249,246
Gross profit	1,900,976	644,108
Operating expense	3,152,255	907,644
Loss from operations	(1,251,279)	(263,536)
Interest income (expense)	(674,612)	588
Loss before provision for income taxes	(1,925,891)	(262,948)
Provision for income taxes	—	—
Net loss	$(1,925,891)	$(262,948)
Net loss per share, basic and diluted	$(0.08)	$(0.01)
Weighted average shares outstanding	24,672,299	18,830,991

Non-GAAP financial measures

We use Adjusted net income (loss) to measure our overall results because we believe it better reflects our net results by excluding the impact of non-cash equity based compensation. We use Adjusted EBITDA to measure our operations by excluding certain additional non-cash expenses. We believe the presentation of Adjusted net income (loss) and Adjusted EBITDA enhances our investors' overall understanding of the financial performance of our business.

You should not consider Adjusted net income (loss) and Adjusted EBITDA as an alternative to net income (loss), determined in accordance with GAAP, as an indicator of operating performance. A directly comparable GAAP measure to Adjusted net income (loss) and Adjusted EBITDA is net income (loss). The following is a reconciliation of net income (loss) to Adjusted net income (loss) and Adjusted EBITDA for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, in thousands)	2015	2014	2015	2014
Net income (loss)	$416	$(880)	$(1,639)	$(1,568)
plus:
Equity based compensation	448	251	865	485
Adjusted net income (loss)	$864	$(629)	$(774)	$(1,083)
Interest expense	935	—	1,858	—
Depreciation of property, plant and equipment	5	4	10	7
Adjusted EBITDA	$1,804)	$(625)	$1,094	$(1,076)

	For the Years Ended December 31,
(unaudited, in thousands)	2014	2013
Net income (loss)	$(4,412)	$(1,747)
plus:
Equity based compensation	1,858	869
Adjusted net income (loss)	$(2,554)	(878)
Interest expense	673	312
Depreciation of property, plant and equipment	15	7
Adjusted EBITDA	$(1,866)	$(559)

Liquidity and capital resources

Liquidity is the ability of a company to generate sufficient cash to satisfy its needs for cash. As of June 30, 2015 we had approximately $1,516,000 in cash and cash equivalents and a deficit in working capital of approximately $6,261,000, as compared to cash and cash equivalents of approximately $1,843,000 and a deficit in working capital of approximately $4,396,000 at December 31, 2014. Our accounts receivable and accounts payable have increased substantially at June 30, 2015 from December 31, 2014 as a result in the revenue growth.

Our principal sources of operating capital have been equity and debt financing. In the first quarter of 2014 we raised additional capital of approximately $1,273,000 and in the fourth quarter of 2014 we raised an additional $3,776,000 in net proceeds through the sale of our equity securities. During the fourth quarter of 2014 we entered into the Financing Agreement with Victory Park Management, LLC, as administrative agent and collateral agent for the lenders which is described below. In May 2015 we entered into the First Amendment to Financing Agreement with Victory Park Management, LLC, as administrative agent and collateral agent for the lenders.  Under the terms of the amendment, the leverage ratio, senior leverage ratio, fixed charge coverage ratio and interest coverage ratio under the Financing Agreement were all modified, and the minimum current ratio was reduced.  The amendment also modified our obligations with respect to the delivery of certain reports, certain representations by us as well as clarifying other additional terms by which the loan is administered.

The Financing Agreement provides for borrowings of up to $20 million. We drew $9 million at the time of our entry into the Financing Agreement which was used in connection with the acquisition of Steel Media, and have drawn an additional $1.5 million in July 2015, which is being used for working capital, and an additional $1.4 million in October 2015 which was used in the payment of the Steel Note at its maturity.

We do not have any commitments for capital expenditures. The terms of the Financing Agreement and the Steel Media acquisition require us to allocate a significant portion of our expected future cash flow to satisfying obligations under those agreements. Under the terms of the Financing Agreement, we are obligated to make:

•

monthly interest payments, inclusive of payment-in-kind, or PIK interest, of approximately $100,000;

•

quarterly amortization payments of 2.5% of principal in year one of the loan, resulting in principal payments of approximately $225,000 per quarter in the first year of the loan, increasing to 5% of principal in year two of the loan and further increasing to 10% of principal in year three of the loan;

•

quarterly mandatory prepayments on the loan, in an amount calculated as 50% of excess cash flow as defined in the Financing Agreement, of EBITDA less amortization and interest payments, plus associated prepayment penalties;

•

payments of proceeds from asset sales, proceeds of debt or equity financings, certain extraordinary receipts (including tax refunds and indemnification payments received in connection with any acquisition), and the proceeds of any taking or destruction of collateral; and

•

other selected cash outlays, such as late charges, yield maintenance premiums, costs and expenses.

In August 2015, Victory Park Management, LLC as agent for the lenders waived the excess cash flow payment for the quarter ended June 30, 2015.

Additionally, under the terms of the Stock Purchase Agreement for the acquisition of Steel Media, we are potentially obligated to pay Mr. Steel up to two $4 million annual earn out payments based upon the satisfaction of certain targets generated by Steel Media operations for the periods ending October 31, 2015 and October 31, 2016. The adjusted EBITDA targets which must be met in order for Mr. Steel to earn these additional amounts are approximately $4.1 million for the 2015 period and approximately $4.9 million for the 2016 period. We expect the target for the first earn out for the period ending October 31, 2015 will be met.  If met, the cash payments we will need to make to Mr. Steel will reduce the funds which may be used for our debt service obligations and for working capital needs. Any failure on our part to make any earn out payments which may be due Mr. Steel could result in an event of default under the Financing Agreement.

The net effect of these required payments under the Financing Agreement, and the Steel Note while it remained outstanding, as well as the possibility of the earn out payments to Mr. Steel, is anticipated to equal the majority of the cash flow generated from Steel Media’s operations.  Following the satisfaction of the Steel Note in October 2015, to the extent that we are able to increase the earnings attributable to Steel Media, we will be paying down the notes issued under the Financing Agreement.

Other than cash generated from operations and the Financing Agreement, we do not have any external sources of liquidity. While the Financing Agreement provides that we can borrow up to $20 million in total, our ability to access any additional funds under it is at the discretion of the lender, and there can be no assurance the lender will agree to lend us any additional amounts. To date, we have drawn $11.9 million under the Financing Agreement.  In the event of a default by us under the terms of the Financing Agreement, remedies for the lender range from notice and cure, to acceleration of both principal and interest. Our operations may not generate sufficient cash to enable us to service our debt. Upon an event of default under the Financing Agreement, if we were unable to cure the default within the prescribed periods, if at all, the lender could increase our interest rates or accelerate all amounts then due. If we were unable to repay these obligations, the lender could foreclose on our assets and collateral, in which case our ability to continue our business and operations as then conducted would be in jeopardy. If the lender should foreclose on our assets, it is likely you would lose your entire investment in our company.

If we are able to significantly increase our revenues and cash flows from operations, we should have sufficient internally generated working capital to satisfy these obligations and fund our ongoing business. If, however, we are not successful in these efforts and we are not able to access additional funding under the Financing Agreement, it is possible we will need to delay or scale back our growth plans.

Net Cash Used in Operating Activities

We generated $233,000 of cash in our operating activities during the six months ended June 30, 2015, compared to $1,425,000 used by our operating activities the during the six months ended June 30, 2014. The increase in cash used in operating activities in 2015 was primarily attributable to net income (after adjusting for non-cash expenses) in the 2015 period.

We used $2,481,551 of cash in our operating activities during 2014 compared to $478,933 used by our operating activities for 2013. The increase in cash used in operating activities in 2014 was primarily attributable to an increase in net loss (after adjusting for non-cash expenses) and increases in accounts receivable and prepayments, all partially offset by an increase in accounts payable and other liabilities.

Net Cash Used in Investing Activities

We used $0 for the purchase of furniture and equipment during the six months ended June 30, 2015, with $6,856 used during the six months ended June 30, 2014.

We used $6,856 for the purchase of furniture and equipment during 2014, with $19,982 used during 2013. We also made a cash payment of $2,000,000 pursuant to the acquisition of Steel Media and acquired $32,038 of cash during 2014.

Net Cash Provided by Financing Activities

During the six months ended June 30, 2015, we used $560,000 of cash primarily in note payments, compared to $1,257,000 of cash provided due to the sale of Class A common stock during the six months ended June 30, 2014.

During 2014, we received $3,952,847 from the sale of our securities and paid costs of $16,291 associated with the sales. We received $1,227,601 in proceeds from the Financing Agreement and paid costs of $579,659. During 2013 we received $2,436,493 from the sale of our securities and paid costs of $48,111 associated with the sales. We received $486,425 in cash from financing activities during the period from the proceeds of a credit facility. We paid costs of $36,162 related to this facility and repaid $550,000 of the revolving credit facility, and paid $175,000 to redeem shares of our Class A common stock issued in connection with the facility. We also paid costs of $5,453 related to the sale of our securities that occurred in January 2014.

Financing Agreement with Victory Park Management, LLC as agent for the lenders

On October 30, 2014, we entered into the Financing Agreement, which, as amended in May 2015, provides for borrowings of up to $20 million to be evidenced by notes issued thereunder, which are secured by a first priority, perfected security interest in substantially all of our assets, including those of our subsidiaries, and a pledge of 100% of the equity interests of each of our domestic subsidiaries pursuant to the terms of a Pledge and Security Agreement. The Financing Agreement contains covenants limiting, among other things, indebtedness, liens, transfers or sales of assets, distributions or dividends, and merger or consolidation activity. The notes issued pursuant to the Financing Agreement bear interest at a rate per annum equal to the sum of:

•

cash interest at a rate of 10% per annum; and

•

payment-in-kind, or PIK, interest at a rate of 4% per annum for the period commencing on October 30, 2014 and extending through the last day of the calendar month during which our financial statements for December 31, 2014 are delivered. The PIK interest rate thereafter from time to time may be adjusted based on the ratio of our consolidated indebtedness to our earnings before interest, taxes, depreciation and amortization.

If we achieve a reduction in the leverage ratio as described in the Financing Agreement, the PIK interest rate declines on a sliding scale from 4% to 2%. The notes issued under the Financing Agreement are scheduled to mature on October 30, 2017. Proceeds from the initial note in the principal amount of $9 million were used to finance, in part, our acquisition of Steel Media as described earlier in this prospectus. On July 6, 2015 we borrowed an additional $1,500,000 under the terms of the Financing Agreement.  The loan funded on July 8, 2015.  We are using the proceeds from this additional draw under the Financing Agreement for working capital.  On October 26, 2015 we borrowed an additional $1,400,000 under the terms of the Financing Agreement.  We used the proceeds from this additional draw for the repayment of the Steel Note as described later in this prospectus.

The Financing Agreement provides for our subsidiaries to join the Financing Agreement from time to time as borrowers and cross guarantors thereunder. Immediately after our acquisition of Steel Media on October 30, 2014, Steel Media executed a joinder agreement under which it became a borrower under the Financing Agreement. In addition, immediately after our acquisition of Five Delta on December 19, 2014, Five Delta executed a joinder agreement under which it became a borrower under the Financing Agreement. Since December 2014 we made required principal payments of the note issued pursuant to the Financing Agreement of approximately $921,000 together with approximately $941,000 of interest.

Pursuant to the Financing Agreement, on October 30, 2014, we also issued to the lender a five-year warrant to purchase 2,900,000 shares of our Class A common stock at an exercise price of $1.00 per share, subject to adjustment, which we refer to as the Financing Warrant. The exercise price of the Financing Warrant is payable, at the option of the warrant holder, in cash or through a reduction in the principal outstanding under the notes issued under the terms of the Financing Agreement. The warrant holder may not, however, exercise the Financing Warrant for a number of shares of Class A common stock that would cause such holder to beneficially own shares of Class A common stock in excess of 4.99% of our outstanding shares of Class A common stock following such exercise. The number of shares issuable upon exercise of the Financing Warrant and the exercise price therefor are subject to adjustment in the event of stock splits, stock dividends, recapitalizations and similar corporate events. Pursuant to the Financing Warrant, the warrant holder has the right, at any time after the earlier of April 30, 2016 and the maturity date of the notes issued pursuant to the Financing Agreement, but prior to October 30, 2019, to exercise its put right under the terms of the Financing Warrant, pursuant to which the warrant holder may sell to us all or any portion of the Financing Warrant that has not been previously exercised. In connection with any exercise of this put right, the purchase price will be equal to an amount based upon the percentage of the Financing Warrant for which the put right is being exercised, multiplied by the lesser of 50% of the total of our consolidated revenue for the trailing 12-month period ending with our then-most recently completed fiscal quarter, or $1,500,000. As contemplated under the Financing Agreement, on October 30, 2014 we also entered into a Registration Rights Agreement with the holder of the Financing Warrant, pursuant to which we granted the holder certain "piggyback" rights to register the shares of our Class A common stock issuable upon exercise of the Financing Warrant. We registered the resale all of the shares underlying the Financing Warrant pursuant to a registration statement which was declared effective by the Securities and Exchange Commission on October 7, 2015.

As part of the arrangements under the Financing Agreement, Victory Park Management, LLC, Mr. Steel, and Social Reality and Steel Media also entered into a Subordination Agreement under which Mr. Steel has agreed, subject to the terms and conditions of the Subordination Agreement, to subordinate to the lenders and holders of notes issued under the Financing Agreement and the Financing Warrant certain obligations, liabilities, and indebtedness, including, without limitation, payments of earn out consideration owed to him as described later in this prospectus under "Our Business – Acquisition of Steel Media."

Critical accounting policies

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reported periods. The more critical accounting estimates include estimates related to revenue recognition and accounts receivable allowances. We also have other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding our results, which are described in Note 1 to our audited consolidated financial statements for 2014 appearing elsewhere in this prospectus.

Recent accounting pronouncements

The recent accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our financial statements upon adoption.

Off balance sheet arrangements

As of the date of this prospectus, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term "off-balance sheet arrangement" generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

OUR BUSINESS

We are an Internet advertising and platform technology company that provides tools to automate the digital advertising market. Our focus is to provide technology tools that enable both publishers and advertisers to maximize their digital advertising initiatives. We derive our revenues from:

•

sales of digital media advertising campaigns to advertising agencies and brands;

•

sales of media inventory through real-time bidding, or RTB, exchanges;

•

sale and licensing of our GroupAd platform and related media; and

•

creation of custom platforms for buying media on SRAX for large brands.

SRAX – Real Time Bidding sell side representation. Our technology assists publishers in delivering their media inventory to the RTB exchanges. An RTB exchange is a method of selling and buying online display advertising in real time, one ad impression at a time, utilizing computer algorithms to automatically buy and sell ads in real-time. Our tools provide reporting to these publishers about the sales of their media inventory on these exchanges. We believe that our tools assist publishers in maximizing their revenue. We contract with web and mobile publishers to sell their media inventory on the RTB exchanges by having the publisher sign up on our portal to become one of our publishing partners. Once the publisher signs up, the traffic they deliver is evaluated by us for fraud potential; once the site is approved, we provide the publisher with technology that allow us to deliver advertising to their approved sites or applications. This includes providing the partner with technology from our advertising server that they then place onto their webpage. This "tag" allows us to fill advertising space on the publisher's website when we have an advertiser that would like to buy the space. Our platform presents all of the media inventory from our publishing partners to many different buyers at the same time, and then those buyers have the ability to bid on the inventory. Our system then takes the highest price offered and sells the space to that bidder. The price that advertisers are willing to pay for any specific placement is determined in real time and we seek to deliver the highest paid ad at any given time.

With the addition of Steel Media, we are providing our SRAX platform to brands and their advertising agencies. We are building custom platforms that allow our agency partners to launch and manage their own RTB campaigns by enabling them to directly place advertising orders on the platform dashboard and view and analyze results as they occur. These efforts involve working with the brand and agencies to understand their marketing objectives and then customizing our buying platform to allow these clients to import their own first party consumer targeting data to maximize their media buys. We are also able to provide the clients access to third party consumer targeting data that allows them to further target their media buys. In some instances we are providing these services on a managed basis where the clients provide us with an insertion order and we launch and manage the program on the SRAX platform on their behalf.

With the integration of Five Delta technology into the SRAX platform, we are enhancing our customers' ability to buy advertising on all social channels and search products. We are able to measure the effectiveness of a program across display, mobile, video, social and search which permits us to then be able to allocate our client's advertising budget to the most effective medium for our clients.

GroupAd. GroupAd is a social media and loyalty platform that allows brands to launch and manage their social media initiatives. GroupAd allows brand marketers to select from a number of pre-created applications, and then launch these applications and loyalty programs on their social media sites and their websites. With the addition of the SRAX RTB platform, we are helping brands to identify their influencers and then, utilizing this first party data, we are creating "look alike audiences." Look alike audiences are consumers who are match the characteristics of the identified "influencers." These consumers are likely to be influential to the brand. Once we create the "look alike audience," we are able to reach these consumers across the web and on social networks through our SRAX platform.

SRAX MD. Launched in the third quarter of 2014, SRAX MD is an ad targeting and data platform for healthcare brands, agencies and medical content publishers. Healthcare and pharmaceutical publishers utilize the platform for yield optimization, audience extension campaigns and re-targeting of their healthcare professional audience. Agencies and brands purchase targeted digital and mobile ad campaigns.

SRAX DI. We have found that many of our clients need to build a social media presence. SRAX DI provides the tools and services necessary to launch a presence on Facebook, Twitter, Instagram, Pinterest and other social networks. Our team works with customers to identify their needs and then helps them in the creation, deployment and management of their social media presence.

Steel Media. Steel Media serves the needs of brands and advertising agencies by helping its clients to navigate the complex digital advertising marketplace while executing campaigns across online display, email, mobile, and video channels. We believe that this multi-channel approach allows brands to execute cross-channel campaigns in order to reach a target audience at scale. Campaigns may run on one channel or across multiple channels. Steel Media currently focuses on four channels based on a combination of market demand and economics.

Steel Media historically operated much like a consulting or business process outsourcing firm, leveraging well established relationships with technology partners to provide its clients with various ways of engaging and influencing specific consumer and business-to-business audiences. The integration into Social Reality will enable Steel Media to utilize our SRAX tools to buy and manage their programs. SRAX is also being used as a tool that is client facing to deliver reports and to allow clients to schedule their own media buys. Steel Media engages with its clients on both the sales and campaign management sides of the business. Over the course of its 14-year history, Steel Media has created what we believe to be an advantage in the marketplace by honing its skills in managing digital advertising campaigns, and developing preferred relationships with some of the largest technology partners in the industry. Steel Media has strategically focused its sales efforts on developing relationships with advertising agencies and has worked with dozens of agencies over the years, representing some of the world's most recognized brands. Proprietary processes are employed to help brands target specific audiences by identifying groups based on age, behavioral patterns, geographic location, ethnicity, household income, or various other attributes. This targeting capability is intended to allow brands to create a direct relationship with consumers.

Marketing and sales

We market our services through our in house sales team, which is divided into two distinct activities. One group is responsible for brand advertisers and advertising agencies, and the other is responsible for publisher acquisition and management. Our in house marketing is focused on social media, including Facebook, LinkedIn and Twitter, public relations (PR), industry events and the creation of white papers which assist in our marketing efforts and are used as lead generation tools for our sales team. We also attend industry specific events such as AdTech, AdExchanger, and Salesforce annual events and local events in Los Angeles and New York.

We do not generate our own media inventory nor do we currently own or operate websites that drive traffic to our marketing campaigns. We rely on our publishing partners to provide the media inventory that we sell and use to promote our marketing campaigns as well as to assist in driving user traffic to these campaigns.

Intellectual property

We currently rely on a combination of trade secret laws and restrictions on disclosure to protect our intellectual property rights. Our success depends on the protection of the proprietary aspects of our technology as well as our ability to operate without infringing on the proprietary rights of others. We also enter into proprietary information and confidentiality agreements with our employees, consultants and commercial partners and control access to, and distribution of, our software documentation and other proprietary information. Prior to our acquisition of Five Delta in December 2014, in October 2014 it filed a U.S. patent for a method and system for bidding and performance tracking using online advertisements and provisional status has been granted under 62/060,247. In addition, it claimed the benefit of a pending U.S. patent number 61/604,348 for online advertising scoring.

Competition

We operate in a highly competitive environment. Our competitors include companies who focus on the RTB market and companies who are focused on providing social media applications on a managed and self-service basis. We believe we compete based on both our ability to assist our customers to obtain the best available prices as well as our excellent customer service. The barrier to entry to our industry is low. We believe that in the future we will face increased competition from these companies as they expand their operations as well as new entrants to our industry. Most of the entities against which we compete, or may compete, are larger and have greater financial resources than our company. Competition for advertising placements among current and future suppliers of Internet navigational and informational services, high-traffic websites and Internet service providers, as well as competition with other media for advertising placements, could result in significant price competition, declining margins and reductions in advertising revenue. In addition, as we continue our efforts to expand the scope of our services, we may compete with a greater number of publishers and other media companies across an increasing range of different services, including vertical markets where competitors may have advantages in expertise, brand recognition and other areas. If existing or future competitors develop or offer products or services that provide significant performance, price, creative or other advantages over those offered by us, our business, results of operations and financial condition could be negatively affected. We also compete with traditional advertising media, such as direct mail, television, radio, cable, and print, for a share of advertisers' total advertising budgets. Many current and potential competitors enjoy competitive advantages over us, such as longer operating histories, greater name recognition, larger customer bases, greater access to advertising space on high-traffic websites, and significantly greater financial, technical, sales, and marketing resources. As a result, we may not be able to compete successfully. If we fail to compete successfully, we could lose customers or media inventory and our revenue and results of operations could decline.

Government regulation

Aspects of the digital marketing and advertising industry and how our business operates are highly regulated. We are subject to a number of domestic and, to the extent our operations are conducted outside the U.S., foreign laws and regulations that affect companies conducting business on the Internet and through other electronic means, many of which are still evolving and could be interpreted in ways that could harm our business. In particular, we are subject to rules of the Federal Trade Commission, or FTC, the Federal Communications Commission, or FCC, and potentially other federal agencies and state laws related to our advertising content and methods, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or CAN-SPAM Act, which establishes certain requirements for commercial electronic mail messages and specifies penalties for the transmission of commercial electronic mail messages that follow a recipient's opt-out request or are intended to deceive the recipient as to source or content, and federal and state regulations covering the treatment of member data that we collect from endorsers.

U.S. and foreign regulations and laws potentially affecting our business are evolving. We have not yet developed an internal compliance program nor do we have policies in place to monitor compliance. Instead, we rely on the policies of our publishing partners and advertising clients. If we are unable to identify all regulations to which our business is subject and implement effective means of compliance, we could be subject to enforcement actions, lawsuits and penalties, including but not limited to fines and other monetary liability or injunction that could prevent us from operating our business or certain aspects of our business. In addition, compliance with the regulations to which we are subject now or in the future may require changes to our products or services, restrict or impose additional costs upon the conduct of our business or cause users to abandon products or aspects of our services. Any such action could have a material adverse effect on our business, results of operations and financial condition.

The FTC adopted Guides Concerning the Use of Endorsements and Testimonials in Advertising on October 5, 2009. These guides recommend that advertisers and publishers clearly disclose in third-party endorsements made online, such as in social media, if compensation was received in exchange for said endorsements. Because some of our marketing campaigns entail the engagement of consumers to refer other consumers in their social networks to view ads or take action, and both we and the consumer may earn cash and other incentives, and any failure on our part to comply with these guides may be damaging to our business. We currently do not take any steps to monitor compliance with these guides. In the event of a violation, the FTC could potentially identify a violation of the guides, which could subject us to a financial penalty or loss of endorsers or advertisers.

In the area of information security and data protection, many states have passed laws requiring notification to users when there is a security breach for personal data, such as the 2002 amendment to California's Information Practices Act, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities.

We are also subject to federal, state, and foreign laws regarding privacy and protection of user data. Any failure by us to comply with these privacy-related laws and regulations could result in proceedings against us by governmental authorities or others, which could harm our business. In addition, the interpretation of data protection laws, and their application to the Internet is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from state to state, country to country, or region to region, and in a manner that is not consistent with our current data protection practices. Complying with these varying requirements could cause us to incur additional costs and change our business practices. Further, any failure by us to adequately protect our members' privacy and data could result in a loss of member confidence in our services and ultimately in a loss of members and customers, which could adversely affect our business.

We generally only receive user data authorized through the Facebook user API. Access to such information, in addition to being limited in scope by Facebook policies and procedures, requires the affirmative authorization of the participating user, as stipulated by Facebook. In the event of a campaign, we post a privacy policy and user agreement, which describe the practices concerning the use, transmission and disclosure of member data in connection with such campaign. Any failure by us to comply with our privacy policy and user agreement could result in proceedings against us by users, customers, governmental authorities or others, which could harm our business.

Many states have passed laws requiring notification to subscribers when there is a security breach of personal data. There are also a number of legislative proposals pending before the United States Congress, various state legislative bodies and foreign governments concerning data protection. In addition, data protection laws in Europe and other jurisdictions outside the United States may be more restrictive, and the interpretation and application of these laws are still uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which could have an adverse effect on our business. Furthermore, the Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, our liability for linking to third-party websites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of this act. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

Our users communicate across social and/or web-based channels. These communications are governed by a variety of U.S. federal, state, and foreign laws and regulations. In the United States, the CAN-SPAM Act establishes certain requirements for the distribution of "commercial" email messages for the primary purpose of advertising or promoting a commercial product, service, or Internet website and provides for penalties for transmission of commercial email messages that are intended to deceive the recipient as to source or content or that do not give opt-out control to the recipient. The FTC is primarily responsible for enforcing the CAN-SPAM Act, and the U.S. Department of Justice, other federal agencies, state attorneys general, and Internet service providers also have authority to enforce certain of its provisions.

The CAN-SPAM Act's main provisions include:

•	prohibiting false or misleading email header information;
•	prohibiting the use of deceptive subject lines;
•

ensuring that recipients may, for at least 30 days after an email is sent, opt out of receiving future commercial email messages from the sender, with the opt-out effective within 10 days of the request;

•	requiring that commercial email be identified as a solicitation or advertisement unless the recipient affirmatively assented to receiving the message; and
•	requiring that the sender include a valid postal address in the email message.

The CAN-SPAM Act preempts most state restrictions specific to email marketing. However, some states have passed laws regulating commercial email practices that are significantly more punitive and difficult to comply with than the CAN-SPAM Act, particularly Utah and Michigan, which have enacted do-not-email registries listing minors who do not wish to receive unsolicited commercial email that markets certain covered content, such as adult content or content regarding harmful products. Some portions of these state laws may not be preempted by the CAN-SPAM Act.

Violations of the CAN-SPAM Act's provisions can result in criminal and civil penalties, including statutory penalties that can be based in part upon the number of emails sent, with enhanced penalties for commercial email senders who harvest email addresses, use dictionary attack patterns to generate email addresses, and/or relay emails through a network without permission.

With respect to text message campaigns, for example, the CAN-SPAM Act and regulations implemented by the FCC pursuant to the CAN-SPAM Act, and the Telephone Consumer Protection Act, also known as the Federal Do-Not-Call law, among other requirements, prohibit companies from sending specified types of commercial text messages unless the recipient has given his or her prior express consent. We, our users and our advertisers may all be subject to various provisions of the CAN-SPAM Act. If we are found to be subject to the CAN-SPAM Act, we may be required to change one or more aspects of the way we operate our business.

If we were found to be in violation of the CAN-SPAM Act, other federal laws, applicable state laws not preempted by the CAN-SPAM Act, or foreign laws regulating the distribution of commercial email, whether as a result of violations by our users or any determination that we are directly subject to and in violation of these requirements, we could be required to pay penalties, which would adversely affect our financial performance and significantly harm our reputation and our business.

In addition, because our services are accessible worldwide, certain foreign jurisdictions may claim that we are required to comply with their laws, including in jurisdictions where we have no local entity, employees, or infrastructure.

Employees

At October 26, 2015 we had 39 full-time employees. We also contract for the services of an additional approximately 45 individuals from a third-party provider.  There are no collective bargaining agreements covering any of our employees.

Legal proceedings

We are not a party to any pending or threatened litigation.

Our offices

We lease our principal executive offices from an unrelated third party under a sublease agreement terminating on December 31, 2018 at an annual amount of $37,200. We also lease approximately 3,400 square feet of office space in Mexicali, Baja California, from an unrelated third party under a lease agreement terminating in September 2021 at an initial annual rental of $77,580 plus a value-added tax (VAT) or its equivalent in the Mexican national currency and a 10% VAT for maintenance and certain overhead expenses.  Our rental obligations under this agreement begin on September 30, 2015.  Steel Media leases its executive office space in New York, New York from an unrelated third party on a month to month basis at a base monthly rental of $5,850, which is subject to increase if additional services as requested.

Our history

We were originally organized in August 2009 as a California limited liability company under the name Social Reality, LLC, and we converted to a Delaware corporation effective January 1, 2012. Social Reality, LLC began business in May, 2010. Upon the conversion, we changed our name to Social Reality, Inc.

Acquisition of Steel Media

On October 30, 2014, we acquired 100% of the capital stock of Steel Media from Richard Steel pursuant to the terms and conditions of a Stock Purchase Agreement, dated October 30, 2014, by and among our company, Steel Media and Mr. Steel. Founded in 1999, Steel Media provides digital advertising services and display, mobile, video and email advertising inventory to both brands and advertising agencies. As consideration for the purchase of Steel Media, we agreed to pay Mr. Steel up to $20 million, consisting of:

•

a cash payment at closing of $7.5 million;

•

a cash payment of $2 million which is being held in escrow pursuant to the Escrow Agreement, dated October 30, 2014, by and among Wells Fargo Bank, National Association, our company and Mr. Steel, which we refer to as the Indemnity Escrow Agreement, to satisfy certain indemnification obligations to the extent such arise under the Stock Purchase Agreement;

•

the Steel Note in the principal amount of $2.5 million which was secured by the 2,386,863 Escrow Shares; and

•

an earn out payment of up to $8 million.

The earn out consideration is payable upon the attainment of EBITDA targets of Steel Media during the two year period following the closing, 60% of which may be satisfied in shares of the our Class A common stock subject to the satisfaction of certain conditions set forth in the Stock Purchase Agreement. Further, in the event of:

•

a change of control of our company or Steel Media; or

•

Mr. Steel's termination without "cause" or resignation for "good reason" during the two year period following the closing,

we are obligated to pay Mr. Steel 100% of the earn out consideration (less any amount previously paid to Mr. Steel). To the extent we are prohibited from paying any earn out consideration in cash and Mr. Steel is prohibited from receiving same under the terms of the Subordination Agreement described earlier in this prospectus, Mr. Steel has the right to request that we pay him the prohibited cash earn out payment in shares of our Class A common stock.

The Steel Note bore interest at the rate of 5% per annum and the principal and accrued interest was due and payable on October 30, 2015. The Steel Note was also subject to certain mandatory partial prepayments for each of the fiscal quarters ending December 31, 2014, March 31, 2015 and June 30, 2015 in an amount equal to 25% of the "Excess Cash Amount" as defined in the Steel Note. We made a mandatory partial prepayment in August 2015, for the quarter ended June 30, 2015 in the amount of approximately $241,737.  On October 29, 2015 we paid Mr. Steel a total of $2,381,124.26 in full satisfaction of the remaining principal balance of the note and accrued but unpaid interest, and the Steel Note was retired.

The obligations under the Steel Note were subordinated to our obligations under the Financing Agreement pursuant to the terms of the Subordination Agreement and was secured by the Escrow Shares. The Escrow Shares were considered issued but not outstanding, and Mr. Steel did not have any voting or other rights as a stockholder to the Escrow Shares during the period they were held in escrow. The Escrow Shares were being held by an escrow agent pursuant to the terms of an Escrow Agreement, dated October 30, 2014, by and among Mr. Steel, Social Reality and Lowenstein Sandler LLP, as escrow agent. Following the satisfaction of the Steel Note, the Escrow Shares are being returned to us for cancellation and will return to the status of authorized but unissued shares of our Class A common stock.

On October, 30, 2014, in connection with the acquisition of Steel Media, we entered into a Registration Rights Agreement with Mr. Steel pursuant to which we agreed to register any earn out shares issued to him. We granted Mr. Steel demand registration rights over the earn out shares which he may exercise 90 days after such shares are issued to him. In addition, Mr. Steel has the right to include any earn out shares issued to him in registration statements for offerings by us as well as offerings of our Class A common stock held by third parties. The terms of the Registration Rights Agreement contain underwriter and Rule 415 cutback provisions in which the number of either earn out shares that we may include in a subsequent registration statement to be filed with the SEC will be reduced subject to certain allocation provisions as set forth in the Registration Rights Agreement. We agreed to pay all costs and expenses with such registration statement, other than Mr. Steel's selling expenses. The Registration Rights Agreement contains customary indemnification provisions. Under the terms of the Registration Rights Agreement, Mr. Steel agreed to certain restrictions on the amount of earn out shares that may be sold by him without our consent; provided, however, that these restrictions will automatically terminate upon our failure to fully pay the earn out consideration if and when due.

Acquisition of Five Delta

On December 19, 2014 we acquired 100% of the outstanding capital stock of Five Delta in exchange for 600,000 shares of our Class A common stock pursuant to the terms and conditions of the Share Acquisition and Exchange Agreement dated December 19, 2014 by and among Social Reality, Five Delta and the stockholders of Five Delta, which we refer to as the Five Delta Agreement. Five Delta is a managed advertising service that uses proprietary technology and methods to optimize digital advertising for its customers. Five Delta primarily utilizes quality first party data from platforms including Facebook, Yahoo, LinkedIn and Google in optimization decisions.

Under the terms of the Five Delta Agreement, 300,000 shares of the Class A common stock were deposited in escrow by the holders with the escrow agent pending satisfaction of certain post-closing conditions as described in the agreement. If these post-closing conditions are not satisfied by the second annual anniversary of the closing date, all or a portion of the escrow shares are subject to forfeiture. While the escrow shares remain in escrow, the holders granted Mr. Chris Miglino, our Chief Executive Officer, a voting proxy over the escrow shares. The Five Delta stockholders also granted us a right of first refusal over the shares of our Class A common stock tendered as consideration for a four year period from the closing date.

The Five Delta stockholders also entered into 24 month lock up agreements at the closing of the Five Delta Agreement. The lock up agreements provide that one-half of our shares of Class A common stock acquired in the transaction will be released from the lock up on the one year anniversary of the closing date, with the balance released on the two year anniversary of the closing date. Following the release of any of the shares from the lock up agreement, the holders agreed to limit the resale of such shares based upon a numerical formula tied to the trading volume of our Class A common stock and agreed that all permitted resales will be made at the then current bid price of our Class A common stock. The lock up automatically terminates upon a change of control of our company.

MANAGEMENT

The following table provides information on our executive officers and directors:

Name	Age	Positions
Christopher Miglino	46	Chief Executive Officer, Director
Erin DeRuggiero	40	Co-Founder, Chief Innovations Officer, Director
Richard Steel	40	President, Director
Kristoffer Nelson	36	Chief Operating Officer, Director
Chad Holsinger	42	Chief Revenue Officer
Marc Savas	46	Director
Malcolm Casselle	45	Director
Martin A. Sumichrast	48	Director

Christopher Miglino. Since co-founding our company in April 2010, Mr. Miglino has served as our Chief Executive Officer and a member of our board of directors. He also served as our Chief Financial Officer from April 2010 until November 2014, and as our principal financial and accounting officer since August 2015. Mr. Miglino, who has over 15 years of experience running various advertising companies, oversees all of our affairs. Some of the companies Mr. Miglino has helped launch programs for include Diet Coke, Bank of America, Nestle, General Mills, HBO, National Geographic, Target, Aflac, and Bayer. In addition, from August 2008 until March 2010, Mr. Miglino was CEO of the Lime Ad Network, a subsidiary of Gaiam, Inc. (Nasdaq: GAIA), where his responsibilities included management of interactive and innovative advertising programs for 250 green and socially conscious websites. Prior to that, from June 2004 until August 2008, Mr. Miglino was CEO of Conscious Enlightenment, where he oversaw their day to day operations in the publishing and advertising industry. From 2004 until 2008, Mr. Miglino served as a board member for Golden Bridge Yoga in Los Angeles, a studio that encompasses over 20,000 square feet of yoga spaces including a restaurant.

Erin DeRuggiero. Ms. DeRuggiero has served as an executive officer and a member of our board of directors since co-founding our company in April 2010. Ms. DeRuggiero, who has over 14 years of experience in advertising, sales and business development, is responsible for digital media sales and strategy. In addition, from January 2009 until March 2010, Ms. DeRuggiero was Vice President Sponsorships & Digital Strategy for Lime Ad Network., a subsidiary of Gaiam, Inc. (Nasdaq: GAIA), where her responsibilities included digital sales and publisher strategies. Additionally, from December, 2006 until January 2009, Ms. DeRuggiero was Chief Revenue Officer for JGG Consulting, a sales and new business development consultancy she founded, where her responsibilities included brand and digital retail partnerships for companies including Crocs, Inc.

Richard Steel. Mr. Steel has served as our President and a member of our board of directors since October 2014. Mr. Steel founded Steel Media in 1999 and has served as its Chief Executive Officer from April 2005 until October 2014. He has set the strategic direction of the business and is involved in a few key accounts. Mr. Steel is a founding partner and former president of the Global Strategic Marketing Alliance and serves in a leadership role, advising the White House Business Council. He is a trade association member of the Direct Marketing Association, Mobile Marketing Association, IAB (on both the Legal Affairs and Public Policy Councils), American Marketing Association, eMarketing Association, and the Direct Marketing Club of New York. Mr. Steel also serves as the Chair of the Steel Media Charitable Giving Fund. He holds a B.A. in English from California State University at Long Beach, and has completed an executive MBA course at Harvard Business School.

Kristoffer Nelson. Mr. Nelson has served as an executive officer of our company since June 2012 and a member of our board of directors since September 2014. He has been employed by our company since September 2011, serving as Director of Business Development (September 2011 until January 2012), Executive Vice President Publisher Relations (January 2012 until June 2016) and President and Chief Revenue Officer, until being named to his current position in October 2014. Prior to joining our company, Mr. Nelson served as a project manager for Living Full Blast, Inc. from August 2009 until December 2010 and President of Krama Consulting & Development from January 2004 until August 2009. Mr. Nelson attended Kings College and Seminary, Van Nuys, California from 1998 until 2000 and West Los Angeles College from 2000 until 2003. He also attended the Leadership Institute of Seattle through Pacific Integral from 2006 until 2008.

Chad Holsinger. Mr. Holsinger has served as our Chief Revenue Officer since October 2014. He has significant experience in global business development, business management, marketing, business strategy and team management within the digital advertising space, wireless and satellite communications industries. From August 2010 until October 2014 he served as President of Steel Media. From December 2009 until June 2010, Mr. Holsinger was Vice President U.S. Sales for Adenyo Inc., a Toronto, Ontario-based company where he successfully worked to build a U.S. presence for Adenyo through the acquisition of Movoxx LLC and ultimately the sale of Adenyo to Motrocity Inc. in April 2011. Earlier, Mr. Holsinger was recruited by Cordova Ventures to facilitate the reorganization and restructuring of Axonn, LLC where he served as Vice President Sales and Marketing from November 2006 until November 2009. During his tenure with Axonn, he successfully established product markets and value propositions, developed a global distribution strategy and defined the direction for Axonn products, as well as implementing a sales and operation planning process and hiring the appropriate supporting personnel. Axonn, LLC was successfully sold to Globalstar, Inc. in December 2009. Mr. Holsinger received a B.S. in Finance from California State University at Long Beach State.

Marc Savas. Mr. Savas has been a member of our board of directors since January 2012. Mr. Savas has over 15 years of experience in management and sales consulting and six years of experience in real estate easement acquisitions. Since January 2007 he has served as CEO of Living Full Blast, Inc., overseeing business development and consulting for numerous companies and putting together sales teams for such companies. In addition, from January 1998 until January 2006, Mr. Savas was also CEO for Unfair Advantage Inc., where he conducted 118 management consulting projects, many of which were created using programs that his company had designed. Additionally, from January 2005 until January 2009, Mr. Savas was the national Vice President of Business Development for Connexion Technologies where he built national teams of qualified individuals to effectively secure easements from large real estate owners in order to build telecommunication systems through their properties.

Malcolm Casselle. Mr. Casselle has been a member of our board of directors since August 2013. Since January 2013 Mr. Casselle has been Chief Executive Officer of MediaPass, a Los Angeles, CA-based provider of premium subscription services for publishers. He has also served as a director of Capital Union Investments since 2006. From December 2011 until October 2012, Mr. Casselle was Chief Executive Officer of Xfire, Inc., a social network for core video game players, and from January 2011 until November 2011 he was Regional Manager Eastern China for Gaopeng Groupon Tencent China, Groupon's joint venture partner in China, where he oversaw sales, marketing for Shanghai and much of eastern China. Mr. Casselle began his career as IT Director of Schroeder Securities (Japan) Ltd. (January 1991 to November 1992) and thereafter served as a reality developer for Morphy's Outpost, Inc. (1994 to 1995), Chief Operating Officer and Chief Technology Officer of NetNoir, an AOL funded startup he co-founded (September 1994 to June 1998) and Senior Vice President of PCCW, a Hong Kong-based telecommunications company (June 1998 to August 2002). Mr. Casselle has also served as a director of a number of companies, including Xing Zhi Education Ltd./Holo PGP, an educational software platform business (January 2008 until May 2011), GlobalCast Networks (December 2005 until November 2008) and Original Quinton (November 2003 to June 2005). Mr. Casselle received a B.S. in Computer Science from the Massachusetts Institute of Technology in 1991 and an M.S. in Computer Science from Stanford University in 1994.

Martin A. Sumichrast. Mr. Sumichrast has been a member of our board of directors since January 2015. Mr. Sumichrast brings over 25 years of experience in investing and providing business advisory services to corporations in the United States, Europe and Asia. He currently serves as the Vice Chairman and co-founder of Siskey Capital, LLC, a Charlotte, North Carolina based merchant banking operation. He also serves as Managing Director of Washington Capital, LLC, a family owned office. Mr. Sumichrast also serves as a Trustee and Chairman of the Nominating and Governance Committees, of the Babson Capital Growth Short Duration High Yield Fund, Inc. (NYSE: BGH) and the Babson Capital Funds Trust, an open-end investment company advised by Babson Capital Management, LLC, a global asset manager with over $200 billion in assets under management. Mr. Sumichrast is also Chairman of the Board of Directors of Kure Corp, a vapor brand that specializes in the distribution of vaporizing pens, e-Juices, and related accessories, and Chairman of the Board of Directors of Level Beauty Group, Inc., a holding company for beauty brands. He also is the Co-Chairman of the Jadeveon Clowney Help-In-Time Foundation, a non-for-profit charity that helps children of incarcerated parents. He is co-author and contributor of Opportunities in Finance Careers and The New Complete Book of Homebuying.

There are no family relationships between any of the executive officers and directors.

Board of Directors

Each director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the Board increases the number of directors, the Board may fill any vacancy by a vote of a majority of the directors then in office, although less than a quorum exists. A director elected to fill a vacancy shall serve for the unexpired term of his or her predecessor. Vacancies occurring by reason of the removal of directors without cause may only be filled by vote of the stockholders.

Director qualifications

The following is a discussion for each director of the specific experience, qualifications, attributes or skills that our board of directors to conclude that the individual should be serving as a director of our company.

Christopher Miglino – Mr. Miglino's role as a co-founder of our company, his operational experience in our company as well as his professional experience in our business sector were factors considered by the Board.

Erin DeRuggiero – Ms. DeRuggiero's advertising, sales and business development experience in digital based companies and her role as a founder of our company were factors considered by the Board.

Richard Steel – Mr. Steel's role as a founder of Steel Media, his operational experience with Steel Media as well as his significant marketing and advertising industry experience were factors considered by the Board.

Kristoffer Nelson – Mr. Nelson's significant operational experience in multiple aspects of our company coupled with his experience at Living Full Blast, Inc. and Krama Consulting & Development were factors considered by the Board.

Marc Savas – Mr. Savas' management consulting and operational experience were factors considered by the Board.

Malcolm Casselle – Mr. Casselle's entrepreneurial background and experience as a Board member for other companies were factors considered by the Board.

Martin A. Sumichrast – Mr. Sumichrast's experience both as an investor and advisory, as well as his experience as a member of a board of directors of a listed company were factors considered by the Board.

In addition to the each of the individual skills and backgrounds described above, the Board also concluded that each of these individuals will continue to provide knowledgeable advice to our other directors and to senior management on numerous issues facing our company and on the development and execution of our strategy.

Board leadership structure and board's role in risk oversight

The board of directors oversees our business affairs and monitors the performance of management. Three of the seven members of our board of directors are independent directors. In accordance with our corporate governance principles, the independent directors do not involve themselves in day-to-day operations. The independent directors keep themselves informed through discussions with our Chief Executive Officer and by reading the reports and other materials that we send them and by participating in meeting of the board of directors. Our independent directors may meet at any time in their sole discretion without any other directors or representatives of management present. Each independent director has access to the members of our management team or other employees as well as full access to our books and records. We have no policy limiting, and exert no control over, meetings of our independent directors. Our Board believes our current structure provides independence and oversight and facilitates the communication between senior management and the full board of directors regarding risk oversight, which the Board believes strengthens its risk oversight activities. While we do not presently have a lead independent director, as we begin establishing committees of our Board we expect to appoint a lead independent director.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Additionally, the independent directors meet with management to discuss strategy and risks we face.

Committees of the board of directors; stockholder nominations; audit committee financial expert

In August 2015 we established a Nominating and Compensation Committee of our Board which is to be comprised of at least two independent directors.  Following the establishment of the committee, Messrs. Sumichrast and Savas were appointed as its initial members and Mr. Sumichrast was named as Chairman.  The Nominating and Compensation Committee is charged with reviewing the current compensation structure of Board members as well as our senior management and making recommendations to the full Board for any changes in these compensation structures, as well as identifying additional candidates to serve as independent directors.  We have not established an Audit Committee or any committee performing similar functions. The functions of that committee are being undertaken by our board of directors as a whole. We expect to establish an Audit Committee of the Board during 2015.

We do not have a policy regarding the consideration of any director candidates which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our board of directors or the recently constituted Nominating and Compensation Committee of the Board established a process for identifying and evaluating director nominees, nor do we have a policy regarding director diversity. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our board of directors. Given our relative size, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees. In considering a director nominee, it is likely that our Board will consider the professional and/or educational background of any nominee with a view towards how this person might bring a different viewpoint or experience to our Board.

Mr. Martin Sumichrast is considered an "audit committee financial expert" within the meaning of Item 401(e) of Regulation S-K. In general, an "audit committee financial expert" is an individual member of the audit committee or board of directors who:

•

understands generally accepted accounting principles and financial statements;

•

is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves;

•

has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements;

•

understands internal controls over financial reporting; and

•

understands audit committee functions.

Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our board of directors include "independent" directors, nor are we required to establish or maintain an Audit Committee or other committee of our board of directors.

Code of Ethics and Conduct

We have adopted a Code of Ethics and Conduct which applies to our board of directors, our executive officers and our employees. The Code of Ethics and Conduct outlines the broad principles of ethical business conduct we adopted, covering subject areas such as:

•

conflicts of interest;

•

corporate opportunities;

•

public disclosure reporting;

•

confidentiality;

•

protection of company assets;

•

health and safety;

•

conflicts of interest; and

•

compliance with applicable laws.

A copy of our Code of Ethics and Conduct is available without charge, to any person desiring a copy, by written request to us at our principal offices at 456 Seaton Street, Los Angeles, CA 90013.

Director compensation

Our non-executive director compensation policy provides that our non-employee directors may be entitled to the following compensation for service on our Board:

•

Inducement/First Year Grant. Upon joining the Board, individual will receive options to purchase 15,000 shares of our Class A common stock which will be granted under one of our equity compensation plans. The options vest immediately upon appointment to the Board;

•

Annual Grant. Subject to stockholder rights to elect any individual director, starting on the first year anniversary of service, and each subsequent anniversary thereafter, each eligible director will be granted options to purchase 12,000 shares of our Class A common stock which will vest quarterly during the grant year; and

•

Exercise Price and Term. All options issued pursuant to the one of our equity compensation plans will have an exercise price equal to the fair market value of our Class A common stock at close of market on the grant date and the option term will be for a period of five years from the grant date.

In certain instances, however, we may negotiate a different compensation package for an independent director. The following table provides information concerning the compensation paid to our independent directors for their services as members of our board of directors for 2014. The information in the following table excludes any reimbursement of out-of-pocket travel and lodging expenses which we may have paid:

Director Compensation

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)(1)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)

Marc Savas	—	—	7,833	—	—	—	7,833
Malcolm Casselle	—	—	—	—	—	—	—

———————

(1)

The amounts included in the "Option Awards" column represent the aggregate grant date fair value of the stock options granted to directors during 2014, computed in accordance with ASC Topic 718. The assumptions made in the valuations of the option awards are included in Note 4 of the notes to our consolidated financial statements for 2014 appearing later in this prospectus.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in the past two years for:

•

our principal executive officer or other individual serving in a similar capacity;

•

our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at December 31, 2014 as that term is defined under Rule B-7 of the Securities Exchange Act of 1934; and

•

up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer at December 31, 2014.

For definitional purposes, these individuals are sometimes referred to as the "named executive officers."

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	No equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)

Christopher Miglino,	2014	96,000	30,000	—	—	—	—	—	126,000
Chief Executive Officer	2013	68,000	—	—	—	—	—	—	68,000

Richard Steel,	2014	20,425	—	—	267,691	—	—	—	288,116
President (1)(2)

Kristoffer Nelson,	2014	94,000	20,000	—	—	—	—	—	114,000
Chief Operating	2013	67,500	—	547,500	14,000	—	—	—	629,000
Officer (3)

———————

(1)

The amounts included in the "Option Awards" column represent the aggregate grant date fair value of the stock options, computed in accordance with ASC Topic 718. The assumptions made in the valuations of the option awards are included in Note 4 of the notes to our consolidated financial statements for 2014 which appear later in this prospectus.

(2)

Prior to our acquisition of Steel Media, Mr. Steel served as its Chief Executive Officer. Includes amounts paid to Mr. Steel by Steel Media during 2014 prior to our acquisition of that company in October 2014.

(3)

The amounts included in the "Option Awards" column for 2013 represent the aggregate grant date fair value of the stock options, computed in accordance with ASC Topic 718. The assumptions made in the valuations of the option awards are. (i) risk free interest rate of 0.375%; (ii) dividend yield of 0%; (iii) volatility factor of the expected market price of our Class A common stock of 40%; (iv) an expected life of the options of three years; and (v) an exercise price of $1.00 per share.

Employment agreements and how the executive's compensation is determined

We are a party to an employment agreement with each of Messrs. Miglino and Steel which provide the compensation arrangements with these individuals. We are not a party to an employment agreement with Mr. Nelson. His base compensation is $114,000 per year and he is entitled to receive a bonus at the discretion of the board of directors. Mr. Nelson's compensation may be changed at the discretion of the board of directors of which he is a member. We have not engaged a compensation consultant or other consultant performing similar functions to advise our company on compensation arrangements for our executive officers and directors. Following is a discussion of the terms of our employment agreements with Messrs. Miglino and Steel.

Employment Agreement with Mr. Miglino

We employ Christopher Miglino as our Chief Executive Officer for a term of four years pursuant to an employment agreement entered into on January 1, 2012. The employment agreement automatically renews for successive two year terms unless either party provides notice of non-renewal not later than three months before the conclusion of the then current term. As compensation for his services, Mr. Miglino is entitled to receive a base salary of $192,000 which is subject to an annual review. During 2012, in an effort to conserve our cash resources, Mr. Miglino agreed to a temporary reduction in his annual base salary to $60,000, which was increased to $90,000 during the fourth quarter of 2013. Mr. Miglino's annual base salary for the first six months of 2015 will be $114,000. He has agreed to accept this reduced compensation until such time as we have sufficient cash resources to return his compensation to the contracted levels. In addition, he is eligible to receive an annual bonus based upon the achievement of certain to-be-established goals fixed by the Board, which is payable in cash or non-cash compensation as determined by the Board, as well as a discretionary bonus as determined by the Board. Mr. Miglino is entitled to participate in all benefit plans we may offer, up to 45 days of paid vacation annually and reimbursement for out-of-pocket expenses incurred in furtherance of our business.

The employment agreement may be terminated upon Mr. Miglino's death, by us with or without cause or by him with or without good reason. In the event of a termination as a result of Mr. Miglino's death, by him without good reason, or by us for cause, we are obligated to pay:

•

the portion of his base salary which has been accrued prior to termination but which has not yet been paid;

•

to the extent required by law, an amount equal to the value of his accrued but unused vacation days;

•

the amount of any expenses properly incurred by him but which have not yet been reimbursed;

•

the amount of any annual bonus related to the most recently completed fiscal year if not already paid, and providing the termination is not by us for cause;

•

any accrued but unused vacation days; and

•

any discretionary bonus previously awarded if not already paid and providing that the termination is not by us for cause.

We refer to these amounts as the Miglino Accrued Obligations. In addition, should we terminate Mr. Miglino's employment as a result of his disability, we are also obligated to pay him an amount equal to 24 months' of his then base salary in addition to the Miglino Accrued Obligations. All such amounts are due promptly following termination. If we should terminate Mr. Miglino's employment without cause, or he terminates for good reason, in addition to the Miglino Accrued Obligations we are obligated to pay him a total amount equal to 24 months of his then current base salary, payable in accordance with our usual payroll practices, and continue to provide medical coverage for Mr. Miglino and his family, subject to his payment of a premium co-pay. In addition, the portion of any unvested or restricted securities then held by Mr. Miglino will vest and become immediately exercisable on the termination date.

For the purposes of the employment agreement, "cause" generally means:

•

intentionally committing an unlawful act that materially harms us;

•

gross negligence or willful failure or refusal to follow Board directives;

•

conviction of, or a guilty plea, to a felony or commitment of any act involving moral turpitude;

•

a breach of any material provision of the employment agreement, or any nondisclosure or noncompetition agreement, including the hereinafter described proprietary information, inventions and competition agreement; or

•

a breach of any material provision of our Code of Ethics and Conduct.

For the purposes of the employment agreement, "good reason" generally means:

•

change in the principal location at which Mr. Miglino performs duties for us of more than 40 miles without his consent; or

•

material change in the executive's authority, functions, duties or responsibilities.

Mr. Miglino also executed separate proprietary information, inventions and competition agreement and an indemnification agreement with us.

Employment Agreement with Mr. Steel

On October 30, 2014, we entered into an employment agreement with Richard Steel pursuant to which he was engaged to serve as our President. The initial term of the agreement expires on October 30, 2018, subject to automatic 12 month extensions unless a non-renewal notice is received by either party at least 60 days prior to the expiration of the then current renewal term. Under the terms of the employment agreement, Mr. Steel is to be nominated as a member of our board of directors during the term. Mr. Steel's compensation includes:

•

an annual salary of $114,000, subject to increase at the discretion of the board of directors;

•

a guaranteed annual cash bonus of $136,000 payable on January 31 of each year during the initial term of the agreement;

•

an annual discretionary bonus, payable in cash or equity;

•

options to purchase 600,000 shares of our Class A common stock, at an exercise price of $1.50 per share, vesting 50% on the third annual anniversary of the agreement and 50% on the fourth annual anniversary of the agreement; and

•

paid time off of 30 days per calendar year, subject to accrual limitations.

The employment agreement provides that if the guaranteed annual cash bonus and the cash portion of any annual discretionary bonus would result in a reduction of the earn out consideration due him under the terms of the acquisition agreement for Steel Media which is described earlier in this prospectus which may otherwise be payable to Mr. Steel by an amount greater than the sum of (i) the guaranteed annual cash bonus and (ii) the cash portion of the annual discretionary bonus, then the applicable portion of the guaranteed annual cash bonus and/or cash portion of the annual discretionary bonus resulting in such reduction will not be paid for the applicable period.

Mr. Steel's employment agreement may be terminated, and he is entitled to certain payments upon such termination, as follows:

•

 if we should terminate Mr. Steel's employment without "cause" or if he should resign for "good reason" we are obligated to pay him the Accrued Obligations and the Steel Severance Amount (both as defined below) in equal amounts over the 18 month period following the termination date, any unvested options or restricted stock awards granted him will immediately vest and he will be entitled to exercise such options for up to 12 months following the termination date, and if he should elect COBRA coverage, we agreed to waive the cost of such coverage during the severance period. Under the terms of the employment agreement with Mr. Steel, "good reason" generally means:

•

a reduction in his duties or responsibilities;

•

the failure of our stockholders to appoint him to the Board within 60 days of the date of the agreement, or his removal from the Board, in each case without his consent;

•

a breach by us of a material term of the agreement;

•

the relocation of Mr. Steel's office without his consent by more than 10 miles;

•

any reduction in his base salary without his consent except to the extend the compensation of our chief executive officers is similarly and proportionately reduced; or

•

any failure of the Board to nominate Mr. Steel or his designees for election to the Board at our annual meeting, or the failure of our stockholders to so elect him;

•

Mr. Steel's employment will terminate immediately upon his death or disability and upon such termination we are only obligated to pay him or his eligible dependents the Accrued Obligations and, if he or his eligible dependents elect COBRA coverage, we agreed to waive the cost of such coverage during the severance period. In addition, Mr. Steel (or his estate and heirs) will be permitted to exercise his stock options for up to six months from the date of such termination;

•

if Mr. Steel's employment is terminated as a result of a non-renewal after the initial four year term of the employment agreement, he is entitled to the Accrued Obligations, the Steel Severance Amount, and if he should elect COBRA coverage, we agreed to waive the cost of such coverage during the severance period. In addition, Mr. Steel will be permitted to exercise his stock options for up to six months from the date of such termination; and

•

if we should terminate Mr. Steel for "cause," he is not entitled to any compensation or other benefits, other than the Accrued Obligations, and all stock options previously granted, to the extent vested but unexercised, will be forfeited. For the purposes of the employment agreement, "cause" generally means:

•

his gross negligence or intentional failure in the performance of the material obligations of his office and position;

•

any conviction of or the entering of any guilty plea by Mr. Steel to a felony;

•

his embezzlement or intentional misappropriation of our property;

•

fraud resulting in harm to us; or

•

his material breach of the employment agreement.

For the purposes of the employment agreement with Mr. Steel, Accrued Obligations means:

•

his unpaid base salary through the date of termination;

•

any unpaid bonuses for the preceding year;

•

the value of any unused paid time off accrued through the termination date;

•

expenses which may be reimbursable to him,

•

payment of any unpaid benefits; and

•

the opportunity to continue health coverage under our group health plan in accordance with COBRA.

In addition, Steel Severance Amount means the sum of:

•

an amount equal to his base salary for 18 months; plus

•

an amount equal to the greater of the most recent guaranteed annual cash bonus that would be payable to Mr. Steel, calculated on an annualized basis up to the month he is terminated, and $136,000.

The employment agreement with Mr. Steel contains a customary invention assignments clause and Mr. Steel executed separate confidentiality and arbitration agreements with us.

Outstanding equity awards at fiscal year-end

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2014:

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)

Christopher Miglino	—	—	—	—	—	—	—	—	—

Richard Steel	—	600,000	—	1.50	10/30/24	—	—	—	—

Kristoffer Nelson	16,667	33,333	—	1.00	1/1/18	—	—	—	—
	—	—	—	—	—	33,333	41,666	—	—
	—	—	—	—	—	275,002	343,753	—	—

Limitation on liability

Our certificate of incorporation and by-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Our certificate of incorporation contains a provision which eliminates, to the fullest extent permitted by the Delaware General Corporation Law, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

In addition to the indemnification provided under our certificate of incorporation and by-laws, we have entered into separate indemnification agreements with each of Messrs. Steel and Sumichrast as well as Mr. Holsinger, our Chief Revenue Officer and Ms. Carrie McQueen, our former Chief Financial Officer. Under these agreements, we have agreed to indemnify the individual (in excess of statutory indemnification) in connection with the occurrence of an indemnifiable event (as that term is defined in the agreement) against any and all expenses, including attorney's fees, judgments, ERISA excise taxes and penalties, amounts paid in settlement, costs of investigating and defending a proceeding and all other fees, costs and expenses associated therewith. We expect to enter into similar agreements with our remaining directors in the near future.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 29, 2013 we entered into a consulting agreement with Siskey Capital, LLC pursuant to which we engaged the company to provide certain consulting services to us. As compensation, we issued the consultant 150,000 shares of our Class A common stock and 35,000 shares of our Series 1 Preferred Stock valued at $500,000. Siskey Capital, LLC is an affiliate of Mr. Sumichrast, who subsequently became a member of our board of directors in January 2015.

In conjunction with our acquisition of Steel Media described earlier in this prospectus, Mr. Richard Steel joined our board of directors and was named President of Social Reality. Please see the discussion regarding the terms and conditions of the acquisition as described under "Our Business – Our history – Acquisition of Steel Media" appearing earlier in this prospectus.

PRINCIPAL STOCKHOLDERS

At October 30, 2015, we had 27,250,229 shares of our Class A common stock issued and outstanding which is our only class of voting securities. The following table sets forth information regarding the beneficial ownership of our Class A common stock as of October 30, 2015 by:

•

each person known by us to be the beneficial owner of more than 5% of our Class A common stock;

•

each of our directors;

•

each of our named executive officers; and

•

our named executive officers, directors and director nominees as a group.

Unless otherwise indicated, the business address of each person listed is in care of 456 Seaton Street, Los Angeles, CA 90013. To our knowledge, except as noted below, no person or entity is the beneficial owner of more than 5% of our Class A common stock.  The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our Class A common stock outstanding on that date and all shares of our Class A common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our Class A common stock owned by them, except to the extent that power may be shared with a spouse.

	Class A Common Stock
Name and Address of Beneficial Owner	Shares	%
Christopher Miglino (1)	5,800,000	21.3%
Erin DeRuggiero (2)	3,500,000	12.8%
Richard Steel (3)	0	—
Kristoffer Nelson (4)	708,334	2.6%
Chad Holsinger (5)	62,500	≤1%
Marc Savas (6)	69,334	≤1%
Malcolm Casselle (7)	300,000	1.1%
Martin A. Sumichrast (8)	4,426,000	16.2%
All directors and executive officers as a group (eight persons) (1) (2) (3)(4)(5)(6)(7)(8)	14,800,668	54.1%
Richard C. Siskey (9)	4,500,000	16.5%

———————

(1)

The number of shares beneficially owned by Mr. Miglino includes 333,333 shares of our Class A common stock underlying a convertible note issued to CBRW Investments, LLC and 300,000 shares of our Class A common stock which were issued in the Five Delta acquisition. Under the terms of the agreement for the acquisition, these shares were deposited in escrow by the holders with the escrow agent pending satisfaction of certain post-closing conditions as described in the agreement. While the escrow shares remain in escrow, the holders granted Mr. Miglino a voting proxy over the escrow shares. Mr. Miglino disclaims beneficial ownership over the escrowed shares.

(2)

The number of shares beneficially owned by Ms. DeRuggiero includes:

•

450,000 shares of Class A common stock underlying a convertible note and a warrant issued to Siskey Capital, LLC by Ms. DeRuggiero;

•

300,000 shares of Class A common stock underlying a convertible note and a warrant issued to Siskey Capital Opportunity Fund, LLC by Ms. DeRuggiero;

•

450,000 shares of Class A common stock underlying a convertible note and a warrant issued to Siskey Capital Opportunity Fund II, LLC by Ms. DeRuggiero; and

•

166,667 shares of Class A common stock underlying a convertible note issued to CBRW Investments, LLC.

(3)

Excludes options to purchase 600,000 shares of our Class A common stock at an exercise price of $1.50 which have not yet vested.

(4)

Includes 229,169 shares of our Class A common stock which were granted, subject to vesting, under a restricted stock award, and options to purchase 33,334 shares of our Class A common stock at an exercise price of $1.00 per share, but excludes 16,666 shares of Class A common stock underlying the options which have not yet vested.

(5)

Excludes options to purchase 187,500 shares of our Class A common stock at an exercise price of $1.50 which have not yet vested.

(6)

Includes options to purchase 15,000 shares of our Class A common stock at an exercise price of $0.8111 per share which expire in February 2017, options to purchase 12,000 shares of our Class A common stock at an exercise price of $1.00 per share which expire in February 2018, options to purchase 27,334 shares at an exercise price of $1.00 which expire in April 2018, options to purchase 12,000 shares at an exercise price of $2.70 which expire in February 2019 and options to purchase 3,000 shares at an exercise price of $1.20 which expire in February 2020, but excludes options to purchase an additional 19,666 shares of our Class A common stock which have not yet vested.

(7)

Mr. Casselle's ability to sell our Class A common stock is limited by the terms of the grant to him in that he may sell, transfer, assign, hypothecate or otherwise dispose of, which we refer to as a Disposition, at any one time is limited to an amount which is pari passu to any Disposition of Class A common stock by either Mr. Miglino and/or Ms. DeRuggiero, executive officers and directors of our company.

(8)

The number of shares beneficially owned by Mr. Sumichrast includes:

•

15,000 shares underlying options with an exercise price of $1.19 per share;

•

800,000 shares of Class A common stock held by Siskey Capital, LLC;

•

450,000 shares of Class A common stock underlying a convertible note and a warrant issued to Siskey Capital, LLC by Ms. DeRuggiero;

•

1,410,000 shares of Class A common stock held by Carolina Preferred Technology Investments, LLC;

•

300,000 shares of Class A common stock underlying a convertible note and a warrant issued to Siskey Capital Opportunity Fund, LLC by Ms. DeRuggiero;

•

1,000,000 shares of Class A common stock held by Siskey Capital Opportunity Fund II, LLC; and

•

450,000 shares of Class A common stock underlying a convertible note and a warrant issued to Siskey Capital Opportunity Fund II, LLC by Ms. DeRuggiero.

Mr. Sumichrast in his position at Siskey Capital, LLC has shared right to direct the vote and disposition of securities owned by Siskey Capital, LLC. SCAP Management Group, LLC is the managing member of Carolina Preferred Technology Investments, LLC, Siskey Capital Opportunity Fund, LLC and Siskey Capital Opportunity Fund II, LLC. Mr. Sumichrast in his position at SCAP Management Group, LLC has shared right to direct the vote and disposition of securities owned by each of Carolina Preferred Technology Investments, LLC, Siskey Capital Opportunity Fund, LLC and Siskey Capital Opportunity Fund II, LLC. Mr. Sumichrast disclaims beneficial ownership of the securities held of record by these entities except to the extent of his pecuniary interest therein. The ability of Siskey Capital, LLC to enter into a disposition of 350,000 shares of Class A common stock held of record by Siskey Capital, LLC is limited to an amount which is pari passu to any Disposition of Class A common stock by either Mr. Miglino and/or Ms. DeRuggiero.

The number of shares beneficially owned by Mr. Sumichrast excludes an aggregate of 1,233,000 shares of our Class A common stock issuable upon the possible exercise of Class A warrants owned by Carolina Preferred Technology Investments, LLC and Siskey Capital Opportunity Fund II, LLC. Under the terms of the warrants, a holder may not exercise the warrants to the extent such conversion or exercise would cause such holder, together with its affiliates, to beneficially own a number of shares of Class A common stock which would exceed 4.99% of our then outstanding shares of Class A common stock following such exercise. This limitation may be increased to 9.99% at the holder's option upon 61 days notice to us.

(9)

The number of shares beneficially owned by Mr. Siskey includes:

•

800,000 shares of Class A common stock held by Siskey Capital, LLC;

•

450,000 shares of Class A common stock underlying a convertible note and a warrant issued to Siskey Capital, LLC by Ms. DeRuggiero;

•

1,410,000 shares of Class A common stock held by Carolina Preferred Technology Investments, LLC;

•

300,000 shares of Class A common stock underlying a convertible note and a warrant issued to Siskey Capital Opportunity Fund, LLC by Ms. DeRuggiero;

•

1,000,000 shares of Class A common stock held by Siskey Capital Opportunity Fund II, LLC;

•

450,000 shares of Class A common stock underlying a convertible note and a warrant issued to Siskey Capital Opportunity Fund II, LLC by Ms. DeRuggiero

•

20,000 shares of Class A common stock held by Siskey Industries, LLC; and

•

70,000 shares of Class A common stock held by TSI Holdings, LLC.

Mr. Siskey in his position at Siskey Capital, LLC has shared right to direct the vote and disposition of securities owned by Siskey Capital, LLC. SCAP Management Group, LLC is the managing member of Carolina Preferred Technology Investments, LLC, Siskey Capital Opportunity Fund, LLC and Siskey Capital Opportunity Fund II, LLC. Mr. Siskey in his position at SCAP Management Group, LLC has shared right to direct the vote and disposition of securities owned by each of Carolina Preferred Technology Investments, LLC, Siskey Capital Opportunity Fund, LLC and Siskey Capital Opportunity Fund II, LLC. Mr. Siskey is managing member of each of Siskey Industries, LLC and TSI Holdings, LLC and is his positions with those companies has the right to direct the vote and disposition of securities owned by such company. Mr. Siskey disclaims beneficial ownership of the securities held of record by these entities except to the extent of his pecuniary interest therein. The ability of Siskey Capital, LLC to enter into a disposition of 350,000 shares of Class A common stock held of record by Siskey Capital, LLC is limited to an amount which is pari passu to any Disposition of Class A common stock by either Mr. Miglino and/or Ms. DeRuggiero.

The number of shares beneficially owned by Mr. Siskey excludes an aggregate of 1,268,000 shares of our Class A common stock issuable upon the possible exercise of Class A warrants owned by Carolina Preferred Technology Investments, LLC, Siskey Capital Opportunity Fund II, LLC and TSI Holdings, LLC. Under the terms of the warrants, a holder may not exercise the warrants to the extent such conversion or exercise would cause such holder, together with its affiliates, to beneficially own a number of shares of Class A common stock which would exceed 4.99% of our then outstanding shares of Class A common stock following such exercise. This limitation may be increased to 9.99% at the holder's option upon 61 days notice to us. Mr. Siskey's address is 4521 Sharon Road, Suite 450, Charlotte, NC 28211.

Securities authorized for issuance under equity compensation plans

The following table sets forth securities authorized for issuance under any equity compensation plans approved by our stockholders as well as any equity compensation plans not approved by our stockholders as of December 31, 2014.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plans approved by our stockholders:	2,963,335	$1.29	36,665
Plans not approved by stockholders:	675,455	$1.18	2,324,545

Compensation plans

We currently have two compensation plans, our 2012 Equity Compensation Plan which we refer to as the 2012 Plan and our 2014 Equity Compensation Plan which we refer to as the 2014 Plan. The 2012 Plan was approved by our stockholders in January 2012. The 2014 Plan was adopted by our board of directors in November 2014 and we expect to submit the plan for approval by our stockholder prior to the one year anniversary of the Board's adoption. The purpose of the plan is attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, directors and consultants and to promote the success of our company's business. We have reserved 3,000,000 shares of our Class A common stock for issuance under each of these plans.

The terms of the plans are identical and both plans are administered by our board of directors. Plan options may either be:

•

incentive stock options (ISOs);

•

non-qualified options (NSOs);

•

awards of our Class A common stock;

•

stock appreciation rights (SARs);

•

restricted stock units (RSUs);

•

performance units;

•

performance shares; and

•

other stock-based awards.

Any option granted under the either the 2012 Plan or the 2014 Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any ISO granted to an eligible employee owning more than 10% of our outstanding Class A common stock must not be less than 110% of fair market value on the date of the grant. The plan further provides that with respect to ISOs the aggregate fair market value of the Class A common stock underlying the options which are exercisable by any option holder during any calendar year cannot exceed $100,000. The exercise price of any NSO granted under either the 2012 Plan or the 2014 Plan is determined by the Board at the time of grant, but must be at least equal to fair market value on the date of grant. The term of each plan option and the manner in which it may be exercised is determined by the board of directors or the compensation committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the Class A common stock, no more than five years after the date of the grant. The terms of grants of any other type of award under either the 2012 Plan or the 2014 Plan is determined by the Board at the time of grant. Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person.

DESCRIPTION OF SECURITIES

Our authorized capital is 250,000,000 shares of Class A common stock, par value $0.001 per share, 9,000,000 shares of Class B common stock, par value $0.001 per share and 50,000,000 shares of blank check preferred stock, par value $0.001 per share, of which 200,000 shares have been designated as Series 1 Preferred Stock. At October 30, 2015, there were 27,250,229 shares of our Class A common stock, no shares of our Class B common stock and 86,000 shares of our Series 1 Preferred Stock outstanding.

Common stock

Class A common stock

Holders of our Class A common stock are entitled to one vote for each share on all matters submitted to a stockholder vote, and vote together with the holders of our Class B common stock as one class. Holders of common Class A common stock do not have cumulative voting rights. Holders of Class A common stock are entitled to share in all dividends that the board of directors, in its discretion, declares on our common equity from legally available funds. If such dividends are in the form of stock, the Class A common stockholder holders will receive shares of our Class A common stock. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of our preferred stock which may then be outstanding, each outstanding share of Class A common stock entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over either class of our common stock.

Holders of Class A common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the Class A common stock. The rights of the holders of Class A common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued.

Class B common stock

Holders of our Class B common stock are entitled to 10 votes for each share on all matters submitted to a stockholder vote, and vote together with the holders of our Class A common stock as one class. Holders of common Class B common stock do not have cumulative voting rights. Holders of Class B common stock are entitled to share in all dividends that the board of directors, in its discretion, declares on our common equity from legally available funds. If such dividends are in the form of stock, the Class B common stockholder holders will receive shares of our Class B common stock. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of our preferred stock which may then be outstanding, each outstanding share of Class B common stock entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over either class of our common stock.

Each share of Class B common stock is convertible into one share of Class A common stock upon the following occurrences:

•

at the option of the holder;

•

upon the "transfer" of the share; and

•

upon the death of the stockholder.

Our certificate of incorporation defines "transfer" of the Class B common stock to mean the sale, assignment, transfer, conveyance, hypothecation, or other transfer or disposition of the shares, or any legal or beneficial interest in the shares, whether voluntary or involuntary. "Transfer" also is deemed to mean transfer to a broker or other nominee (regardless or not if there is a corresponding change in beneficial ownership), or the transfer of or entering into a binding agreement relating "voting control," by proxy or otherwise. "Voting control" means the power, direct or shared, to control the voting or disposition of the stock. Class B common stockholder are permitted to take certain actions which are not considered a "transfer" of the shares, including:

•

granting a proxy over such shares to an officer or director of our company at the request of our board of directors in connection with any manner to be considered at a meeting of our stockholders;

•

entering into a voting trust agreement with holders who are also Class B common stockholders providing the agreement does not exceed a term of one year, is terminable at the holder's option at any time, and does not involve the payment of any consideration; and

•

pledging the shares pursuant to a bona fide loan or indebtedness transaction; provided, however, that if the shares are foreclosed upon in connection with this transaction, such foreclosure will be deemed to be a transfer of the shares and subject to automatic conversion as described above.

Class B common stockholders are permitted to transfer the shares to and from "permitted entities, " which are generally considered to be trusts and retirement accounts for the benefit of the Class B stockholder or one over which such holder exercises voting and dispositive control, and controlled corporations. In the event the Class B common stockholder no longer controls these entities, each share automatically converts into one share of Class A common stock. Each share of Class B common stock also automatically converts into one share of Class A common stock upon the death of the holder.

Holders of Class B common stock have no preemptive or other subscription rights, and there are no redemption provisions for the Class B common stock. The rights of the holders of Class B common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued.

All 9,000,000 shares of Class B common stock were originally held by Mr. Miglino and Ms. DeRuggiero, executive officers and directors who founded our company. In October 2013 they converted their shares of Class B common stock into Class A common stock pursuant to its terms.

Preferred stock

Our board of directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on both classes of our common stock to be effective while any shares of preferred stock are outstanding.

On August 16, 2013, the board of directors approved a Certificate of Designations, Rights and Preferences pursuant to which it designated a series consisting of 200,000 shares of our blank check preferred stock as Series 1 Preferred Stock. The designations, rights and preferences of the Series 1 Preferred Stock are as follows:

•

each share has a stated and liquidation value of $0.001 per share;

•

the shares do not pay any dividends, except as may be declared by our board of directors, and are not redeemable;

•

the shares do not have any voting rights, except as may be provided under Delaware law;

•

each share is convertible into 10 shares of our Class A common stock, subject to customary anti-dilution provisions in the event of stock splits, recapitalizations and similar corporate events; and

•

the number of shares of Series 1 Preferred Stock, as well as the number of shares of Class A common stock issued upon a conversion of shares of Series 1 Preferred Stock, that a holder may enter into a Disposition for at any one time shall be limited to an amount which is pari passu to any Disposition of Class A common stock by either Christopher Miglino and/or Erin DeRuggiero, executive officers and directors of our company. Notwithstanding anything contained in the designations, the holder of Series 1 Preferred Stock is not obligated to make any Dispositions of Series 1 Preferred Stock or Class A common stock issued upon the conversion of Series 1 Preferred Stock.

Warrants

We currently have outstanding Class A common stock purchase warrants to purchase an aggregate of 10,151,347 shares of our Class A common stock at exercise prices ranging from $1.00 to $2.00 per share and expiring between August 2016 and October 2019.

Special approval for change in control transactions

Our certificate of incorporation provides that in the event a person seeks to acquire us by means of a merger or consolidation transaction, a purchase of all or substantially all of our assets, or an issuance of stock which constitutes 2% or more of our outstanding shares at the time of issuance and which results in any person or group owning more than 50% of our outstanding voting power, then these types of acquisition transactions must be approved by our stockholders at an annual or special meeting. At this meeting, we must obtain the approval of stockholders representing the greater of:

•

A majority of the voting power of our outstanding capital stock; and

•

60% of the voting power of the shares of capital stock present in person or represented by proxy at the stockholder meeting and entitled to vote.

Transfer agent

The transfer agent and registrar for our Class A common stock is Transfer Online, Inc., 512 SE Salmon Street, Portland, OR 97214.

SELLING SECURITY HOLDERS

At October 30, 2015 we had 27,250,229 shares of our Class A common stock issued and outstanding. This prospectus relates to periodic offers and sales by the selling security holders listed below and their pledgees, donees and other successors in interest of up to 3,210,000 shares of our presently outstanding shares of Class A common stock purchased by the selling security holders from us in private placements in 2013 and 2014.

The following table sets forth:

•

the name of each selling security holder;

•

the number of common shares owned; and

•

the number of Class A common shares being registered for resale by the selling security holder.

The following table sets forth certain information known to us as of the date of this prospectus and as adjusted to reflect the sale of the shares offered hereby with respect to the beneficial ownership of our Class A common stock by the selling security holders. We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. All of the securities owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the securities owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling security holders upon termination of any offering made hereby.

Name of selling security holder	No. of shares beneficially owned	No. of shares being registered	No. of shares owned after the offering	% owned after the offering

Siskey Capital, LLC (1)	1,250,000	800,000	450,000	1.6%
Carolina Preferred Technology Investments, LLC (2)	2,143,000	1,410,000	733,000	2.6%
Siskey Capital Opportunity Fund II, LLC (3)	1,950,000	1,450,000	500,000	3.4%
Total		3,210,000

———————

(1)

The number of shares of Class A common stock beneficially owned includes (i) 800,000 shares which are presently outstanding, (ii) 225,000 shares issuable upon the conversion of a convertible promissory note due Siskey Capital, LLC by Ms. Erin DeRuggiero, an executive officer and director of our company, and (iii) 225,000 shares issuable upon the exercise of a warrant issued to Siskey Capital, LLC by Ms. DeRuggiero.  The number of shares offered includes presently outstanding shares of our Class A common stock.  The ability of Siskey Capital, LLC to enter into a disposition of 350,000 shares of those presently outstanding shares is limited to an amount which is pari passu to any disposition of Class A common stock by either Mr. Christopher Miglino and/or Ms. DeRuggiero, executive officers and directors of our company.  Messrs. Richard C. Siskey and Martin A. Sumichrast in their positions at Siskey Capital, LLC have shared right to direct the vote and disposition of securities owned by Siskey Capital, LLC.  Messrs. Siskey and Sumichrast each disclaim beneficial ownership of the securities held of record by this entity except to the extent of his pecuniary interest therein. Excludes securities held of record by Carolina Preferred Technology Investments, LLC and Siskey Capital Opportunity Fund II, LLC.  Please see footnotes 2 and 3.

(2)

The number of shares beneficially owned includes 733,000 shares underlying common stock purchase warrants held by Carolina Preferred Technology Investments, LLC.  Under the terms of the warrants, the holder may not exercise the warrants to the extent such exercise would cause the holder, together with its affiliates, to beneficially own a number of shares of Class A common stock which would exceed 4.99% of our then outstanding shares of Class A common stock following such exercise. This limitation may be increased to 9.99% at the holder’s option upon 61 days notice to us.  SCAP Management Group, LLC is the managing member of Carolina Preferred Technology Investments, LLC. Messrs. Richard C. Siskey and Martin A. Sumichrast in their positions at SCAP Management Group, LLC have shared right to direct the vote and disposition of securities owned by Carolina Preferred Technology Investments, LLC. Messrs. Siskey and Sumichrast each disclaim beneficial ownership of the securities held of record by these entities except to the extent of his pecuniary interest therein. Excludes securities held of record by Siskey Capital, LLC and Siskey Capital Opportunity Fund II, LLC. Please see footnotes 1 and 3.

(3)

The number of shares beneficially owned includes (i) 500,000 shares underlying common stock purchase warrants held by Siskey Capital Opportunity Fund II, LLC, (ii) 225,000 shares of our Class A common stock underlying a convertible note due Siskey Capital Opportunity Fund II, LLC by Ms. Erin DeRuggiero, an executive officer and director of our company, and (ii) 225,000 shares of our Class A common stock issuable upon an exercise of a warrant issued to Siskey Capital Opportunity Fund, LLC by Ms. DeRuggiero.  Under the terms of the warrants, the holder may not exercise the warrants to the extent such exercise would cause the holder, together with its affiliates, to beneficially own a number of shares of Class A common stock which would exceed 4.99% of our then outstanding shares of Class A common stock following such exercise. This limitation may be increased to 9.99% at the holder’s option upon 61 days notice to us.  SCAP Management Group, LLC is the managing member of Siskey Capital Opportunity Fund II, LLC. Messrs. Richard C. Siskey and Martin A. Sumichrast in their positions at SCAP Management Group, LLC have shared right to direct the vote and disposition of securities owned by Siskey Capital Opportunity Fund II, LLC. Messrs. Siskey and Sumichrast each disclaim beneficial ownership of the securities held of record by these entities except to the extent of his pecuniary interest therein. Excludes securities held of record by Siskey Capital, LLC and Carolina Preferred Technology Investments, LLC.  Please see footnotes 1 and 2.

None of the selling security holders are broker-dealers or affiliates of broker-dealers. Mr. Martin A. Sumichrast, who holds joint voting and dispositive control over securities owned by the selling security holders, became a member of our board of directors in January 2015 subsequent to the purchase of these securities by the selling security holders.  Except for Mr. Sumichrast, none of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

PLAN OF DISTRIBUTION

We are registering the shares of our Class A common stock to permit the resale of these shares of Class A common stock by the selling security holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the shares of our Class A common stock. We will bear all fees and expenses incident to our obligation to register the shares of our Class A common stock.

The selling security holders may sell all or a portion of the shares of Class A common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Class A common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected from time to time pursuant to one or more of the following methods, which may involve crosses or block transactions:

•

on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the securities may be listed or quoted at the time of sale;

•

in the over-the-counter market;

•

in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•

through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

public or privately negotiated transactions;

•

through the settlement of short sales;

•

transactions in which broker-dealers agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; or

•

any other method permitted pursuant to applicable law.

If the selling security holders effect such transactions by selling shares of Class A common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the shares of Class A common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Class A common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Class A common stock in the course of hedging in positions they assume. The selling security holders may also sell shares of Class A common stock short and deliver shares of Class A common stock covered by this prospectus to close out short positions, and to return borrowed shares in connection with such short sales, provided, that the short sales are made after the registration statement is declared effective. The selling security holders may also loan or pledge shares of Class A common stock to broker-dealers in connection with bona fide margin accounts secured by the shares of Class A common stock, which shares broker-dealers could in turn sell if the selling security holders default in the performance of their respective secured obligations.

The selling security holders may pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if any of them defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock from time to time pursuant to this prospectus. The selling security holders also may transfer and donate the shares of Class A common stock in other circumstances in which case the transferees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. We will file an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The selling security holders and any broker-dealer participating in the distribution of the shares of Class A common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. At the time a particular offering of the shares of Class A common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Class A common stock being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to underwriters or broker-dealers.

Under the securities laws of some states, the shares of Class A common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Class A common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling security holder will sell any or all of the shares of Class A common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, and the rules and regulations thereunder, including, without limitation, Regulation M of the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of any of the shares of Class A common stock by the selling security holders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A common stock to engage in market-making activities with respect to the shares of Class A common stock. All of the foregoing may affect the marketability of the shares of Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering of the shares of our Class A common stock pursuant to this prospectus and any applicable prospectus supplement.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Class A common stock will be freely tradable in the hands of persons other than our affiliates.

Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144, rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Pearlman Schneider LLP, 2200 Corporate Boulevard, N.W., Suite 210, Boca Raton, Florida 33431.

EXPERTS

Our consolidated balance sheets as of December 31, 2014 and 2013 and the related consolidated statement of operations, stockholders' deficit and cash flows for the years ended December 31, 2014 and 2013 included in this prospectus have been audited by RBSM LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

The balance sheets of Steel Media as of December 31, 2013 (restated) and 2012 (restated) and the related statement of operations, stockholders' deficit and cash flows for the years ended December 31, 2013 (restated) and 2012 (restated) included in this prospectus have been audited by RBSM LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission the registration statement on Form S-1 under the Securities Act of 1933 for the Class A common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by Securities and Exchange Commission rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

This registration statement on Form S-1, including exhibits, is available over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

SOCIAL REALITY, INC.

INDEX TO FINANCIAL STATEMENTS

Page No.

Condensed Consolidated Balance Sheets at June 30, 2015 (unaudited) and December 31, 2014	F-2
Condensed Consolidated Statements of Operations (unaudited) for the three and six months ended June 30, 2015 and 2014	F-3
Condensed Consolidated Statements of Cash Flows (unaudited) for the six months ended June 30, 2015 and 2014	F-4
Notes to Condensed Consolidated Unaudited Financial Statements June 30, 2015	F-5

Report of Independent Registered Public Accounting Firm	F-16
Consolidated Balance Sheets of at December 31, 2014 and 2013	F-17
Consolidated Statements of Operations for the years ended December 31, 2014 and 2013	F-18
Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended December 31, 2014 and 2013	F-19
Consolidated Statements of Cash Flows for the years ended December 31, 2014 and 2013	F-21
Notes to Consolidated Financial Statements December 31, 2014 and 2013	F-23

Condensed Balance Sheet of Steel Media (unaudited) at September 30, 2014 (restated)	F-43
Condensed Income Statements of Steel Media (unaudited) for the nine month periods ended September 30, 2014 (restated) and 2013 (restated)	F-44
Condensed Statements of Stockholders' Equity of Steel Media (unaudited) for the nine month periods ended September 30, 2014 (restated) and 2013 (restated)	F-45
Condensed Statements of Cash Flows of Steel Media (unaudited) for the nine month periods ended September 30, 2014 (restated) and 2013(restated)	F-46
Notes to Condensed Financial Statements of Steel Media (unaudited) September 30, 2014 (restated) and 2013 (restated)	F-47

Report of Independent Registered Public Accounting Firm	F-50
Balance Sheets of Steel Media at December 31, 2013 (restated) and 2012 (restated)	F-51
Statements of Operations of Steel Media for the years ended December 31, 2013 (restated) and 2012 (restated)	F-52
Statements of Stockholders’ Equity (Deficit) of Steel Media for the years ended December 31, 2013 (restated) and 2012 (restated)	F-53
Statements of Cash Flows of Steel Media for the years ended December 31, 2013 (restated) and 2012 (restated)	F-54
Notes to Financial Statements of Steel Media December 31, 2013 and 2012	F-55

Social Reality, Inc. Unaudited Pro forma Balance Sheet at September 30, 2014	F-60
Social Reality, Inc. Unaudited Pro forma Statements of Operations for the nine months ended September 30, 2014	F-63
Social Reality, Inc. Unaudited Pro forma Statements of Operations for the year ended December 31, 2013	F-64
Social Reality, Inc. Notes to Unaudited Pro forma Financial Statements	F-65

SOCIAL REALITY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2015	2014
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$1,515,726	$1,843,393
Accounts receivable, net of allowance for doubtful accounts of $103,533 and $52,338	9,124,275	3,874,620
Prepaid expenses	142,259	222,532
Other current assets	2,450	7,352
Total current assets	10,784,710	5,947,897

Property and equipment, net of accumulated depreciation of $34,460 and $25,013	18,155	27,602

Goodwill and other intangibles	18,318,911	18,318,911
Deferred debt issue costs	2,279,366	2,907,736
Prepaid stock based compensation	690,793	1,008,019
Other assets	9,194	4,804

Total assets	$32,101,129	$28,214,969

Liabilities and stockholders' equity

Current liabilities:
Accounts payable and accrued expenses	$7,810,331	$2,882,120
Note payable - related party	2,500,000	2,500,000
Notes payable, current portion	1,541,000	1,350,000
Unearned revenue	22,640	25,295
Contingent consideration payable to related party - current portion	3,827,339	3,586,722
Put liability	1,344,538	—
Total current liabilities	17,045,848	10,344,137

Notes payable	7,131,728	7,713,014
Contingent consideration payable to related party - long term	3,356,412	3,145,401
Put liability	—	1,260,010

Total liabilities	27,533,988	22,462,562

Stockholders' equity:
Preferred stock, authorized 50,000,000 shares, $0.001 par value,
Undesignated, 49,800,000 shares, no shares issued and outstanding
Series 1 Preferred stock, authorized 200,000 shares, 86,000 shares issued and outstanding, respectively	86	86
Class A common stock, authorized 250,000,000 shares, $0.001 par value, 29,544,943 and 29,416,612 shares issued, respectively, and 27,158,080 and 27,029,749 shares outstanding, respectively	27,158	27,030
Class B common stock, authorized 9,000,000 shares, $0.001 par value, no shares issued and outstanding	—	—
Additional paid in capital	13,596,629	13,143,153
Accumulated deficit	(9,056,732)	(7,417,862)
Total stockholders' equity	4,567,141	5,752,407

Total liabilities and stockholders' equity	$32,101,129	$28,214,969

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

SOCIAL REALITY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2015 AND 2014

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2015	2014	2015	2014

Revenues	$10,761,573	$276,934	$14,782,857	$830,611
Cost of revenue	5,158,443	204,305	7,400,918	576,920

Gross profit	5,603,130	72,629	7,381,939	253,691

Operating expense	4,252,752	953,202	7,162,752	1,822,607

Income (loss) from operations	1,350,378	(880,573)	219,187	(1,568,916)

Interest (expense) income	(934,787)	461	(1,858,057)	994

Income (loss) before provision for income taxes	415,591	(880,112)	(1,638,870)	(1,567,922)

Provision for income taxes	—	—	—	—

Net income (loss)	$415,591	$(880,112)	$(1,638,870)	$(1,567,922)

Net income (loss) per share, basic	$0.02	$(0.04)	$(0.06)	$(0.08)
Net income (loss) per share, diluted	$0.01	$(0.04)	$(0.06)	$(0.08)

Weighted average shares outstanding, basic	26,911,285	20,515,259	26,879,029	20,390,170
Weighted average shares outstanding, diluted	29,520,556	20,515,259	26,879,029	20,390,170

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

SOCIAL REALITY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTH PERIODS ENDED JUNE 30, 2015 AND 2014

(Unaudited)

	Six Month Periods Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(1,638,870)	$(1,567,922)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Amortization of stock based prepaid fees	317,226	336,834
Stock based compensation	446,683	147,909
Amortization of debt issue costs	628,370	—
PIK interest expense accrued to principal	176,966	—
Accretion of contingent consideration	451,628	—
Accretion of put liability	84,528	—
Depreciation	9,447	6,522
Bad debt expense	51,195	—
Changes in operating assets and liabilities:
Accounts receivable	(5,300,850)	167,424
Prepaid expenses	80,273	(8,645)
Other current assets	4,902	(2,000)
Other assets	(4,390)	(804)
Accounts payable and accrued expenses	4,928,211	(503,965)
Unearned revenue	(2,655)	—

Cash provided (used) by operating activities	232,664	(1,424,647)

Cash flows from investing activities:
Purchase of equipment	—	(6,856)

Cash used by investing activities	—	(6,856)

Cash flows from financing activities:
Sale of common stock	—	1,273,161
Cost of common stock sale	—	(16,291)
Proceeds from warrant offering	6,921	—
Repayments of note payable	(567,252)	—

Cash (used) provided by financing activities	(560,331)	1,256,870

Net decrease in cash	(327,667)	(174,633)
Cash, beginning of period	1,843,393	1,715,264
Cash, end of period	$1,515,726	$1,540,631

Supplemental Schedule of Cash Flow Information:
Cash paid for interest	$462,887	$—
Cash paid for taxes	$—	$—

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

SOCIAL REALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2015 AND 2014

(Unaudited)

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation

Social Reality, Inc. ("Social Reality", "we", "us" or "the Company") is a Delaware corporation formed on August 2, 2011. Effective January 1, 2012 we acquired all of the member interests and operations of Social Reality, LLC, a California limited liability company formed on August 14, 2009, which began business in May of 2010, in exchange for 12,328,767 shares of our Class A and Class B common stock. The former members of Social Reality, LLC owned all of our common stock after the acquisition.

At Social Reality, we sell digital advertising campaigns to advertising agencies and brands. We have developed technology that allows brands to launch and manage digital advertising campaigns, and we provide the platform that allows website publishers to sell their media inventory to a number of digital adverting buyers. Our focus is to provide technology tools that enable both publishers and advertisers to maximize their digital advertising initiatives. We derive our revenues from:

•

sales of digital advertising campaigns to advertising agencies and brands;

•

sales of media inventory owned by our publishing partners through real-time bidding, or RTB, exchanges;

•

sale and licensing of our GroupAd platform and related media; and,

•

creation of custom platforms for buying media on SRAX for large brands.

The five core elements of this business are:

•

Social Reality Ad Exchange or "SRAX" – Real Time Bidding sell side and buy side representation is our technology which assists publishers in delivering their media inventory to the real time bidding, or RTB, exchanges.

•

GroupAd is a social media and loyalty platform that allows brands to launch and manage their social media initiatives.

•

SRAX MD is an ad targeting & data platform for healthcare brands, agencies and medical content publishers. Healthcare and pharmaceutical publishers utilize the platform for yield optimization, audience extension campaigns and re-targeting of their healthcare professional audience. Agencies and brands purchase targeted digital and mobile ad campaigns.

•

SRAX DI is a team of social media experts that helps brands and agencies create and manage their social media presence.

•

Steel Media provides display, mobile, and email ad inventory to brands and ad agencies. This acquisition has allowed us to begin selling our buy-side RTB services to advertising agencies, and allows us to provide digital media inventory for Steel's campaigns, resulting in increased gross margins for the combined companies.

We offer our customers a number of pricing options including cost-per-thousand-impression ("CPM"), whereby our customers pay based on the number of times the target audience is exposed to the advertisement, and cost-per-engagement ("CPE"), whereby payment is triggered only when an individual takes a specific activity.

We also create applications as custom programs and build them on a campaign-by-campaign basis, and offer them on a managed- or self-service subscription basis through our GroupAd platform. GroupAd allows brand marketers to select from a number of pre-created applications and then deploy them into their social media channels.

SOCIAL REALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2015 AND 2014

(Unaudited)

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Social Reality is also an approved Facebook advertising partner, through Facebook’s PMD (Preferred Marketing Developer) program. We sell targeted and measurable online advertising campaigns and programs to brand advertisers and advertising agencies across large Facebook apps and websites, generating qualified Facebook likes and quantifiable engagement for our clients, driving online sales and increased brand equity.

We are headquartered in Los Angeles, California.

Basis of Presentation

The accompanying condensed consolidated financial statements are unaudited. The unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and note disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

These interim financial statements as of and for the three and six months ended June 30, 2015 and 2014 are unaudited; however, in the opinion of management, such statements include all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position, results of operations and cash flows of the Company for the periods presented. The results for the three and six months ended June 30, 2015 are not necessarily indicative of the results to be expected for the year ending December 31, 2015 or for any future period. All references to June 30, 2015 and 2014 in these footnotes are unaudited.

These unaudited condensed financial statements should be read in conjunction with our audited financial statements and the notes thereto for the year ended December 31, 2014, included in the Company's annual report on Form 10-K filed with the SEC on March 31, 2015.

The condensed balance sheet as of December 31, 2014 has been derived from the audited financial statements at that date but does not include all disclosures required by the accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

The consolidated financial statements include the accounts of the Company and its subsidiaries from the acquisition date of majority voting control and through the date of disposition, if any.

Use of Estimates

Accounting principles generally accepted in the United States ("GAAP") require management of the Company to make estimates and assumptions in the preparation of these consolidated financial statements that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates and assumptions.

The most significant areas that require management judgment and which are susceptible to possible change in the near term include the Company's revenue recognition, allowance for doubtful accounts and sales credits, stock-based compensation, income taxes, goodwill and other intangible assets. The accounting policies for these areas are discussed elsewhere in these consolidated financial statements.

SOCIAL REALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2015 AND 2014

(Unaudited)

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments with a remaining maturity at the date of purchase of three months or less to be cash equivalents.

Revenue Recognition

The Company recognizes revenue when the following criteria have been met: persuasive evidence of an arrangement exists, no significant Company obligations remain, collection of the related receivable is reasonably assured, and the fees are fixed or determinable. The Company acts as a principal in its revenue transactions as the Company is the primary obligor in the transactions. Revenue is recognized on a gross basis, and media and publisher expenses that are directly related to a revenue-generating event are recorded as a component of cost of revenue.

Cost of Revenue

Cost of revenue consists of payments to media providers and website publishers that are directly related to a revenue-generating event and project and application design costs. The Company becomes obligated to make payments related to media providers and website publishers in the period the advertising impressions, click-throughs, actions or lead-based information are delivered or occur. Such expenses are classified as cost of revenue in the corresponding period in which the revenue is recognized in the accompanying income statement.

Accounts Receivable

Credit is extended to customers based on an evaluation of their financial condition and other factors. Management periodically assesses the Company's accounts receivable and, if necessary, establishes an allowance for estimated uncollectible amounts. Accounts determined to be uncollectible are charged to operations when that determination is made. The Company usually does not require collateral.

Concentration of Credit Risk, Significant Customers and Supplier Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in the United States. The balances in the United States held at any one financial institution are generally in excess of Federal Deposit Insurance Corporation ("FDIC") insurance limits. The uninsured cash bank balances were approximately $1,016,000 at June 30, 2015. The Company has not experienced any loss on these accounts. The balances are maintained in demand accounts to minimize risk.

At June 30, 2015, one SRAX AD Exchange customer, who collects advertising payments from multiple advertisers, and two additional customers each accounted for more than 10% of the accounts receivable balance, for a total of 80%. For the six months ended June 30, 2015 two customers accounted for 63% of total revenue. Additionally, 10% of our revenue was collected and paid to us by one of our RTB exchange service providers. For the six months ended June 30, 2014, 75% of our revenue was collected and paid to us by two of our RTB exchange service providers.

Fair Value of Financial Instruments

The Company's financial instruments, including cash and cash equivalents, net accounts receivable, accounts payable and accrued expenses, are carried at historical cost. At June 30, 2015 and December 31, 2014 the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

SOCIAL REALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2015 AND 2014

(Unaudited)

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Business Combinations

For all business combinations (whether partial, full or step acquisitions), the Company records 100% of all assets and liabilities of the acquired business, including goodwill, generally at their fair values; contingent consideration, if any, is recognized at its fair value on the acquisition date and; for certain arrangements, changes in fair value are recognized in earnings until settlement; and acquisition-related transaction and restructuring costs are expensed rather than treated as part of the cost of the acquisition.

Goodwill

The Company will test for impairment of goodwill annually as of September 30 at the reporting unit level or whenever events or circumstances indicate that goodwill might be impaired. The impairment test is a two-step process, whereby in the first step, the Company compares the estimated fair value of the reporting unit with the reporting unit's carrying amount, including goodwill. The Company determines the estimated fair value of each reporting unit using a discounted cash flow approach, giving consideration to the market valuation approach. If the carrying amount of a reporting unit exceeds the reporting unit's fair value, the Company performs the second step of the goodwill impairment test to determine the amount of impairment, if any.

Long-lived Assets

Management evaluates the recoverability of the Company's identifiable intangible assets and other long-lived assets when events or circumstances indicate a potential impairment exists. Events and circumstances considered by the Company in determining whether the carrying value of identifiable intangible assets and other long-lived assets may not be recoverable include, but are not limited to: significant changes in performance relative to expected operating results; significant changes in the use of the assets; significant negative industry or economic trends; a significant decline in the Company's stock price for a sustained period of time; and changes in the Company's business strategy. In determining if impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If impairment is indicated based on a comparison of the assets' carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Earnings (loss) Per Share

We use ASC 260, "Earnings Per Share" for calculating the basic and diluted earnings (loss) per share. We compute basic earnings (loss) per share by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options and warrants and stock awards. For periods with a net loss, basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share.

There were 13,735,471 common share equivalents at June 30, 2015 and 5,972,535 at June 30, 2014. For the six months ended June 30, 2015 and the three and six months ended June 30, 2014 these potential shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share. The dilutive effect of potential common shares for the three months ended June 30, 2015 totaled 2,609,271 shares.

SOCIAL REALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2015 AND 2014

(Unaudited)

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

We utilize ASC 740 “Income Taxes” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at year-end based on enacted laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

The Company recognizes the impact of a tax position in the financial statements only if that position is more likely than not of being sustained upon examination by taxing authorities, based on the technical merits of the position. Our practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

Stock-Based Compensation

We account for our stock based compensation under ASC 718 "Compensation – Stock Compensation" using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments.

We use the fair value method for equity instruments granted to non-employees and use the Black-Scholes model for measuring the fair value of options. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

Business Segments

The Company uses the "management approach" to identify its reportable segments. The management approach designates the internal organization used by management for making operating decisions and assessing performance as the basis for identifying the Company's reportable segments. Using the management approach, the Company determined that it has one operating segment due to business similarities and similar economic characteristics.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 2 – RECENT ACQUISITIONS

Acquisition of Steel Media

On October 30, 2014, we acquired 100% of the capital stock of Steel Media, a California corporation ("Steel Media"), from Richard Steel pursuant to the terms and conditions of a stock purchase agreement, dated October 30, 2014, by and among the Company, Steel Media and Mr. Steel (the "Stock Purchase Agreement").

The acquisition of Steel Media is intended to complement and augment the current operations of Social Reality. Together, the companies intend to offer and deliver improved performance and technology for digital advertising buy-side and sell-side solutions, delivered to agencies, brands and publishers by our combined digital sales team. We expect that the combined expertise of the two companies will enhance the quality of our technology and service.

SOCIAL REALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2015 AND 2014

(Unaudited)

NOTE 2 – RECENT ACQUISITIONS (CONTINUED)

As consideration for the purchase of Steel Media, we agreed to pay the Seller up to $20 million, consisting of: (i) a cash payment at closing of $7.5 million; (ii) a cash payment of $2 million which is being held in escrow to satisfy certain indemnification obligations to the extent such arise under the Stock Purchase Agreement; (iii) a one year secured subordinated promissory note in the principal amount of $2.5 million (the "Note") which is secured by 2,386,863 shares of our Class A common stock (the "Escrow Shares"); and (iv) an earnout payment of up to $8 million (the "Earnout Consideration"). We have recorded the Earnout Consideration at its present value of $6,584,042. Changes in the value will be recorded through the statement of operations. The total acquisition price aggregates $18,584,042.

The final accounting for the acquisition of Steel Media has not been completed and will be completed during the third quarter of 2015. The preliminary allocation of the purchase price to the assets acquired and liabilities assumed based on the estimated fair values is as follows:

Cash	$32,038
Accounts receivable and other assets	2,975,728
Equipment	7,777
Goodwill and other intangibles	17,562,911
Total assets acquired	20,578,454
Accounts payable and other liabilities	(1,994,412)
Total	$18,584,042

At this time we do not expect that goodwill will be tax deductible.

Acquisition of Five Delta, Inc.

On December 19, 2014 we acquired 100% of the outstanding capital stock of Five Delta, Inc., a Delaware corporation ("Five Delta"), in exchange for 600,000 shares of our Class A common stock pursuant to the terms and conditions of the Share Acquisition and Exchange Agreement dated December 19, 2014 (the "Five Delta Agreement") by and among Social Reality, Five Delta and the stockholders of Five Delta. The acquisition price was $756,000.

Five Delta is a managed advertising service that uses proprietary technology and methods to optimize digital advertising for its customers. Five Delta primarily utilizes high-quality first-party data from major platforms like Facebook, Yahoo, LinkedIn and Google in optimization decisions. Five Delta's goal is to maximize marketing budget utility while simultaneously reporting clear and actionable information to its clients.

The acquisition of Five Delta is intended to complement and augment the current operations of Social Reality and Steel Media through the integration of its proprietary technology and methods into our operations.

The final accounting for the acquisition of Five Delta has not been completed and will be completed during the third quarter of 2015. The entire purchase price has been preliminarily allocated to intellectual property.

SOCIAL REALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2015 AND 2014

(Unaudited)

NOTE 3 – NOTES PAYABLE

2014 Transactions:

Financing Agreement with Victory Park Management, LLC as agent for the lenders

On October 30, 2014 (the "Financing Agreement Closing Date"), the Company entered into a financing agreement (the "Financing Agreement") with Victory Park Management, LLC, as administrative agent and collateral agent for the lenders and holders of notes and warrants issued thereunder (the "Agent"). The Financing Agreement provides for borrowings of up to $20 million to be evidenced by notes issued thereunder, which are secured by a first priority, perfected security interest in substantially all of the assets of the Company and its subsidiaries (including Steel Media) and a pledge of 100% of the equity interests of each domestic subsidiary of the Company pursuant to the terms of a pledge and security agreement (the "Pledge and Security Agreement") entered into by the Company on the Financing Agreement Closing Date (which was joined by Steel Media immediately after the Company's acquisition of Steel Media). The Financing Agreement contains covenants limiting, among other things, indebtedness, liens, transfers or sales of assets, distributions or dividends, and merger or consolidation activity. The notes (the "Financing Notes") issued pursuant to the Financing Agreement, including the note issued to the lender thereunder in the original aggregate principal amount of $9 million on the Financing Agreement Closing Date (the "Initial Financing Note"), bear interest at a rate per annum equal to the sum of (1) cash interest at a rate of 10% per annum and (2) payment-in-kind (PIK) interest at a rate of 4% per annum for the period commencing on the Financing Agreement Closing Date and extending through the last day of the calendar month during which the Company's financial statements for December 31, 2014 are delivered, and which PIK interest rate thereafter from time to time may be adjusted based on the ratio of the Company's consolidated indebtedness to its earnings before interest, taxes, depreciation and amortization. If the Company achieves a reduction in the leverage ratio as described in the Financing Agreement, the PIK interest rate declines on a sliding scale from 4% to 2%. The Financing Notes issued under the Financing Agreement are scheduled to mature on October 30, 2017, with scheduled quarterly payment dates commencing December 31, 2014. Proceeds from the Initial Financing Note issued on the Financing Agreement Closing Date were used to finance, in part, the Company's acquisition of Steel Media as described in Note 2.

The Financing Agreement provides for subsidiaries of the Company to join the Financing Agreement from time to time as borrowers and cross guarantors thereunder. Immediately after the Company's acquisition of Steel Media on October 30, 2014, Steel Media executed a joinder agreement under which it became a borrower under the Financing Agreement. The Company and its subsidiary, Steel Media, are cross guarantors of each other's obligations under the Financing Agreement, all of which guaranties and obligations are secured pursuant to the terms of the Pledge and Security Agreement.

On May 14, 2015 we entered into the First Amendment to Financing Agreement with Victory Park Management, LLC, as administrative agent and collateral agent for the lenders. Under the terms of the amendment, the leverage ratio, senior leverage ratio, fixed charge coverage ratio and interest coverage ratio under the Financing Agreement were all modified, and the minimum current ratio was reduced. The amendment also modified our obligations with respect to the delivery of certain reports, certain representations by us as well as clarifying other additional terms by which the loan is administered.

Notes payable consists of the following:

Principal amount	$8,441,735
PIK interest accrued	230,993
8,672,728
Less current portion	(1,541,000)

Notes payable and PIK interest accrued, net of current portion	$7,131,728

SOCIAL REALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2015 AND 2014

(Unaudited)

NOTE 3 – NOTES PAYABLE (CONTINUED)

Pursuant to the Financing Agreement, the Company also issued to the lender thereunder, on the Financing Agreement Closing Date, a five year warrant to purchase 2,900,000 shares of its Class A common stock at an exercise price of $1.00 per share (the "Financing Warrant"). Pursuant to the Financing Warrant, the warrant holder has the right, at any time after the earlier of April 30, 2016 and the maturity date of the Financing Notes issued pursuant to the Financing Agreement, but prior to the date that is five years after the Financing Agreement Closing Date, to exercise its put right under the terms of the Financing Warrant, pursuant to which the warrant holder may sell to the Company, and the Company will purchase from the warrant holder, all or any portion of the Financing Warrant that has not been previously exercised. In connection with any exercise of this put right, the purchase price will be equal to an amount based upon the percentage of the Financing Warrant for which the put right is being exercised, multiplied by the lesser of (A) 50% of the total revenue for the Company and its subsidiaries, on a consolidated basis, for the trailing 12- month period ending with the Company's then-most recently completed fiscal quarter, and (B) $1,500,000. We have recorded the put liability at its present value of $1,232,294 and have recorded it as deferred debt cost. We will record the accretion as interest expense.

Activity for the put liability during the six months ended June 30, 2015 was:

	December 31, 2014	Activity During the Period	Accretion in Value	June 30, 2015
Put liability	$1,260,010	$—	$84,528	$1,344,538
Total	$1,260,010	$—	$84,528	$1,344,538

We incurred a total of $3,164,352 of costs related to the Financing Agreement. These costs will be amortized to interest expense over the life of the debt.

During the three and six months ended June 30, 2015, $308,434 and $628,370, respectively, was amortized with a remaining balance of $2,279,366 reported as deferred debt issue costs as of June 30, 2015.

Note payable – Richard Steel

As partial consideration for the purchase of Steel Media described in Note 2, we executed a one year secured subordinated promissory note in the principal amount of $2.5 million (the "Note") which is secured by 2,386,863 shares of our Class A common stock (the "Escrow Shares").

The Note issued to Mr. Steel bears interest at the rate of 5% per annum and the principal and accrued interest is due and payable on October 30, 2015. The amounts due under the Note accelerate and become immediately due and payable upon the occurrence of an event of default as described in the Note. Upon an event of default under the Note, the interest rate increases to 10% per annum. The Note may be prepaid upon five days' notice to Mr. Steel, and the Note must be prepaid upon a change of control of the Company or Steel Media. The Note is also subject to certain mandatory partial prepayments for each of the fiscal quarters ending December 31, 2014, March 31, 2015 and June 30, 2015 in an amount equal to 25% of the "Excess Cash Amount" as defined in the Note.

SOCIAL REALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2015 AND 2014

(Unaudited)

NOTE 4 – STOCKHOLDERS' EQUITY

Preferred Stock

We are authorized to issue 50,000,000 of preferred stock, par value $0.001, of which 200,000 shares have been designated as Series 1 Preferred Stock.

Common Stock

We are authorized to issue an aggregate of 259,000,000 shares of common stock. Our certificate of incorporation provides that we will have two classes of common stock: Class A common stock (authorized 250,000,000 shares, par value $0.001), which has one vote per share, and Class B common stock (authorized 9,000,000 shares, par value $0.001), which has ten votes per share. Any holder of Class B common stock may convert his or her shares at any time into shares of Class A common stock on a share-for-share basis. Otherwise the rights of the two classes of common stock are identical.

In January 2015 we sold three-year warrants to purchase 882,001 shares of our Class A common stock at an exercise price of $1.50 to 20 existing stockholders of our company in a private transaction. We received gross proceeds of $8,820 for which we did not pay any commissions or finder's fees. The investors were accredited investors and the issuances were exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(a)(2) of that act.

During the six months ended June 30, 2015 we issued 128,331 shares of Class A common stock for stock awards that have vested.

Stock Awards

During the three and six months ended June 30, 2015 we recorded expense of $117,822 and $303,842 related to stock awards granted in prior years.

Stock Options and Warrants

During February 2015 we granted 12,000 common stock options to a director. The options will vest quarterly over one year. The options have an exercise price of $1.20 per share and a term of five years. These options have a grant date fair value of $0.62 per option, determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 0.50%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 99%; and (4) an expected life of the options of 2 years. We have recorded an expense for the director options of $1,867 and $3,111 for the three and six months ended June 30, 2015, respectively.

During the three and six months ended June 30, 2015 we recorded expense of $68,828 and $139,730, respectively, related to stock options granted in prior years.

NOTE 5 – RELATED PARTY TRANSACTIONS

We are obligated to Richard Steel, our president and a director, pursuant to a promissory note in the amount of $2,500,000, as described in Note 3.

We are also obligated to Mr. Steel for contingent Earnout Consideration of up to $8,000,000 incurred in connection with the acquisition of Steel Media, as described in Note 2. The Company initially recorded the liability at its present value of $6,584,042. Changes in the value will be recorded through the statement of operations.

SOCIAL REALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2015 AND 2014

(Unaudited)

NOTE 5 – RELATED PARTY TRANSACTIONS (CONTINUED)

Activity for the contingent consideration payable during the six months ended June 30, 2015 was:

	December 31, 2014	Activity During the Period	Accretion in Value	June 30, 2015
Contingent consideration payable	$6,732,123	$—	$451,628	$7,183,751
Total	$6,732,123	$—	$451,628	$7,183,751

Maturities of contingent consideration are as follows:

Year ended December 31,
2015	$3,827,339
2016	$3,356,412

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases executive offices under an operating lease with lease terms which expire through December 31, 2018.

Rent expense for office space amounted to $37,719 and $11,303 for the three months ended June 30, 2015 and 2014, respectively. Rent expense amounted to $76,021 and $25,413 for the six months ended June 30, 2015 and 2014, respectively.

Other Commitments

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company's breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with its directors and certain of its officers and employees that will require the Company to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees. The Company has also agreed to indemnify certain former officers, directors and employees of acquired companies in connection with the acquisition of such companies. The Company maintains director and officer insurance, which may cover certain liabilities arising from its obligation to indemnify its directors and certain of its officers and employees, and former officers, directors and employees of acquired companies, in certain circumstances.

It is not possible to determine the maximum potential amount of exposure under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Such indemnification agreements may not be subject to maximum loss clauses.

Employment agreements

We have entered into employment agreements with a number of our employees. These agreements may include provisions for base salary, guaranteed and discretionary bonuses and option grants. The agreements may contain severance provisions if the employees are terminated without cause, as defined in the agreements.

SOCIAL REALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2015 AND 2014

(Unaudited)

NOTE 6 – COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation

From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. In addition, the Company may receive letters alleging infringement of patent or other intellectual property rights. The Company is not currently a party to any material legal proceedings, nor is the Company aware of any pending or threatened litigation that would have a material adverse effect on the Company's business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

NOTE 7 – SUBSEQUENT EVENTS

On July 6, 2015 we borrowed an additional $1,500,000 pursuant to the financing agreement with Victory Park Management, LLC described in Note 3. The loan funded on July 8, 2015. In connection therewith, we issued a Senior Secured Term Note to the Lender in the principal amount of $1,500,000.  As with the Initial Note, the Senior Secured Term Note bears interest at a rate per annum equal to the sum of (1) cash interest at a rate of 10% per annum, and (2) payment-in-kind (PIK) interest, as may be adjusted from time to time, based on the ratio of our consolidated indebtedness to our earnings before interest, taxes, depreciation and amortization.  If we achieve a reduction in the leverage ratio as described in the Financing Agreement, the PIK interest rate declines on a sliding scale from 4% to 2%. The Senior Secured Term Note will mature on October 30, 2017. We are using the proceeds from this additional draw under the Financing Agreement for working capital.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Social Reality, Inc.

Los Angeles, CA

We have audited the accompanying consolidated balance sheets of Social Reality, Inc. (the “Company”), as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We have conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Social Reality, Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ RBSM LLP

New York, New York

March 31, 2015

SOCIAL REALITY, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013

Assets

Current assets:
Cash and cash equivalents	$1,843,393	$1,715,264
Accounts receivable, net	3,874,620	441,831
Prepaid expenses	222,532	46,109
Other current assets	7,352	5,018
Total current assets	5,947,897	2,208,222

Property and equipment, net	27,602	27,798

Goodwill and other intangibles	18,318,911	—
Deferred debt issue costs	2,907,736	—
Prepaid stock based compensation	1,008,019	1,662,074
Other assets	4,804	9,453

Total assets	$28,214,969	$3,907,547

Liabilities and stockholders' equity

Current liabilities:
Accounts payable and accrued expenses	$2,882,120	$812,809
Note payable - related party	2,500,000	—
Notes payable, current portion	1,350,000	—
Unearned revenue	25,295	—
Contingent consideration payable to related party - current portion	3,586,722	—
Total current liabilities	10,344,137	812,809

Notes payable	7,713,014	—
Contingent consideration payable to related party - long term	3,145,401	—
Put liability	1,260,010	—
Total liabilities	22,462,562	812,809

Stockholders' equity:
Preferred stock, authorized 50,000,000 shares, $0.001 par value, Undesignated, 49,800,000 shares, no shares issued and outstanding	—	—
Series 1 Preferred stock, authorized 200,000 shares, 86,000 and 121,000 shares issued and outstanding, respectively	86	121
Class A common stock, authorized 250,000,000 shares, $0.001 par value, 29,416,612 and 19,901,794 shares issued at December 31, 2014 and 2013, respectively, and 27,029,749 and 19,901,794 shares outstanding at December 31, 2014 and 2013, respectively	27,030	19,902
Class B common stock, authorized 9,000,000 shares, $0.001 par value, no shares issued and outstanding	—	—
Additional paid in capital	13,143,153	6,081,014
Accumulated deficit	(7,417,862)	(3,006,299)
Total stockholders' equity	5,752,407	3,094,738

Total liabilities and stockholders' equity	$28,214,969	$3,907,547

The accompanying footnotes are an integral part of these consolidated financial statements.

SOCIAL REALITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2014 AND 2013

	Years ended December 31,
	2014	2013

Revenues	$5,120,343	$3,413,353
Cost of revenue	2,791,948	2,326,344

Gross profit	2,328,395	1,087,009

Operating expense	6,066,611	2,521,984

Loss from operations	(3,738,216)	(1,434,975)

Interest expense	(673,347)	(312,465)

Loss before provision for income taxes	(4,411,563)	(1,747,440)

Provision for income taxes	—	—

Net loss	$(4,411,563)	$(1,747,440)

Net loss per share, basic and diluted	$(0.20)	$(0.12)

Weighted average shares outstanding	21,808,515	14,691,010

The accompanying footnotes are an integral part of these consolidated financial statements.

SOCIAL REALITY, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, January 1, 2013	—	$—	12,912,129	$12,912	$1,224,087	$(1,258,859)	$(21,860)

Sale of common stock units	—	—	5,460,000	5,460	2,382,922	—	2,388,382

Preferred and common stock issued for services to be rendered	121,000	121	590,000	590	1,734,289	—	1,735,000

Common stock issued for services	—	—	335,000	335	318,165	—	318,500

Common stock awards vesting	—	—	51,665	52	(52)	—	—

Common stock issued for financing	—	—	174,010	174	(174)	—	—

Common stock warrant issued for services to be rendered	—	—	—	—	105,827	—	105,827

Common stock issued as payment of accounts payable	—	—	3,000	3	2,997	—	3,000

Repurchase of common stock issued for financing	—	—	(174,010)	(174)	174	—	—

Stock based compensation	—	—	550,000	550	312,779	—	313,329

Net loss	—	—	—	—	—	(1,747,440)	(1,747,440)

Balance, December 31, 2013	121,000	$121	19,901,794	$19,902	$6,081,014	$(3,006,299)	$3,094,738

The accompanying footnotes are an integral part of these consolidated financial statements.

SOCIAL REALITY, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2013	121,000	$121	19,901,794	$19,902	$6,081,014	$(3,006,299)	$3,094,738

Sale of common stock units for cash	—	—	5,199,168	5,199	5,102,399	—	5,107,598

Common stock warrants subscribed	—	—	—	—	2,100	—	2,100

Stock based compensation	—	—	800,000	800	1,202,734	—	1,203,534

Vested stock awards issued	—	—	133,332	134	(134)	—	—

Unvested stock awards issued	—	—	45,455	45	(45)	—	—

Common stock issued for acquisition	—	—	600,000	600	755,400	—	756,000

Common stock issued upon conversion of preferred stock	(35,000)	(35)	350,000	350	(315)	—	—

Net loss	—	—	—	—	—	(4,411,563)	(4,411,563)

Balance, December 31, 2014	86,000	$86	27,029,749	$27,030	$13,143,153	$(7,417,862)	$5,752,407

The accompanying footnotes are an integral part of these consolidated financial statements.

SOCIAL REALITY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2014 AND 2013

	Year Ended December 31,
	2014	2013

Cash flows from operating activities:
Net loss	$(4,411,563)	$(1,747,440)
Adjustments to reconcile net loss to net cash used by operating activities:
Amortization of stock based prepaid fees	654,055	237,587
Bad debts expenses	26,488
Stock based compensation	1,203,534	631,829
Amortization of debt issue costs	256,616	274,737
PIK interest expense accrued to principal	63,014	—
Accretion of contingent consideration	148,081	—
Accretion of put liability	27,716	—
Depreciation	14,829	7,184
Changes in operating assets and liabilities:
Accounts receivable	(1,196,572)	(388,010)
Prepaid expenses	(170,902)	(46,109)
Tax refunds receivable	—	38,000
Other current assets	17,514	(18)
Other assets	(804)	(445)
Accounts payable and accrued expenses	861,148	513,752
Unearned revenue	25,295	—
Cash used by operating activities	(2,481,551)	(478,933)

Cash flows from investing activities:
Cash paid for acquisition	(2,000,000)	—
Cash acquired in acquisition	32,038	—
Purchase of equipment	(6,856)	(19,982)
Cash used by investing activities	(1,974,818)	(19,982)

Cash flows from financing activities:
Sale of common stock	3,950,747	2,436,493
Cost of common stock sale	(16,291)	(48,111)
Proceeds from warrant offering	2,100	—
Proceeds from note payable	1,227,601	486,425
Repayments of note payable	—	(550,000)
Repurchase of common stock	—	(175,000)
Deferred offering costs	—	(5,453)
Debt issue costs	(579,659)	(36,162)
Cash provided by financing activities	4,584,498	2,108,192

Net increase in cash	128,129	1,609,277
Cash, beginning of period	1,715,264	105,987
Cash, end of period	$1,843,393	$1,715,264

The accompanying footnotes are an integral part of these consolidated financial statements.

SOCIAL REALITY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

YEARS ENDED DECEMBER 31, 2014 AND 2013

	Year Ended December 31,
	2014	2013

Supplemental Schedule of Cash Flow Information:
Cash paid for interest	$157,792	$38,007
Cash paid for taxes	$—	$(38,000)

Non-cash financial activities:
Fees and costs deducted from proceeds of debt	$1,352,399	$63,575
Warrants put liability in conjunction with notes payable	$1,232,294	$—
Common and preferred stock issued as prepayment for services	$—	$1,735,000
Common stock warrant issued as prepayment for services	$—	$105,827
Common stock issued as payment of financing fee	$—	$175,000
Common stock issued as payment of accounts payable	$—	$3,000
Common stock Class A issued upon conversion of common stock Class B	$—	$9,000
Net assets and liabilities recognized with the acquisition of Steel Media	$17,562,911	$—
Issuance of stock for the acquisition of Five Delta, Inc.	$756,000	$—
Common stock issued for preferred stock conversion and vesting grants	$529	$—
Account payable paid directly through escrow	$98,595	$—
Steel Media partial purchase consideration paid directly through escrow	$7,500,000	$—

The accompanying footnotes are an integral part of these consolidated financial statements.

SOCIAL REALITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation

Social Reality, Inc. ("Social Reality", "we", "us" or "the Company") is a Delaware corporation formed on August 2, 2011. Effective January 1, 2012 we acquired all of the member interests and operations of Social Reality, LLC, a California limited liability company formed on August 14, 2009, which began business in May of 2010, in exchange for 12,328,767 shares of our Class A and Class B common stock. The former members of Social Reality, LLC owned all of our common stock after the acquisition.

At Social Reality, we sell digital advertising campaigns to advertising agencies and brands, we have developed technology that allows brands to launch and manage digital advertising campaigns, and we provide the platform that allows website publishers to sell their media inventory to a number of digital adverting buyers. Our focus is to provide technology tools that enable both publishers and advertisers to maximize their digital advertising initiatives. We derive our revenues from:

•

sales of digital advertising campaigns to advertising agencies and brands;

•

sales of media inventory owned by our publishing partners through real-time bidding, or RTB, exchanges;

•

sale and licensing of our GroupAd platform and related media; and,

•

creation of custom platforms for buying media on SRAX for large brands.

The five core elements of this business are:

•

Social Reality Ad Exchange or "SRAX" – Real Time Bidding sell side and buy side representation. Our technology assists publishers in delivering their media inventory to the real time bidding, or RTB, exchanges.

•

GroupAd. GroupAd is a social media and loyalty platform that allows brands to launch and manage their social media initiatives.

•

SRAX MD is an ad targeting & data platform for healthcare brands, agencies and medical content publishers. Healthcare and pharmaceutical publishers utilize the platform for yield optimization, audience extension campaigns and re-targeting of their healthcare professional audience. Agencies and brands purchase targeted digital and mobile ad campaigns.

•

SRAX DI is a team of social media experts that helps brands and agencies create and manage their social media presence.

•

Steel Media provides display, mobile, and email ad inventory to both brands and ad agencies. This acquisition has allowed us to begin to sell our buy side RTB services to advertising agencies, and allows us to provide digital media for Steel's campaigns, resulting in increased gross margins for the combined companies.

We offer our customers a number of pricing options including cost-per-thousand-impression ("CPM"), whereby our customers pay based on the number of times the target audience is exposed to the advertisement, and cost-per-engagement ("CPE"), whereby payment is triggered only when an individual takes a specific activity.

We also create applications as custom programs and build them on a campaign by campaign basis as well as offer them on a managed or self-service subscription basis through our GroupAd platform. GroupAd allows brand marketers to select from a number of pre-created applications and then deploy them into their social media channels.

Social Reality is also an approved and accredited Facebook advertising network company. We sell targeted and measurable online advertising campaigns and programs to brand advertisers and advertising agencies across large Facebook apps and large websites, generating qualified Facebook likes and quantifiable engagement for our clients, driving online sales and increased brand equity.

We are headquartered in Los Angeles, California.

SOCIAL REALITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

The consolidated financial statements include the accounts of the Company and its subsidiaries from the acquisition date of majority voting control and through the date of disposition, if any.

Use of Estimates

Accounting principles generally accepted in the United States ("GAAP") require management of the Company to make estimates and assumptions in the preparation of these consolidated financial statements that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates and assumptions.

The most significant areas that require management judgment and which are susceptible to possible change in the near term include the Company's revenue recognition, allowance for doubtful accounts and sales credits, stock-based compensation, income taxes, goodwill and other intangible assets. The accounting policies for these areas are discussed elsewhere in these consolidated financial statements.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments with a remaining maturity at the date of purchase of three months or less to be cash equivalents.

Revenue Recognition

The Company recognizes revenue when the following criteria have been met: persuasive evidence of an arrangement exists, no significant Company obligations remain, collection of the related receivable is reasonably assured, and the fees are fixed or determinable. The Company acts as a principal in its revenue transactions as the Company is the primary obligor in the transactions. Revenue is recognized on a gross basis, and media and publisher expenses that are directly related to a revenue-generating event are recorded as a component of cost of revenue.

Cost of Revenue

Cost of revenue consists of payments to media providers and website publishers that are directly related to a revenue-generating event and project and application design costs. The Company becomes obligated to make payments related to media providers and website publishers in the period the advertising impressions, click-throughs, actions or lead-based information are delivered or occur. Such expenses are classified as cost of revenue in the corresponding period in which the revenue is recognized in the accompanying income statement.

Accounts Receivable

Credit is extended to customers based on an evaluation of their financial condition and other factors. Management periodically assesses the Company's accounts receivable and, if necessary, establishes an allowance for estimated uncollectible amounts. Accounts determined to be uncollectible are charged to operations when that determination is made. The Company usually does not require collateral.

SOCIAL REALITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

Concentration of Credit Risk, Significant Customers and Supplier Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in the United States. The balances in the United States held at any one financial institution are generally in excess of Federal Deposit Insurance Corporation ("FDIC") insurance limits. The uninsured cash bank balances were approximately $1,343,000 at December 31, 2014. The Company has not experienced any loss on these accounts. The balances are maintained in demand accounts to minimize risk.

At December 31, 2014, one SRAX AD Exchange customer, who collects advertising payments from multiple advertisers and one additional customer each accounted for more than 10% of the accounts receivable balance, for a total of 34%. For the year ended December 31, 2014 no one customer accounted for 10% or more of total revenue. However, 38% of our revenue was collected and paid to us by three of our RTB exchange service providers. For the year ended December 31, 2013 87% of our revenue was collected and paid to us by one of our RTB exchange service providers.

Fair Value of Financial Instruments

The Company's financial instruments, including cash and cash equivalents, net accounts receivable, accounts payable and accrued expenses, are carried at historical cost. At December 31, 2014 and 2013 the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided on the straight line basis over the estimated useful lives of the assets of three years.

Expenditures for repair and maintenance which do not materially extend the useful lives of property and equipment are charged to operations. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in operations. Management periodically reviews the carrying value of its property and equipment for impairment.

Business Combinations

For all business combinations (whether partial, full or step acquisitions), the Company records 100% of all assets and liabilities of the acquired business, including goodwill, generally at their fair values; contingent consideration, if any, is recognized at its fair value on the acquisition date and; for certain arrangements, changes in fair value are recognized in earnings until settlement; and acquisition-related transaction and restructuring costs are expensed rather than treated as part of the cost of the acquisition.

Goodwill

The Company will test for impairment of goodwill annually as of September 30 at the reporting unit level or whenever events or circumstances indicate that goodwill might be impaired. The impairment test is a two-step process, whereby in the first step, the Company compares the estimated fair value of the reporting unit with the reporting unit's carrying amount, including goodwill. The Company determines the estimated fair value of each reporting unit using a discounted cash flow approach, giving consideration to the market valuation approach. If the carrying amount of a reporting unit exceeds the reporting unit's fair value, the Company performs the second step of the goodwill impairment test to determine the amount of impairment, if any.

SOCIAL REALITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

Long-lived Assets

Management evaluates the recoverability of the Company's identifiable intangible assets and other long-lived assets when events or circumstances indicate a potential impairment exists. Events and circumstances considered by the Company in determining whether the carrying value of identifiable intangible assets and other long-lived assets may not be recoverable include, but are not limited to: significant changes in performance relative to expected operating results; significant changes in the use of the assets; significant negative industry or economic trends; a significant decline in the Company's stock price for a sustained period of time; and changes in the Company's business strategy. In determining if impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If impairment is indicated based on a comparison of the assets' carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Loss Per Share

We use ASC 260, "Earnings Per Share" for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share. There were 13,096,470 common share equivalents at December 31, 2014 and 5,296,001 at December 31, 2013. For the years ended December 31, 2014 and 2013, these potential shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share.

Income Taxes

We utilize ASC 740 “Income Taxes” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at year-end based on enacted laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

The Company recognizes the impact of a tax position in the financial statements only if that position is more likely than not of being sustained upon examination by taxing authorities, based on the technical merits of the position. Our practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

Stock-Based Compensation

We account for our stock based compensation under ASC 718 "Compensation – Stock Compensation" using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments.

We use the fair value method for equity instruments granted to non-employees and use the Black-Scholes model for measuring the fair value of options. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

Business Segments

The Company uses the "management approach" to identify its reportable segments. The management approach designates the internal organization used by management for making operating decisions and assessing performance as the basis for identifying the Company's reportable segments. Using the management approach, the Company determined that it has one operating segment due to business similarities and similar economic characteristics.

SOCIAL REALITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 2 – ACQUISITIONS.

Acquisition of Steel Media

On October 30, 2014, we acquired 100% of the capital stock of Steel Media, a California corporation ("Steel Media"), from Richard Steel pursuant to the terms and conditions of a stock purchase agreement, dated October 30, 2014, by and among the Company, Steel Media and Mr. Steel (the "Stock Purchase Agreement").

The acquisition of Steel Media is intended to complement and augment the current operations of Social Reality. Together, the companies intend to offer and deliver improved performance and technology for digital advertising buy-side and sell-side solutions, delivered to agencies, brands and publishers by our combined digital sales team. We expect that the combined expertise of the two companies will enhance the quality of our technology and service.

As consideration for the purchase of Steel Media, we agreed to pay Mr. Steel up to $20 million, consisting of: (i) a cash payment at closing of $7.5 million; (ii) a cash payment of $2 million which is being held in escrow to satisfy certain indemnification obligations to the extent such arise under the Stock Purchase Agreement; (iii) a one year secured subordinated promissory note in the principal amount of $2.5 million (the "Note") which is secured by 2,386,863 shares of our Class A common stock (the "Escrow Shares"); and (iv) an earnout payment of up to $8 million (the "Earnout Consideration"). We have recorded the Earnout Consideration at its present value of $6,584,042. Changes in the value will be recorded through the statement of operations. The total acquisition price aggregates $18,584,042.

The Earnout Consideration is payable upon the attainment of certain earnings before interest, taxes, depreciation and amortization ("EBITDA") targets of Steel Media during the two year period following the closing, 60% of which may be satisfied in shares of Social Reality's Class A common stock subject to the satisfaction of certain conditions set forth in the Stock Purchase Agreement. Further, in the event of (i) a change of control of the Company or Steel Media or (ii) Mr. Steel's termination without "cause" or resignation for "good reason" (each as defined in Mr. Steel's employment agreement (as hereinafter described)) during the two year period following the closing, we are obligated to pay Mr. Steel 100% of the Earnout Consideration (less any amount previously paid to Mr. Steel). To the extent we are prohibited from paying any Earnout Consideration in cash and Mr. Steel is prohibited from receiving same under the terms of the Subordination Agreement (as hereinafter defined) described below, Mr. Steel has the right to request that the Company pay him the prohibited cash earnout payment in shares of the Company's Class A common stock.

The Note issued to Mr. Steel at the closing bears interest at the rate of 5% per annum and the principal and accrued interest is due and payable on October 30, 2015. The amounts due under the Note accelerate and become immediately due and payable upon the occurrence of an event of default as described in the Note. Upon an event of default under the Note, the interest rate increases to 10% per annum. The Note may be prepaid upon five days' notice to Mr. Steel, and the Note must be prepaid upon a change of control of the Company or Steel Media. The Note is also subject to certain mandatory partial prepayments for each of the fiscal quarters ending December 31, 2014, March 31, 2015 and June 30, 2015 in an amount equal to 25% of the "Excess Cash Amount" as defined in the Note.

SOCIAL REALITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

The obligations under the Note are subordinated to the Company's obligations under the Financing Agreement (as hereinafter defined) pursuant to the terms of the Subordination Agreement (as hereinafter described) and are secured by the Escrow Shares. Upon an event of default under the Note, if the Escrow Shares are released to Mr. Steel all amounts due under the Note will be deemed paid and the Note will be satisfied in full provided that (i) all of the Escrow Shares (or at least 90% of the Escrow Shares, in the case of a cut-back required by the SEC as a result of limitations under SEC Rule 415, as defined in the Registration Rights Agreement described below) are subject to a then effective SEC registration statement having a customary plan of distribution for resale, (ii) the Escrow Shares are freely tradable by Mr. Steel, without restriction of any kind or nature (other than insider trading laws), and (iii) the certificates evidencing the Escrow Shares are free of any legend or other restrictive notation. If these conditions are not each satisfied at the time of release of the Escrow Shares to Mr. Steel, then the principal and interest due under the Note remains outstanding except that it will be deemed repaid from time to time, dollar for dollar, from the proceeds realized by Mr. Steel from the sale or other disposition of the Escrow Shares. The Escrow Shares are considered issued but not outstanding and Mr. Steel does not have any voting or other rights as a stockholder to the Escrow Shares during the period they are held in escrow. The Escrow Shares are being held by an escrow agent pursuant to the terms of that certain Escrow Agreement, dated October 30, 2014, by and among Mr. Steel, the Company and Lowenstein Sandler LLP, as escrow agent (the "Escrow Shares Agreement"). Subject to the terms and conditions of the Stock Purchase Agreement and the Subordination Agreement, upon a release of the Escrow Shares to Mr. Steel, Mr. Steel has the right to put the Escrow Shares to the Company at a per share price of $1.0474 (the "Put Right").

On October, 30, 2014, in connection with the acquisition of Steel Media, the Company entered into a registration rights agreement (the "Registration Rights Agreement") with Mr. Steel pursuant to which the Company agreed to register any Earnout Shares issued to him or Escrow Shares released to him. The Company granted Mr. Steel demand registration rights over the Escrow Shares and the Earnout Shares which he may exercise 90 days after such shares are issued or released to him. In addition, Mr. Steel has the right to include any Earnout Shares issued to him or Escrow Shares released to him in registration statements for offerings by the Company as well as offerings of the Company's Class A common stock held by third parties.

The final accounting for the acquisition of Steel Media has not been completed and will be completed during the second quarter of 2015. The preliminary allocation of the purchase price to the assets acquired and liabilities assumed based on the estimated fair values is as follows:

Cash	$32,038
Accounts receivable and other assets	2,975,728
Equipment	7,777
Goodwill and other intangibles	17,562,911
Total assets acquired	20,578,454
Accounts payable and other liabilities	(1,994,412)
Total	$18,584,042

At this time we do not expect that goodwill will be tax deductible.

Pro forma Results of Operations. The historical operating results of Steel Media prior to its acquisition date have not been included in the Company's historical consolidated operating results. Pro forma results of operations data (unaudited) for the years ended December 31, 2013 and 2014, as if the acquisition had occurred on January 1, 2013 are as follows:

	December 31,
	2014	2013
Revenue	$12,558,030	$11,349,864
Net loss	(4,004,445)	(1,417,778)
Net loss per share	(0.18)	(0.10)

The amounts of revenue and earnings of Steel Media since the acquisition date included in the consolidated statement of operations for the year ended December 31, 2014 are approximately $1,896,000 and $490,000, respectively.

SOCIAL REALITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

Acquisition of Five Delta, Inc.

On December 19, 2014 we acquired 100% of the outstanding capital stock of Five Delta, Inc., a Delaware corporation (" Five Delta "), in exchange for 600,000 shares of our Class A common stock pursuant to the terms and conditions of the Share Acquisition and Exchange Agreement dated December 19, 2014 (the "Five Delta Agreement") by and among Social Reality, Five Delta and the stockholders of Five Delta. The acquisition price was $756,000.

Five Delta is a managed advertising service that uses proprietary technology and methods to optimize digital advertising for its customers. Five Delta primarily utilizes high quality first party data from major platforms like Facebook, Yahoo, LinkedIn and Google in optimization decisions. Five Delta's goal is to maximize marketing budget utility while simultaneously reporting clear and actionable information to its clients.

The acquisition of Five Delta is intended to complement and augment the current operations of Social Reality and Steel Media through the integration of its proprietary technology and methods into our operations.

Under the terms of the Five Delta Agreement, 300,000 shares of the Class A common stock (the " Escrow Shares ") were deposited in escrow by the holders with the escrow agent pending satisfaction of certain post-closing conditions as described in the agreement. If these post-closing conditions are not satisfied by the second annual anniversary of the closing date, all or a portion of the Escrow Shares are subject to forfeiture. While the Escrow Shares remain in escrow, the holders granted Mr. Chris Miglino, our Chief Executive Officer, a voting proxy over the Escrow Shares. The Five Delta stockholders also granted us a right of first refusal over the shares of our Class A common stock tendered as consideration for a four year period from the closing date.

The Five Delta stockholders also entered into 24 month Lock Up Agreements at the closing of the Five Delta Agreement. The Lock Up Agreements provide that one-half of our shares of Class A common stock acquired in the transaction will be released from the lock up on the one year anniversary of the closing date, with the balance released on the two year anniversary of the closing date. Following the release of any of the shares from the Lock Up Agreement, the holders agreed to limit the resale of such shares based upon a numerical formula tied to the trading volume of our Class A common stock and agreed that all permitted resales will be made at the then current bid price of our Class A common stock. The lock up automatically terminates upon a change of control of our company.

The final accounting for the acquisition of Five Delta has not been completed and will be completed during the second quarter of 2015. The entire purchase price has been preliminarily allocated to intellectual property.

SOCIAL REALITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 3 – NOTES PAYABLE.

2014 Transactions:

Financing Agreement with Victory Park Management, LLC as agent for the lenders

On October 30, 2014 (the "Financing Agreement Closing Date"), the Company entered into a financing agreement (the "Financing Agreement") with Victory Park Management, LLC, as administrative agent and collateral agent for the lenders and holders of notes and warrants issued thereunder (the "Agent"). The Financing Agreement provides for borrowings of up to $20 million to be evidenced by notes issued thereunder, which are secured by a first priority, perfected security interest in substantially all of the assets of the Company and its subsidiaries (including Steel Media) and a pledge of 100% of the equity interests of each domestic subsidiary of the Company pursuant to the terms of a pledge and security agreement (the "Pledge and Security Agreement") entered into by the Company on the Financing Agreement Closing Date (which was joined by Steel Media immediately after the Company's acquisition of Steel Media). The Financing Agreement contains covenants limiting, among other things, indebtedness, liens, transfers or sales of assets, distributions or dividends, and merger or consolidation activity. The notes (the "Financing Notes") issued pursuant to the Financing Agreement, including the note issued to the lender thereunder in the original aggregate principal amount of $9 million on the Financing Agreement Closing Date (the "Initial Financing Note"), bear interest at a rate per annum equal to the sum of (1) cash interest at a rate of 10% per annum and (2) payment-in-kind (PIK) interest at a rate of 4% per annum for the period commencing on the Financing Agreement Closing Date and extending through the last day of the calendar month during which the Company's financial statements for December 31, 2014 are delivered, and which PIK interest rate thereafter from time to time may be adjusted based on the ratio of the Company's consolidated indebtedness to its earnings before interest, taxes, depreciation and amortization. If the Company achieves a reduction in the leverage ratio as described in the Financing Agreement, the PIK interest rate declines on a sliding scale from 4% to 2%. The Financing Notes issued under the Financing Agreement are scheduled to mature on October 30, 2017, with scheduled quarterly payment dates commencing December 31, 2014. Proceeds from the Initial Financing Note issued on the Financing Agreement Closing Date were used to finance, in part, the Company's acquisition of Steel Media as described in Note 2.

The Financing Agreement provides for subsidiaries of the Company to join the Financing Agreement from time to time as borrowers and cross guarantors thereunder. Immediately after the Company's acquisition of Steel Media on October 30, 2014, Steel Media executed a joinder agreement under which it became a borrower under the Financing Agreement. The Company and its subsidiary, Steel Media, are cross guarantors of each other's obligations under the Financing Agreement, all of which guaranties and obligations are secured pursuant to the terms of the Pledge and Security Agreement.

Notes payable consists of the following:

	December 31,
	2014	2013

Principal amount	$9,000,000	$—
PIK interest accrued	63,014	—
	9,063,014	—
Less current portion	(1,350,000)	—

Notes payable and PIK interest accrued, net of current portion	$7,713,014	$—

SOCIAL REALITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

Pursuant to the Financing Agreement, the Company also issued to the lender thereunder, on the Financing Agreement Closing Date, a five year warrant to purchase 2,900,000 shares of its Class A common stock at an exercise price of $1.00 per share (the "Financing Warrant"). The warrant holder may not, however, exercise the Financing Warrant for a number of shares of Class A common stock that would cause such holder to beneficially own shares of Class A common stock in excess of 4.99% of the Company's outstanding shares of Class A common stock following such exercise. The number of shares issuable upon exercise of the Financing Warrant and the exercise price therefor are subject to adjustment in the event of stock splits, stock dividends, recapitalizations and similar corporate events. Pursuant to the Financing Warrant, the warrant holder has the right, at any time after the earlier of April 30, 2016 and the maturity date of the Financing Notes issued pursuant to the Financing Agreement, but prior to the date that is five years after the Financing Agreement Closing Date, to exercise its put right under the terms of the Financing Warrant, pursuant to which the warrant holder may sell to the Company, and the Company will purchase from the warrant holder, all or any portion of the Financing Warrant that has not been previously exercised. In connection with any exercise of this put right, the purchase price will be equal to an amount based upon the percentage of the Financing Warrant for which the put right is being exercised, multiplied by the lesser of (A) 50% of the total revenue for the Company and its subsidiaries, on a consolidated basis, for the trailing 12- month period ending with the Company's then-most recently completed fiscal quarter, and (B) $1,500,000. We have recorded the put liability at its present value of $1,232,294 and have recorded it as deferred debt cost. We will record the accretion as interest expense.

As contemplated under the Financing Agreement, the Company also entered into a registration rights agreement on the Financing Agreement Closing Date (the "Financing Registration Rights Agreement") with the holder of the Financing Warrant, pursuant to which the Company granted to such holder certain "piggyback" rights to register the shares of the Company's Class A common stock issuable upon exercise of the Financing Warrant. Specifically, the holder of the Financing Warrant has the right, subject to certain allocation provisions set forth in the Financing Registration Rights Agreement, to include the shares underlying the Financing Warrant in registration statements for offerings by the Company of its Class A common stock, as well as offerings of the Company's Class A common stock held by third parties.

As part of the arrangements under the Financing Agreement, the Agent, Mr. Steel, and the Company and Steel Media (as borrowers under the Financing Agreement) have also entered into a subordination agreement (the "Subordination Agreement") under which Mr. Steel has agreed, subject to the terms and conditions of the Subordination Agreement, to subordinate to the lenders and holders of Financing Notes and the Financing Warrant issued under the Financing Agreement (i) certain obligations, liabilities, and indebtedness, including, without limitation, payments under the Note and payments of Earnout Consideration, owed to him by the Company and any of its subsidiaries and (ii) Mr. Steel's right to exercise the Put Right.

Activity for the put liability during the year ended December 31, 2014 was:

	December 31, 2013	Activity During the Period	Accretion in Value	December 31, 2014
Put liability	$—	$1,232,294	$27,716	$1,260,010
Total	$—	$1,232,294	$27,716	$1,260,010

We incurred a total of $3,164,352 of costs related to the Financing Agreement. These costs will be amortized to interest expense over the life of the debt.

During the year ended December 31, 2014, $256,616 was amortized with a remaining balance of $2,907,736 reported as deferred debt issue costs as of December 31, 2014.

The approximate maturities of the long term portion of the financing agreement are as follows:

Year ended December 31,
2016	2,250,000
2017	5,463,000

SOCIAL REALITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

Note payable – Richard Steel

As partial consideration for the purchase of Steel Media described in Note 2, we executed a one year secured subordinated promissory note in the principal amount of $2.5 million (the "Note") which is secured by 2,386,863 shares of our Class A common stock (the "Escrow Shares").

The Note issued to Mr. Steel bears interest at the rate of 5% per annum and the principal and accrued interest is due and payable on October 30, 2015. The amounts due under the Note accelerate and become immediately due and payable upon the occurrence of an event of default as described in the Note. Upon an event of default under the Note, the interest rate increases to 10% per annum. The Note may be prepaid upon five days' notice to Mr. Steel, and the Note must be prepaid upon a change of control of the Company or Steel Media. The Note is also subject to certain mandatory partial prepayments for each of the fiscal quarters ending December 31, 2014, March 31, 2015 and June 30, 2015 in an amount equal to 25% of the "Excess Cash Amount" as defined in the Note.

The obligations under the Note are subordinated to the Company's obligations under the Financing Agreement (as hereinafter defined) pursuant to the terms of the Subordination Agreement (as hereinafter described) and are secured by the Escrow Shares. Upon an event of default under the Note, if the Escrow Shares are released to Mr. Steel all amounts due under the Note will be deemed paid and the Note will be satisfied in full provided that (i) all of the Escrow Shares (or at least 90% of the Escrow Shares, in the case of a cut-back required by the SEC as a result of limitations under SEC Rule 415, as defined in the Registration Rights Agreement described below) are subject to a then effective SEC registration statement having a customary plan of distribution for resale, (ii) the Escrow Shares are freely tradable by Mr. Steel, without restriction of any kind or nature (other than insider trading laws), and (iii) the certificates evidencing the Escrow Shares are free of any legend or other restrictive notation. If these conditions are not each satisfied at the time of release of the Escrow Shares to Mr. Steel, then the principal and interest due under the Note remains outstanding except that it will be deemed repaid from time to time, dollar for dollar, from the proceeds realized by Mr. Steel from the sale or other disposition of the Escrow Shares. The Escrow Shares are considered issued but not outstanding and Mr. Steel does not have any voting or other rights as a stockholder to the Escrow Shares during the period they are held in escrow. The Escrow Shares are being held by an escrow agent pursuant to the terms of that certain Escrow Agreement, dated October 30, 2014, by and among Mr. Steel, the Company and Lowenstein Sandler LLP, as escrow agent (the "Escrow Shares Agreement"). Subject to the terms and conditions of the Stock Purchase Agreement and the Subordination Agreement, upon a release of the Escrow Shares to Mr. Steel, Mr. Steel has the right to put the Escrow Shares to the Company at a per share price of $1.0474 (the "Put Right").

2013 Transactions:

Credit Facility and Termination Agreement:

During February 2013 we entered into a senior secured revolving credit facility agreement (which was amended on June 11, 2013 (the "Credit Agreement") with TCA Global Credit Master Fund, LP (the "Lender" or "TCA"). Pursuant to the Credit Agreement, the Lender agreed to loan up to $5,000,000 for working capital purposes. A total of $550,000 was funded by Lender in connection with two closings and we received net proceeds of $486,425. October 2013 we paid all amounts due under the credit facility, aggregating $550,000. Following the repayment of the credit facility, in October 2013 we entered into a Termination Agreement with TCA whereby we terminated the Amended Credit Agreement and all of our obligations thereunder. As part of this Termination Agreement, we also redeemed 174,010 Class A common shares issued to TCA pursuant to the credit facility, thereby terminating any obligations under the make whole provisions of the Termination Agreement. We paid TCA $175,000 to redeem the shares.

In total, we incurred costs aggregating $274,737, including the amounts allocated to the 174,010 Class A common shares issued to TCA pursuant to the credit facility. These costs have been fully amortized as interest expense during 2013.

SOCIAL REALITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 4 – STOCKHOLDERS' EQUITY

Preferred Stock

We are authorized to issue 50,000,000 of preferred stock, par value $0.001, of which 200,000 shares have been designated as Series 1 Preferred Stock. Our board of directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on both classes of our common stock to be effective while any shares of preferred stock are outstanding.

On August 16, 2013 our Board of Directors approved a Certificate of Designations, Rights and Preferences pursuant to which it designated a series consisting of 200,000 shares of its blank check preferred stock as Series 1 Preferred Stock. The designations, rights and preferences of the Series 1 Preferred Stock are as follows:

•	each share has a stated and liquidation value of $0.001 per share,
•	the shares do not pay any dividends, except as may be declared by our Board of Directors, and are not redeemable,
•	the shares do not have any voting rights, except as may be provided under Delaware law,
•	each share is convertible into 10 shares of our Class A common stock, subject to customary anti-dilution provisions in the event of stock splits, recapitalizations and similar corporate events, and
•

the number of shares of Series 1 Preferred Stock, as well as the number of shares of Class A common stock issued upon a conversion of shares of Series 1 Preferred Stock, that a holder may sell, transfer, assign, hypothecate or otherwise dispose of (collectively or severally, a "Disposition") at any one time shall be limited to an amount which is pari passu to any Disposition of Class A common stock by either Christopher Miglino and/or Erin DeRuggerio, executive officers and directors of our company. Notwithstanding anything contained in the designations, the holder of Series 1 Preferred Stock is not obligated to make any Dispositions of Series 1 Preferred Stock or Class A common stock issued upon the conversion of Series 1 Preferred Stock.

Common Stock

We are authorized to issue an aggregate of 259,000,000 shares of common stock. Our certificate of incorporation provides that we will have two classes of common stock: Class A common stock (authorized 250,000,000 shares, par value $0.001), which has one vote per share, and Class B common stock (authorized 9,000,000 shares, par value $0.001), which has ten votes per share. Any holder of Class B common stock may convert his or her shares at any time into shares of Class A common stock on a share-for-share basis. Otherwise the rights of the two classes of common stock are identical.

2014 Transactions:

Preferred Stock

During 2014, 35,000 shares of preferred stock were converted into 350,000 shares of Class A common stock.

SOCIAL REALITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

Common Stock

In January 2014 we sold an aggregate of 978,668 shares of our Class A common stock at a purchase price of $1.50 per share to 22 accredited investors in a private placement exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(a)(2) and Rule 506(b) of Regulation D. We received gross proceeds of $1,468,001. T.R. Winston & Company, LLC acted as placement agent for us in this offering. We paid the placement agent and a selling agent commissions and a non-accountable expense allowance totaling $190,840 and issued these firms three year Series B common stock purchase warrants to purchase an aggregate of 97,866 shares of our Class A common stock at an exercise price of $2.00 per share as additional compensation. We incurred additional expenses of $25,744 for this and have used net proceeds of $1,251,416 for working capital.

During June 2014 we issued 133,332 shares of common stock pursuant to the vesting of stock grants.

On October 30, 2014 and November 5, 2014, we sold 4,220,500 units of our securities to 28 accredited investors in a private placement exempt from registration under the Securities Act of 1933. The units were sold at a purchase price of $1.00 per unit resulting in gross proceeds to the Company of $4,220,500. Each unit consisted of one share of our Class A common stock and one three year Class A common stock purchase warrant to purchase 0.5 shares of our Class A common stock. Each redeemable three year warrant (the "Private Placement Warrants") entitles the holder to purchase one-half share of our Class A common stock at an exercise price of $1.50 per share. The Private Placement Warrants must be exercised in such denominations as to require the issuance of a whole number of shares. Providing that there is an effective registration statement registering the shares of our Class A common stock issuable upon exercise of the Private Placement Warrants, we have the right to redeem all or any portion of the warrants at a price of $0.001 per share of Class A common stock underlying such warrants upon 20 days' notice at any time that the closing price of our Class A common stock equals or exceeds $3.75 per share for 20 consecutive trading days and the daily average minimum volume of our Class A common stock during those 20 trading days is at least 100,000 shares.

In addition to the units sold for cash, we also issued T.R. Winston & Company, LLC ("T.R. Winston") 800,000 units, valued at $800,000, as compensation for the firm's investment banking services to us in connection with the acquisition of Steel Media described above. The units issued to T.R. Winston are identical to the units sold in the private placement.

As a result, we issued an aggregate of 5,020,500 shares of our Class A common stock and Private Placement Warrants to purchase an additional 2,510,250 shares of our Class A common stock. T.R. Winston acted as our placement agent in the private placement offering. We paid the placement agent and a selling agent cash commissions totaling $351,435 and agreed to issue T.R. Winston and the selling agent three year warrants which are identical to the Private Placement Warrant to purchase 301,230 shares of our Class A common stock at an exercise price of $1.50 per share. We incurred additional expenses of $12,885 for this and used $2,500,000 of the net proceeds from the offering as part of the cash consideration for the acquisition of Steel Media described above and used approximately $678,000 for fees in this transaction, including $580,000 to T.R. Winston as a loan origination fee for the Financing Agreement. The balance of the net proceeds will be used for general working capital.

The Company has agreed to file a registration statement covering the shares underlying the Private Placement Warrants and the placement agent warrants. We anticipate that we will file the registration statements during the second quarter of 2015. We are obligated to pay all costs associated with this registration statement, other than selling expenses of the warrant holders.

On December 19, 2014 we issued 600,000 shares of our Class A common stock in exchange for 100% of the outstanding capital stock of Five Delta, Inc., a Delaware corporation ("Five Delta"), pursuant to the terms and conditions of a Share Acquisition and Exchange Agreement dated December 19, 2014 (the "Five Delta Agreement") by and among Social Reality, Five Delta and the stockholders of Five Delta.

During December 2014 we issued 350,000 shares of Class A common stock upon the conversion of 35,000 shares of preferred stock.

SOCIAL REALITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

Stock Awards

During May 2014 we granted an aggregate of 200,000 common stock awards to ten employees. One half of the shares will vest ratably over three years and one half will vest upon the attainment of a performance condition. Compensation expense will be recognized over the vesting period. During the year ended December 31, 2014 we recorded $36,667 of compensation expense related to these awards. Awards in the amount of 40,000 shares were forfeited during 2014.

On August 15, 2014 we granted 250,000 common stock awards pursuant to a restricted stock award to an employee. Of this award, 31,250 shares will vest quarterly with an initial vesting date of January 1, 2015. Compensation expense will be recognized over the vesting period. During the year ended December 31, 2014, we recorded $31,251 of compensation expense related to this award.

On November 5, 2014 we issued 45,455 shares of Class A common stock pursuant to a restricted stock award to an employee. The award vests on November 5, 2015. Compensation expense will be recognized over the vesting period. During the year ended December 31, 2014, we recorded $22,644 of compensation expense related to this award.

On December 19, 2014 we granted 50,000 common stock awards pursuant to a restricted stock award to an employee. The award vests on December 19, 2015. Compensation expense will be recognized over the vesting period. During the year ended December 31, 2014, we recorded $1,732 of compensation expense related to this award.

During the year ended December 31, 2014 we recorded expense of $228,416 related to stock awards granted in prior years.

The fair value of shares that vested during the year ended December 31, 2014 was $447,911.

Stock Options and Warrants

During February 2014 we granted 12,000 common stock options to a director. The options will vest quarterly over one year. The options have an exercise price of $2.70 per share and a term of five years. These options have a grant date fair value of $0.65 per option, determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 0.375% ; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 43%; and (4) an expected life of the options of 2 years. We have recorded an expense for the director options of $7,180 for the year ended December 31, 2014.

On March 15, 2014 we granted 200,000 Class A common stock options to a non-employee. The individual became an employee on June 19, 2014 and left our employ during the third quarter of 2014. Pursuant to the separation agreement all vested and unvested options were forfeited. During the year ended December 31, 2014 we have recorded expense of $7,678 related to the fair value of the options that vested.

On June 19, 2014 we granted 300,000 Class A common stock options to an employee. The employee left our employ during the third quarter of 2014. Pursuant to the separation agreement all vested and unvested options were forfeited. We have not recorded any expense related to the fair value of options that were forfeited prior to vesting.

On August 15, 2014 we granted 310,000 common stock options to employees. One half of the options will vest ratably over three years, such vesting to begin August 15, 2014, and one half will vest ratably over three years commencing upon the attainment of a performance condition, such vesting to begin August 15, 2016. The options subject to the performance condition will terminate if the performance condition is not met by July 31, 2015. Compensation expense will be recognized over the vesting period. The options have an exercise price of $1.00 per share and expire three years following vesting date. These options have a grant date fair value of $0.29 per option, determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 0.875% ; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 41%; and (4) an expected life of the options of 3 years. We have recorded an expense for the options of $11,121 for the year ended December 31, 2014.

SOCIAL REALITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

On October 30, 2014 we granted 600,000 common stock options to our president. One half of the options will vest on October 30, 2017 and the remainder will vest on October 30, 2018. The options have an exercise price of $1.50 per share and a term of ten years. These options have a grant date fair value of $0.45 per option, determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 0.875% ; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 75%; and (4) an expected life of the options of 3.5 years. We have recorded an expense for the options of $13,012 for the year ended December 31, 2014.

On October 30, 2014 we granted an aggregate of 275,000 common stock options to two employees. The options will vest ratably over four years, such vesting to begin October 30, 2015. The options have an exercise price of $1.50 per share and a term of ten years. These options have a grant date fair value of $0.36 per option, determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 0.625% ; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 75%; and (4) an expected life of the options of 2.5 years. We have recorded an expense for the options of $4,114 for the year ended December 31, 2014.

On November 5, 2014 we granted an aggregate of 130,000 common stock options to thirteen employees. The options will vest ratably over three years, such vesting to begin November 5, 2015. The options have an exercise price of $1.50 per share and expire three years after vesting. These options have a grant date fair value of $0.35 per option, determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 0.375% ; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 75%; and (4) an expected life of the options of 2 years. We have recorded an expense for the options of $2,512 for the year ended December 31, 2014.

On November 5, 2014 we granted 500,000 common stock options to our chief financial officer. The options will vest ratably over three years, such vesting to begin November 5, 2015. The options have an exercise price of $1.10 per share and expire three years after vesting. These options have a grant date fair value of $0.45 per option, determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 0.375% ; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 75%; and (4) an expected life of the options of 2 years. We have recorded an expense for the options of $12,416 for the year ended December 31, 2014.

On December 19, 2014 we granted 100,000 common stock options to an employee. The options will vest quarterly over two years, such vesting to begin March 31, 2016. The options have an exercise price of $1.26 per share and expire three years after vesting. These options have a grant date fair value of $0.53 per option, determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 0.375% ; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 75%; and (4) an expected life of the options of 2.13 years. We have recorded an expense for the options of $739 for the year ended December 31, 2014.

During the year ended December 31, 2014 we recorded expense of $33,468 related to stock options granted in prior years.

2013 Transactions:

Preferred Stock

During August and October of 2013 we issued an aggregate of 121,000 shares of Series 1 Preferred Stock, valued at $1,167,000, pursuant to consulting agreements with terms of up to thirty six months. We will expense the value of the shares over the terms of the agreements. During the year ended December 31, 2013, we recorded expense of $124,000.

Common Stock and Common Stock Units

During January 2013 we issued 5,000 shares of Class A common stock, valued at $5,000, as payment for legal services.

During February 2013 we issued 51,665 shares of Class A common stock upon the vesting of common stock awards.

During February 2013 we issued 99,010 shares of Class A common stock pursuant to the revolving credit facility agreement described above.

SOCIAL REALITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

During June 2013 we issued 75,000 shares of Class A common stock pursuant to the revolving credit facility agreement described above.

During August 2013 we issued 440,000 shares of Class A common stock, valued at $418,000, pursuant to a consulting agreement with a three year term. We will expense the value of the shares over that three year period. During the year ended December 31, 2013, we recorded expense of $52,250.

During August 2013 we issued 300,000 shares of Class A common stock, valued at $285,000, to a director upon his appointment to the board. We have expensed the value of the shares upon grant.

During August 2013 we issued 30,000 shares of Class A common stock, valued at $28,500, as payment for consulting services.

During August 2013 we issued 550,000 shares of Class A common stock pursuant to a restricted stock award.

On October 4, 2013, 9,000,000 shares of our Class B common stock was converted into an aggregate of 9,000,000 shares of our Class A common stock pursuant to the terms of the Class B common stock as set forth in our Certificate of Incorporation.

During October 2013 we paid $175,000 to redeem the 174,010 common shares that had been issued in connection with the revolving credit facility agreement described above.

During October 2013 we issued 150,000 shares of Class A common stock, valued at $150,000, pursuant to a consulting agreement with a two year, eight month term. We will expense the value of the shares over that thirty two month period. During the year ended December 31, 2013, we recorded expense of $9,375.

Between October 8, 2013 and October 30, 2103 we sold an aggregate of 4,587,940 units of our securities to accredited investors in a private placement exempt from registration under the Securities Act, in reliance on exemptions provided by Section 4(a)(2) and Rule 506(b) of Regulation D. The units were sold at a purchase price of $0.50 per unit resulting in gross proceeds to us of $2,293,970. We also issued 212,060 units to our placement agent as payment of $106,030 of fees and expenses. Each unit consisted of one share of our Class A common stock and one three year Class A Common Stock Purchase Warrant to purchase 0.5 shares of our Class A common stock, resulting the issuance of 4,800,000 shares of our Class A common stock and Class A Common Stock Purchase Warrants to purchase an additional 2,400,000 shares of our Class A common stock. T.R. Winston & Company, LLC, a broker-dealer and member of FINRA, acted as placement agent for us in this offering. In addition to the 212,060 units referenced above, we paid the placement agent and a selling agent commissions and a non-accountable expense allowance totaling $181,976 and issued it three year warrants to purchase 480,000 of our Class A common stock at an exercise price of $1.00 per share. We used a portion of the net proceeds to satisfy our revolving note due TCA and to redeem the Facility Fee Shares and the Advisory Shares and we are using the balance of the net proceeds for general working capital.

In November 2013 we sold an additional 660,000 units of our securities to accredited investors in a private placement exempt from registration under the Securities Act which were identical to the units sold in the October 2013 offering. We received gross proceeds of $330,000. We did not pay any commissions or finder's fees in this offering. We are using the proceeds for general working capital.

Stock Awards

During 2013 we granted an aggregate of 625,000 Class A common stock awards. The shares will vest over various periods of up to 2.75 years. Compensation expense will be recognized over the vesting period. During the year ended December 31, 2013 we recorded $177,604 of compensation expense related to these awards.

The fair value of shares that vested during the year ended December 31, 2013 was $269,373.

SOCIAL REALITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

During the year ended December 31, 2013 we recorded expense of $100,656 related to stock awards granted in 2012. Unvested 2012 awards of 3,334 shares were forfeited in 2013.

Stock Options and Warrants

During 2013 we granted an aggregate of 350,500 Class A common stock options to employees and a director. The options will vest ratably over periods of up to three years. The options have an exercise price of $1.00 per share and a term of five years. We have recorded an expense for the employee and director options of $23,275 for the year ended December 31, 2013.

During 2013 we granted 25,000 Class A common stock options to a non-employee. The options will vest ratably over a period of three years commencing on the grant date and vesting on each one year anniversary. The options have an exercise price of $1.00 per share and a term of five years. During the year ended December 31, 2013 we have recorded an expense of $9,739 related to the fair value of the options expected to vest.

On August 22, 2013 we granted an aggregate of 250,000 Class A common stock warrants pursuant to an agreement for investment banking services to be provided over a three year period. The warrants vested upon grant. The exercise price of the warrants is $1. These warrants have a grant date fair value of $105,827. We have recorded an expense for the warrants of $12,738 for the year ended December 31, 2013.

During the year ended December 31, 2013 we recorded expense of $2,059 related to stock options granted in 2012. Unvested 2012 options of 20,000 options were forfeited in 2013.

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31,
	2014	2013
Assets:
Office equipment	$52,615	$37,982
Accumulated depreciation and amortization	(25,013)	(10,184)
Carrying value	$27,602	$27,798

Depreciation expense was $14,829 and $7,184 for the years ended December 31, 2014 and 2013, respectively.

NOTE 6 – RELATED PARTY TRANSACTIONS

We are obligated to Richard Steel, our president and a director, pursuant to a promissory note in the amount of $2,500,000, as described in Note 3.

We are also obligated to Mr. Steel for contingent Earnout Consideration of up to $8,000,000 incurred in connection with the acquisition of Steel Media, as described in Note 2. The Company has initially recorded the liability at its present value of $6,584,042. Changes in the value will be recorded through the statement of operations.

Activity for the contingent consideration payable during the year ended December 31, 2014 was:

	December 31, 2013	Activity During the Period	Accretion in Value	December 31, 2014
Contingent consideration payable	$—	$6,584,042	$148,081	$6,732,123
Total	$—	$6,584,042	$148,081	$6,732,123

SOCIAL REALITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

Maturities as follows:

Year ended December 31,
2015	3,586,722
2016	3,145,401

NOTE 7 - INCOME TAXES

The Company generated operating losses for the years ended December 31, 2014 and December 31, 2013 which are not benefitted for tax accounting purposes. The Company accounts for its state franchise and minimum taxes as a component of its general and administrative expenses. Accordingly, the Company has recorded no current or deferred income tax expense for the years ended December 31, 2014 and December 31, 2013.

A reconciliation of the federal statutory income tax rate to the Company's effective income tax rate is as follows:

	Year Ended December 31,
	2014	2013
Federal statutory income tax rate	(34.0)%	(34.0)%
State income taxes, net of federal benefit	(5.3)	(5.8)
Stock based compensation	15.4	0
Acquisition expenses	6.2	0
Permanent differences	1.3	0.0
Other	1.5	1.8
Change in valuation allowance	14.9	38.0

Provision for income taxes	0.0%	0.0%

Significant components of the Company's deferred income taxes are shown below:

	Year Ended December 31,
	2014	2013
Deferred tax assets:
Net operating loss carryforwards	$1,785,000	$652,000
Fixed assets	2,000	—
Stock based compensation	—	324,000

Total deferred tax assets	1,787,000	976,000

Deferred tax liabilities
Stock based compensation	(122,000)	—
Other accruals	(31,000)	—
Total deferred tax liabilities	(153,000)	—
Net deferred tax assets
Valuation allowance	(1,634,000)	(976,000)

Net deferred tax liability	$—	$—

The Company has established a valuation allowance against net deferred tax assets due to the uncertainty that such assets will be realized. The Company periodically evaluates the recoverability of the deferred tax assets. At such time as it is determined that it is more likely than not that deferred tax assets will be realizable, the valuation allowance will be reduced. The valuation allowance increased $658,000 for the year ended December 31, 2014.

At December 31, 2014, the Company has federal and state net operating losses, or NOL, carryforwards of approximately $4.5 million and $4.5 million, respectively. The federal and state NOL carryforwards begin to expire in 2032.

SOCIAL REALITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

The above NOL carryforward may be subject to an annual limitation under Section 382 and 383 of the Internal Revenue Code of 1986, and similar state provisions if the Company experienced one or more ownership changes which would limit the amount of NOL and tax credit carryforwards that can be utilized to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382 and 383, results from transactions increasing ownership of certain stockholders or public groups in the stock of the corporation by more than 50 percentage points over a three-year period. The Company has not completed an IRC Section 382/383 analysis.  If a change in ownership were to have occurred, NOL and tax credit carryforwards could be eliminated or restricted. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance. Due to the existence of the valuation allowance, limitations created by future ownership changes, if any, will not impact the Company’s effective tax rate.

The Company files income tax returns in the United States, and various state jurisdictions. Due to the Company’s losses incurred, the Company is essentially subject to income tax examination by tax authorities from inception to date. The Company’s policy is to recognize interest expense and penalties related to income tax matters as tax expense. At December 31, 2014, there are no unrecognized tax benefits, and there are no significant accruals for interest related to unrecognized tax benefits or tax penalties.

NOTE 8- STOCK OPTIONS AND WARRANTS

2012 and 2014 Equity Compensation Plans

In January 2012, our board of directors and stockholders authorized the 2012 Equity Compensation Plan, which we refer to as the 2012 Plan, covering 3,000,000 shares of our Class A common stock. On November 5, 2014 our board of directors approved the adoption of our 2014 Equity Compensation Plan (the "2014 Plan") and reserved 3,000,000 shares of our Class A common stock for grants under this plan. The purpose of the 2012 and 2014 Plans is attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, directors and consultants and to promote the success of our company's business. The 2012 and 2014 Plans are administered by our board of directors. Plan options may either be:

•	incentive stock options (ISOs),
•	non-qualified options (NSOs),
•	awards of our common stock,
•	stock appreciation rights (SARs),
•	restricted stock units (RSUs),
•	performance units,
•	performance shares, and
•	other stock-based awards.

Any option granted under the 2012 or 2014 Plans must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any ISO granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The plans further provide that with respect to ISOs the aggregate fair market value of the common stock underlying the options which are exercisable by any option holder during any calendar year cannot exceed $100,000. The exercise price of any NSO granted under the 2012 or 2014 Plans is determined by the Board at the time of grant, but must be at least equal to fair market value on the date of grant. The term of each plan option and the manner in which it may be exercised is determined by the board of directors or the compensation committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant. The terms of grants of any other type of award under the 2012 or 2014 Plans is determined by the Board at the time of grant. Subject to the limitation on the aggregate number of shares issuable under the plans, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person.

SOCIAL REALITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

Transactions involving our stock options are summarized as follows:

	2014		2013
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding at beginning of the period	426,000	$1.04	70,500	$1.35
Granted during the period	2,427,000	1.32	475,500	1.00
Exercised during the period	—	—	—	—
Terminated during the period	(508,000)	1.35	(120,000)	1.08
Outstanding at end of the period	2,345,000	$1.26	426,000	$1.04
Exercisable at end of the period	177,171	$1.13	35,834	$1.09

At December 31, 2014 options outstanding totaled 2,345,000 with a weighted average exercise price of $1.26. At December 31, 2014 these options had an intrinsic value of $261,659 and a weighted average remaining contractual term of 6.6 years. Of these options, 177,171 are exercisable at December 31, 2014, with an intrinsic value of $39,459 and a remaining weighted average contractual term of 3.2 years. Compensation cost related to the unvested options not yet recognized is $777,880 at December 31, 2014. We have estimated that approximately $283,000 will be recognized during 2015.

The weighted average remaining life of the options is 6.5 years.

Transactions involving our common stock awards are summarized as follows:

	2014	2013
	Number	Number
Outstanding at beginning of the period	650,002	180,000
Granted during the period	545,455	675,000
Vested during the period	(316,665)	(151,664)
Terminated during the period	(40,000)	(53,334)
Unvested at end of the period	838,792	650,002

Unrecognized compensation cost related to our common stock awards is $722,869 at December 31, 2014. We have estimated that we will recognize future compensation expense as follows: 2015, $476,000; 2016, $223,000; 2017, $24,000.

Transactions involving our stock warrants are summarized as follows:

	2014		2013
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding at beginning of the period	3,460,000	$1.00	—	$—
Granted during the period	5,809,346	1.26	3,460,000	1.00
Exercised during the period	—	—	—	—
Terminated during the period	—	—	—	—
Outstanding at end of the period	9,269,346	$1.16	3,460,000	$1.00
Exercisable at end of the period	9,269,346	$1.16	3,460,000	$1.00

The weighted average remaining life of the warrants is 3.1 years.

SOCIAL REALITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases executive offices under an operating lease with lease terms which expire through December 31, 2018. The following is a schedule of the future minimum lease payments required under the operating leases that have initial non-cancelable lease terms in excess of one year:

Fiscal year ending December 31,	Minimum Lease Commitments
2015	$45,865
2016	37,925
2017	37,200
2018	37,200

Rent expense for office space amounted to $71,231 and $30,503 for the years ended December 31, 2014 and 2013, respectively.

Other Commitments

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company's breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with its directors and certain of its officers and employees that will require the Company to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees. The Company has also agreed to indemnify certain former officers, directors and employees of acquired companies in connection with the acquisition of such companies. The Company maintains director and officer insurance, which may cover certain liabilities arising from its obligation to indemnify its directors and certain of its officers and employees, and former officers, directors and employees of acquired companies, in certain circumstances.

It is not possible to determine the maximum potential amount of exposure under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Such indemnification agreements may not be subject to maximum loss clauses.

Employment agreements

We have entered into employment agreements with a number of our employees. These agreements may include provisions for base salary, guaranteed and discretionary bonuses and option grants. The agreements may contain severance provisions if the employees are terminated without cause, as defined in the agreements.

Litigation

From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. In addition, the Company may receive letters alleging infringement of patent or other intellectual property rights. The Company is not currently a party to any material legal proceedings, nor is the Company aware of any pending or threatened litigation that would have a material adverse effect on the Company's business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

STEEL MEDIA

CONDENSED BALANCE SHEET

SEPTEMBER 30, 2014

(Unaudited)

September 30,
2014
(Restated)
Assets

Current assets:
Cash and cash equivalents	$1,277,476
Accounts receivable, net of allowance for doubtful accounts of $50,260	2,751,020
Prepaid expenses	1,853
Other current assets	20,000

Total current assets	4,050,349

Property and equipment, net of accumulated depreciation of $9,894	8,245

Total assets	$4,058,594

Liabilities and stockholder's equity

Current liabilities:
Accounts payable and accrued expenses	$3,176,038

Total current liabilities	3,176,038

Stockholder's equity

Common stock	100
Retained earnings	882,456

Total stockholder's equity	882,556

Total liabilities and stockholder's equity	$4,058,594

The accompanying notes are an integral part of these unaudited condensed financial statements.

STEEL MEDIA

CONDENSED INCOME STATEMENTS

NINE MONTH PERIODS ENDED SEPTEMBER 30, 2014 AND 2013

(Unaudited)

	Nine Months ended September 30,
	2014	2013
	(Restated)	(Restated)

Revenues	$6,522,225	$5,342,714
Cost of revenue	2,222,236	1,062,308

Gross profit	4,299,989	4,280,406

Operating expense	3,744,565	4,409,057

Income (loss) from operations	555,424	(128,651)

Interest income (expense)	—	—

Income (loss) before provision for income taxes	555,424	(128,651)

Provision for income taxes	—	—

Net income (loss)	$555,424	$(128,651)

The accompanying notes are an integral part of these unaudited condensed financial statements.

STEEL MEDIA

  CONDENSED STATEMENTS OF STOCKHOLDER'S EQUITY

NINE MONTH PERIODS ENDED SEPTEMBER 30, 2014 AND 2013

(Unaudited)

	Common Stock		Retained	Stockholder's
	Shares	Amount	Earnings	Equity
			(Restated)	(Restated)
Balance, December 31, 2012	100,000	$100	$900,408	$900,508

Net loss	—	—	(128,651)	(128,651)

Balance, September 30, 2013	100,000	$100	$771,757	$771,857

Balance, December 31, 2013	100,000	$100	$1,027,032	$1,027,132

Net income	—	—	555,424	555,424

Distribution to stockholder	—	—	(700,000)	(700,000)

Balance, September 30, 2014	100,000	$100	$882,456	$882,556

The accompanying notes are an integral part of these unaudited condensed financial statements.

STEEL MEDIA

 CONDENSED STATEMENTS OF CASH FLOWS

NINE MONTH PERIODS ENDED SEPTEMBER 30, 2014 AND 2013

(Unaudited)

	Nine Month Periods Ended September 30,
	2014	2013
	(Restated)	(Restated)
Cash flows from operating activities:
Net income (loss)	$555,424	$(128,651)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	4,139	2,418
Changes in operating assets and liabilities:
Accounts receivable	(1,021,963)	(1,438,673)
Prepaid expenses	4,708	—
Other current assets	(20,000)	—
Accounts payable and accrued expenses	1,786,882	1,460,175
Deferred revenue	(43,116)	(30,798)

Cash provided by (used in) by operating activities	1,266,074	(135,529)

Cash flows from investing activities:
Purchase of equipment	(3,969)	(5,097)

Cash used in investing activities	(3,969)	(5,097)

Cash provided by financing activities:
Distribution to stockholder	(700,000)	—

Cash used in financing activities	(700,000)	—

Net increase (decrease) in cash	562,105	(140,626)
Cash, beginning of period	715,371	659,574
Cash, end of period	$1,277,476	$518,948

Supplemental Schedule of Cash Flow Information:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

STEEL MEDIA

NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2014 AND 2013
(Unaudited)

Note 1 - Organization and Summary of Significant Accounting Policies.

Organization and Nature of Operations

Steel Media (the "Company"), a California S corporation headquartered in New York, New York, provides Online Display, Mobile, Online Video and Email ad inventory to both brands and ad agencies. Clients can orchestrate targeted and integrated digital campaigns. The Company also offers a database marketing capability that provides clients the ability to target certain populations via email. The Company works to optimize online display and video campaigns, providing brands and ad agencies the power to deploy, manage, and measure all digital advertising campaigns in one place.

Basis of Presentation

The accompanying condensed financial statements are unaudited. The unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and note disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

These interim financial statements as of and for the nine months ended September 30, 2014 and 2013 are unaudited; however, in the opinion of management, such statements include all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position, results of operations and cash flows of the Company for the periods presented. The results for the nine months ended September 30, 2014 are not necessarily indicative of the results to be expected for the year ending December 31, 2014 or for any future period. All references to September 30, 2014 and 2013 in these footnotes are unaudited.

These unaudited condensed financial statements should be read in conjunction with our audited financial statements and the notes thereto for the year ended December 31, 2013, included in the Social Reality, Inc. current report on Form 8-K/A filed with the SEC on January 13, 2015, which includes these interim financial statements.

Use of Estimates

The preparation of the financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments with a remaining maturity at the date of purchase of three months or less to be cash equivalents.

Revenue Recognition

The Company recognizes revenue by providing online display, mobile, online video and email advertising to advertising agencies and to brands directly. Clients contract with the Company by way of an Insertion Order ("I.O.") which stipulates the type of advertising, quantity, flight dates, and ad sizes. Once an I.O. is signed by the client, the Company then secures the advertising space and prepares the ads (also called "tags"). Next, the Company works with third party ad servers and reporting platforms to set up reporting and billing information, test creative tags, launch the campaign and monitor campaign delivery and performance.

STEEL MEDIA

NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2014 AND 2013
(Unaudited)

Note 1 - Organization and Summary of Significant Accounting Policies. (Continued)

The Company recognizes revenue when all of the following criteria are met:

•

Persuasive evidence of an arrangement exists

•

Delivery or performance has occurred

•

The fee is fixed or determinable; and

•

Collectability is reasonably assured

Revenue is generated under sales agreements with multiple elements in conjunction with the following platforms: 1) Online Display, 2) Email, 3) Video, and 4) Mobile. The Company also offers creative services to assist customers in building and managing apps and websites. The Company evaluates each element in a multiple-element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered items have standalone value and delivery of the undelivered element is probable and within the Company's control. The Company has determined that services do not have standalone value and are, therefore, treated as one unit of accounting. The Company recognizes revenues over the campaign period.

Gross versus net revenue recognition In the normal course of business, the Company acts as or uses an intermediary or agent in executing transactions with third parties. The determination of whether revenue should be reported gross or net is based on an assessment of whether the Company is acting as the principal or an agent in the transaction. If the Company is acting as a principal in a transaction, the Company reports revenue on a gross basis. If the Company is acting as an agent in a transaction, the Company reports revenue on a net basis. In determining whether the Company acts as the principal or an agent, the Company follows the accounting guidance for principal-agent considerations and the Company places the most weight on whether or not the Company is the primary obligor in the arrangement.

The Company is considered the primary obligor to its clients. It separately negotiates each sales or unit pricing contract, assumes the credit risk for amounts invoiced to its customers, and has discretion in the advertiser selection. Therefore, it recognizes revenue on a gross basis.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 2 – Restatement

As described in Note 3, on October 30, 2014, Social Reality, Inc., a Delaware corporation ("Social Reality"), acquired 100% of the capital stock of Steel Media from Mr. Richard Steel. On February 18, 2015 the Board of Directors of Social Reality determined that the unaudited balance sheet at September 30, 2014 and the unaudited condensed statements of operations, stockholder's equity and cash flows for the nine months ended September 30, 2014 and 2013 (collectively, the "Steel Unaudited Financials") should no longer be relied upon.  The Steel Unaudited Financials were filed as Exhibit 99.2 to the Current Report on Form 8-K/A filed by Social Reality on January 13, 2015 with the Securities and Exchange Commission following its acquisition of Steel Media on October 30, 2014.

In reviewing the accounting practices of Steel Media subsequent to the closing of the acquisition Social Reality determined that the Steel Unaudited Financials contain errors related to the accounting for commissions paid to Steel Media employees, which resulted in liabilities and related compensation expense being overstated or understated for the above referenced periods, along with other adjustments.

Accordingly, the balance sheet at September 30, 2014 and the statements of operations and stockholders’ equity for the nine month periods ended September 30, 2013 and 2014 have been restated to correct the accounting errors related to the commission accrual and other adjustments.

STEEL MEDIA

NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2014 AND 2013
(Unaudited)

Note 2 – Restatement (Continued)

The effect of correcting these accounting errors on the balance sheet at September 30, 2014 and the statement of operations for the nine month periods ended September 30, 2013 and 2014 are shown in the table below.  The effect on the statement of stockholders’ equity for the nine month periods ended September 30, 2013 and 2014 is reflected in the changes to net income (loss).  These errors had no net effect on the statement of cash flows for the nine month periods ended September 30, 2013 and 2014.

		September 30, 2013
	As Filed	Adjustment to Restate	As Restated

Statement of operations data
Revenue	$5,342,777	$(63)	$5,342,714
Gross profit	$4,280,469	$(63)	$4,280,406
Operating expenses	$4,172,597	$236,460	$4,409,057
Income (loss) from operations	$107,872	$(236,523)	$(128,651)
Income (loss) before provision for income taxes	$107,872	$(236,523)	$(128,651)
Net income (loss)	$107,872	$(236,523)	$(128,651)

		September 30, 2014
	As Filed	Adjustment to Restate	As Restated

Balance sheet data
Assets
Accounts receivable	$2,786,442	$(35,422)	$2,751,020
Current assets	$4,085,771	$(35,422)	$4,050,349
Total assets	$4,094,016	$(35,422)	$4,058,594

Liabilities and stockholder's equity
Accounts payable and accrued expenses	$2,877,400	$298,638	$3,176,038
Total current liabilities	$2,877,400	$298,638	$3,176,038
Retained earnings	$1,216,516	$(334,060)	$882,456
Total stockholder's equity	$1,216,616	$(334,060)	$882,556
Total liabilities and stockholder's equity	$4,094,016	$(35,422)	$4,058,594

Statement of operations data
Revenue	$6,530,065	$(7,840)	$6,522,225
Cost of revenue	$2,291,785	$(69,549)	$2,222,236
Gross profit	$4,238,280	$61,709	$4,299,989
Operating expenses	$3,766,551	$(21,986)	$3,744,565
Income (loss) from operations	$471,729	$83,695	$555,424
Income (loss) before provision for income taxes	$471,729	$83,695	$555,424
Net income (loss)	$471,729	$83,695	$555,424

Note 3 – Subsequent Events

On October 30, 2014, all of our common stock was acquired by Social Reality, a publicly traded corporation. At that time we became a wholly owned subsidiary of Social Reality.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder

Steel Media

New York, NY

We have audited the accompanying balance sheets of Steel Media (the “Company”), as of December 31, 2013 and 2012, and the related statements of operations, stockholders’ equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We have conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Steel Media as of December 31, 2013 and 2012 and the results of its operations and its cash flows for each of years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ RBSM LLP

New York, New York

August 12, 2015

STEEL MEDIA

BALANCE SHEETS

DECEMBER 31, 2013 AND 2012

	2013	2012
	(Restated)	(Restated)
Assets

Current assets:
Cash and cash equivalents	$715,371	$659,574
Accounts receivable, net of allowance for doubtful accounts of $27,523 and $0, respectively	1,729,057	760,315
Prepaid expenses	6,561	11,131

Total current assets	2,450,989	1,431,020

Property and equipment, net of accumulated depreciation of $5,755 and $16,763	8,415	57,221

Total assets	$2,459,404	$1,488,241

Liabilities and stockholder’s equity

Current liabilities:
Accounts payable and accrued expenses	$1,389,156	$556,935
Deferred revenue	43,116	30,798

Total current liabilities	1,432,272	587,733

Commitment and contingencies (see Note 5)	—	—

Stockholder’s equity
Common stock, $0.001 par value; 100,000 shares authorized, issued and outstanding	100	100
Retained earnings	1,027,032	900,408

Total stockholder’ equity	1,027,132	900,508

Total liabilities and stockholder’s equity	$2,459,404	$1,488,241

The accompanying notes are an integral part of these financial statements.

STEEL MEDIA

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	Years ended December 31,
	2013	2012
	(Restated)	(Restated)

Revenues	$7,936,511	$5,654,598
Cost of revenue	1,812,811	1,122,781

Gross profit	6,123,700	4,531,817

Operating expenses:
General and administrative	3,113,610	2,997,102
Sales and marketing	2,884,458	1,764,760

Total operating expense	5,998,068	4,761,862

Income (loss) from operations	125,632	(230,045)

Other income, net	13,424	44,720

Income (loss) before provision for income taxes	139,056	(185,325)

Provision for income taxes	1,713	800

Net income (loss)	$137,343	$(186,125)

The accompanying notes are an integral part of these financial statements.

STEEL MEDIA

STATEMENT OF STOCKHOLDER’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(Restated)

	Common Stock		Retained	Stockholder’s
	Shares	Amount	Earnings	Equity

Balance, January 1, 2012	100,000	$100	$1,095,242	$1,095,342

Distribution to stockholder, net	—	—	(8,709)	(8,709)

Net loss	—	—	(186,125)	(186,125)

Balance, December 31, 2012	100,000	100	900,408	900,508

Distribution to stockholder	—	—	(10,719)	(10,719)

Net income	—	—	137,343	137,343

Balance, December 31, 2013	100,000	$100	$1,027,032	$1,027,132

The accompanying notes are an integral part of these financial statements.

STEEL MEDIA

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2013 AND 2012

	Years Ended December 31,
	2013	2012
	(Restated)	(Restated)
Cash flows from operating activities:
Net income (loss)	$137,343	$(186,125)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	3,224	15,350
Bad debt expense	27,523	—
Loss on sale of asset	12,758	—
Changes in operating assets and liabilities:
Accounts receivable	(996,265)	491,625
Prepaid expenses	4,570	(11,131)
Accounts payable and accrued expenses	832,221	(337,481)
Deferred revenue	12,318	30,798

Cash provided by operating activities	33,692	3,036

Cash flows from investing activities:
Proceeds from sale of asset	42,000	—
Purchase of equipment	(9,176)	(2,034)

Cash provided by (used in) investing activities	32,824	(2,034)

Cash flows from financing activities:
Distribution to stockholder, net	(10,719)	(8,709)

Cash used in financing activities	(10,719)	(8,709)

Net increase (decrease) in cash	55,797	(7,707)
Cash, beginning of period	659,574	667,281
Cash, end of period	$715,371	$659,574

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Cash paid for taxes	$1,713	$800

The accompanying notes are an integral part of these financial statements.

STEEL MEDIA

Notes to Financial Statements

December 31, 2013 and 2012

1.  Organization and Summary of Significant Accounting Policies

Organization and description of the business

Steel Media (the "Company"), a California S corporation headquartered in New York, New York, provides Online Display, Mobile, Online Video and Email ad inventory to both brands and ad agencies. Clients can orchestrate targeted and integrated digital campaigns. The Company also offers a database marketing capability that provides clients the ability to target certain populations via email. The Company works to optimize online display and video campaigns, providing brands and ad agencies the power to deploy, manage, and measure all digital advertising campaigns in one place.

Use of estimates

The preparation of the financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid instruments with original or remaining maturities of 90 days or less at the date of purchase to be cash equivalents.

Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the existing accounts receivable. The Company determines the allowance for doubtful accounts based on historical write-off experience and probability of collection, which is reviewed on a monthly basis.

Property and equipment

Property and equipment are stated at cost net of accumulated depreciation. Depreciation on property and equipment is calculated on the straight-line basis over the estimated useful lives of the assets, typically three years. Improvements are capitalized while repairs and maintenance are charged to expense in the period incurred. Gains and losses realized on the disposal or retirement of property and equipment are recognized or charged to other income (expense).

Revenue recognition

The Company recognizes revenue by providing online display, mobile, online video and email advertising to advertising agencies and to brands directly. Clients contract with the Company by way of an Insertion Order ("I.O.") which stipulates the type of advertising, quantity, flight dates, and ad sizes. Once an I.O. is signed by the client, the Company then secures the advertising space and prepares the ads (also called "tags"). Next, the Company works with third party ad servers and reporting platforms to set up reporting and billing information, test creative tags, launch the campaign and monitor campaign delivery and performance.

The Company recognizes revenue when all of the following criteria are met:

•

Persuasive evidence of an arrangement exists

•

Delivery or performance has occurred

•

The fee is fixed or determinable; and

•

Collectability is reasonably assured

STEEL MEDIA

Notes to Financial Statements

December 31, 2013 and 2012

1.  Organization and Summary of Significant Accounting Policies (continued)

Revenue is generated under sales agreements with multiple elements in conjunction with the following platforms: 1) Online Display, 2) Email, 3) Video, and 4) Mobile. The Company also offers creative services to assist customers in building and managing apps and websites. The Company evaluates each element in a multiple-element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered items have standalone value and delivery of the undelivered element is probable and within the Company's control. The Company has determined that services do not have standalone value and are, therefore, treated as one unit of accounting. The Company recognizes revenues over the campaign period.

Gross versus net revenue recognition

In the normal course of business, the Company acts as or uses an intermediary or agent in executing transactions with third parties. The determination of whether revenue should be reported gross or net is based on an assessment of whether the Company is acting as the principal or an agent in the transaction. If the Company is acting as a principal in a transaction, the Company reports revenue on a gross basis. If the Company is acting as an agent in a transaction, the Company reports revenue on a net basis. In determining whether the Company acts as the principal or an agent, the Company follows the accounting guidance for principal-agent considerations and the Company places the most weight on whether or not the Company is the primary obligor in the arrangement.

The Company is considered the primary obligor to its clients. It separately negotiates each sales or unit pricing contract, assumes the credit risk for amounts invoiced to its customers, and has discretion in the advertiser selection. Therefore, it recognizes revenue on a gross basis.

Deferred revenue

Deferred revenue arises when customers pay for services in advance of revenue recognition. The Company's deferred revenue generally results from services not yet rendered.

Software development costs

The Company has not capitalized any software development costs to date as the period between achieving technological feasibility and the general availability of the related products has been short and software development costs qualifying for capitalization have not been material. All software development costs are recognized as a component of operating expenses.

Research and development

Research and development expenses are expensed as incurred.

Income taxes

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, the financial statements do not include a provision for federal income taxes. Instead, the earnings and losses are included in the stockholder's personal income tax returns and are taxed based on the stockholder's personal tax situation. The Company is, however, subject to certain minimum state franchise tax fees and a minimum California state franchise tax of $800.

STEEL MEDIA

Notes to Financial Statements

December 31, 2013 and 2012

Concentration of Credit Risk, Significant Customers and Supplier Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in the United States. The balances in the United States held at any one financial institution are generally in excess of Federal Deposit Insurance Corporation ("FDIC") insurance limits. The uninsured cash bank balances were approximately $465,000 and $410,000 at December 31, 2013 and 2012, respectively. The Company has not experienced any loss on these accounts. The balances are maintained in demand accounts to minimize risk.

At December 31, 2013, three customers each accounted for more than 10% of the accounts receivable balance, for a total of 59%. For the year ended December 31, 2013 one customer accounted for 28% of total revenue. For the year ended December 31, 2012, two customers accounted for 29% of total revenue.

2.  Restatement

As described in Note 7, on October 30, 2014, Social Reality, Inc., a Delaware corporation ("Social Reality"), acquired 100% of the capital stock of Steel Media from Mr. Richard Steel. On February 18, 2015 the Board of Directors of Social Reality determined that the balance sheets of Steel Media at December 31, 2013 and 2012 and the statements of operations, stockholder's equity and cash flows for the years ended December 31, 2013 and 2012 (collectively, the "Steel Audited Financials") should no longer be relied upon.  The Steel Audited Financials and the Steel Unaudited Financials were filed as Exhibit 99.1 to the Current Report on Form 8-K/A filed by Social Reality with the Securities and Exchange Commission on January 13, 2015 following its acquisition of Steel Media on October 30, 2014.

In reviewing the accounting practices of Steel Media subsequent to the closing of the acquisition Social Reality determined that the Steel Audited Financials contained errors related to the accounting for commissions paid to Steel Media employees, which resulted in liabilities and related compensation expense being understated or overstated for the above referenced periods, along with other adjustments.

Accordingly, the balance sheets at December 31, 2012 and 2013 and the statements of operations and stockholders’ equity for the years ended December 31, 2012 and 2013 have been restated to correct the accounting errors related to the commission accrual and other adjustments.

The effect of correcting these accounting errors on the balance sheets at December 31, 2012 and 2013 and the statement of operations for the years ended December 31, 2012 and 2013 are shown in the table below.  The effect on the statement of stockholders’ equity for the years ended December 31, 2012 and 2013 is reflected in the changes to the balance sheet at December 31, 2012 and 2013.  These errors had no net effect on the statement of cash flows for the years ended December 31, 2012 and 2013.

STEEL MEDIA

Notes to Financial Statements

December 31, 2013 and 2012

		December 31, 2012
	As Filed	Adjustment to Restate	As Restated
Balance sheet data
Assets
Accounts receivable	$760,308	$7	$760,315
Current assets	$1,431,013	$7	$1,431,020
Total assets	$1,488,234	$7	$1,488,241

Liabilities and stockholder's equity
Accounts payable and accrued expenses	$394,015	$162,920	$556,935
Total current liabilities	$424,813	$162,920	$587,733
Retained earnings	$1,063,321	$(162,913)	$900,408
Total stockholder's equity	$1,063,421	$(162,913)	$900,508
Total liabilities and stockholder's equity	$1,488,234	$7	$1,488,241

Statement of operations data
Cost of revenue	$1,154,392	$(31,611)	$1,122,781
Gross profit	$4,500,206	$31,611	$4,531,817
Operating expenses:
General and administrative	$2,997,102	$—	$2,997,102
Sales and marketing	$1,830,323	$(65,563)	$1,764,760
Total operating expense	$4,827,425	$(65,563)	$4,761,862
Income (loss) from operations	$(327,219)	$97,174	$(230,045)
Income (loss) before provision for income taxes	$(282,499)	$97,174	$(185,325)
Net income (loss)	$(283,299)	$97,174	$(186,125)

		December 31, 2013
	As Filed	Adjustment to Restate	As Restated
Balance sheet data
Assets
Accounts receivable	$1,756,378	$(27,321)	$1,729,057
Current assets	$2,478,310	$(27,321)	$2,450,989
Total assets	$2,486,725	$(27,321)	$2,459,404

Liabilities and stockholder's equity
Accounts payable and accrued expenses	$998,722	$390,434	$1,389,156
Total current liabilities	$1,041,838	$390,434	$1,432,272
Retained earnings	$1,444,787	$(417,755)	$1,027,032
Total stockholder's equity	$1,444,887	$(417,755)	$1,027,132
Total liabilities and stockholder's equity	$2,486,725	$(27,321)	$2,459,404

Statement of operations data
Cost of revenue	$1,743,391	$69,420	$1,812,811
Gross profit	$6,193,120	$(69,420)	$6,123,700
Operating expenses:
General and administrative	$3,086,282	$27,328	$3,113,610
Sales and marketing	$2,728,364	$156,094	$2,884,458
Total operating expense	$5,814,646	$183,422	$5,998,068
Income (loss) from operations	$378,474	$(252,842)	$125,632
Income (loss) before provision for income taxes	$391,898	$(252,842)	$139,056
Net income (loss)	$390,185	$(252,842)	$137,343

STEEL MEDIA

Notes to Financial Statements

December 31, 2013 and 2012

3.  Property and Equipment

Property and equipment consist of the following as of December 31, 2013 and 2012:

	2013	2012
Computer equipment	$14,170	$4,994
Automobile	—	68,990
	14,170	73,984
Less: accumulated depreciation	(5,755)	(16,763)
Property and equipment, net	$8,415	$57,221

Depreciation expense totaled $3,224 and $15,350 for 2013 and 2012, respectively.

In November 2013, the Company sold an automobile with a net book value of $54,758 for $42,000, resulting in a loss of $12,758.

4.  Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses as of December 31, 2013 and 2012 consisted of the following:

	2013	2012
Accounts payable and accrued expenses	$717,288	$225,080
Accrued commissions	400,728	185,605
Accrued bonuses	271,140	146,250
Total accounts payable and accrued expenses	$1,389,156	$556,935

5.  Related Party Transactions

Over the course of 2013 and 2012, the Company dispensed funds to the stockholder's relatives totaling $61,100 and $1,000, respectively, for various consulting services.

6.  Commitments and Contingencies

Lease commitments

The Company leases its New York office space under an annual agreement that expires in October 2014. Leases at all other locations are short-term with less than one-year terms.

Scheduled minimum rental payments for the remaining lease terms are as follows:

Year Ending December 31,
2014	$58,500

Rent expense, which includes the Alamo property, amounted to $74,190 and $50,251 during 2013 and 2012, respectively.

Legal proceedings

The Company is subject to certain routine legal proceedings, as well as demands, and claims that arise in the normal course of its business. The Company believes that the ultimate amount of liability, if any, for any pending claims of any type, will not materially affect its financial position, results of operations or liquidity.

7.  Subsequent Events

On October 30, 2014 all of the Company’s issued and outstanding stock was acquired by Social Reality a publicly held corporation.

The Company has evaluated subsequent events through August 12, 2015, the date which the financial statements were available to be issued.

SOCIAL REALITY, INC.

UNAUDITED PRO FORMA BALANCE SHEET

SEPTEMBER 30, 2014

			Pro Forma Adjustments to Reflect				Balance Sheet
	Balance Sheet	Balance Sheet	The Acquisition of Steel Media				Consolidated
	Social Reality, Inc.	Steel Media	As Of September 30, 2014				Pro Forma
	September 30, 2014	September 30, 2014	Dr		Cr		September 30, 2014
Assets

Current assets:
Cash and cash equivalents	$576,797	$1,277,476	1,905,189	(1), (2), (3)			$3,759,462
Accounts receivable	700,657	2,751,020			60,137	(7)	3,391,540
Prepaid expenses	70,874	1,853					72,727
Other current assets	11,548	20,000					31,548

Total current assets	1,359,876	4,050,349					7,255,277

Property and equipment	24,396	8,245					32,641

Goodwill/Other intangibles			18,584,042	(1)	882,556	(6)	17,701,486

Deferred debt issue costs	200,000	—	2,964,352	(2), (3), (4), (5)			3,164,352
Prepaid stock based compensation	1,166,630	—					1,166,630
Other assets	4,804	—					4,804

Total assets	$2,755,706	$4,058,594					$29,325,190

(Continued)

SOCIAL REALITY, INC.

UNAUDITED PRO FORMA BALANCE SHEET (CONTINUED)

SEPTEMBER 30, 2014

			Pro Forma Adjustments to Reflect				Balance Sheet
	Balance Sheet	Balance Sheet	The Acquisition of Steel Media				Consolidated
	Social Reality, Inc.	Steel Media	As Of September 30, 2014				Pro Forma
	September 30, 2014	September 30, 2014	Dr		Cr		September 30, 2014
Liabilities and stockholders' equity

Current liabilities:
Accounts payable and accrued expenses	$659,875	$3,176,038	98,593	(2)	379,659	(5)	$4,056,842
			60,137	(7)
Note payable	—	—			2,500,000	(1)	2,500,000
Contingent consideration payable - current portion	—	—			3,507,828	(1)	3,507,828

Total current liabilities	659,875	3,176,038					10,064,670

Notes payable	—	—			9,000,000	(1), (3)	9,000,000
Contingent consideration payable - long term	—	—			3,076,214	(1)	3,076,214
Put liability	—	—			1,232,294	(4)	1,232,294

Total liabilities	659,875	3,176,038					23,373,178

Stockholders' equity

Preferred stock	121	—					121
Common stock	21,014	100	100	(6)	5,021	(1), (2)	26,035
Additional paid in capital	7,566,667	—			4,651,160	(1), (2)	12,217,827
			800,000	(2)
Accumulated deficit	(5,491,971)	882,456	882,456	(6)			(6,291,971)

Total stockholders' equity	2,095,831	882,556					5,952,012

Total liabilities and stockholders' equity	$2,755,706	$4,058,594					$29,325,190

			25,294,869		25,294,869

(1)

To record the purchase of Steel Media. As consideration, we agreed to pay up to $20 million consisting of: (i) a cash payment at closing of $7.5 million; (ii) a cash payment of $2 million; (iii) a one year secured subordinated promissory note in the principal amount of $2.5 million; and (iv) an earnout payment of up to $8 million, valued at $6,584,042 on the acquisition date.

(2)

To record the sale of 5,020,500 common stock units at a price of $1.00 per unit. Each unit consists of one share of common stock and one warrant to purchase 0.5 shares of common stock at an exercise price of $1.50 per share. We received gross proceeds of $4,220,500 from the sale of 4,220,500 units. We also issued 800,000 units, valued at $800,000, to our placement agent as compensation for acquisition related investment banking services. Of the cash proceeds, $500,000 was paid to the seller, $98,593 was used to pay accrued legal fees, $364,319 was used to pay investment banking and other fees, $580,000 was used to pay a loan origination fee and $2,677,588 was remitted to the company. We then paid $2,000,000 to the seller as partial payment of the purchase price.

(3)

To record a financing agreement entered into in conjunction with the acquisition of Steel Media. We received gross proceeds of $9,000,000 pursuant to the agreement. From the proceeds, $7,000,000 was paid to the seller as partial payment of the purchase price, $772,399 was paid for legal and other fees and $1,227,601 was remitted to the company.

(4)

To record a put liability related to warrants issued in connection with the financing agreement.

(5)

To record accrued legal fees incurred in connection with the financing agreement.

(6)

To eliminate the net equity of Steel Media against goodwill.

(7)

to eliminate intercompany receivables and payables.

SOCIAL REALITY, INC.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2014

			Pro Forma Adjustments to Reflect			Consolidated
	Social Reality, Inc.	Steel Media	The Acquisition of Steel Media			Pro Forma
	9 Months Ended	9 Months Ended	As Of September 30, 2014			9 Months Ended
	September 30, 2014	September 30, 2014	Dr		Cr	September 30, 2014

Revenues	$1,493,755	$6,522,225				$8,015,980
Cost of revenue	1,066,336	2,222,236				3,288,572

Gross profit	427,419	4,299,989				4,727,408

Operating expense	2,914,356	3,744,565				6,658,921

Loss from operations	(2,486,937)	555,424				(1,931,513)

			361,053	(1)
			94,302	(2)
			861,575	(3)
Interest income (expense)	1,265	—	791,088	(4)		(2,106,753)

Loss before provision for income taxes	(2,485,672)	555,424				(4,038,266)

Provision for income taxes	—	—				—

Net loss	$(2,485,672)	$555,424				$(4,038,266)

Net loss per share, basic and diluted	$(0.12)					$(0.16)

Weighted average shares outstanding	20,843,431				5,020,500	25,863,931

(1)

To record accretion of contingent consideration.

(2)

To record accretion of warrant put liability incurred in connection with acquisition.

(3)

To record interest on debt incurred in connection with acquisition.

(4)

To record amortization of debt costs.

SOCIAL REALITY, INC

UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

			Pro Forma Adjustments to Reflect			Consolidated
	Social Reality, Inc.	Steel Media	The Acquisition of Steel Media			Pro Forma
	Year Ended	Year Ended	As Of December 31, 2013			Year Ended
	December 31, 2013	December 31, 2013	Dr		Cr	December 31, 2013

Revenues	$3,413,353	$7,936,511				$11,349,864
Cost of revenue	2,326,344	1,812,811				4,139,155

Gross profit	1,087,009	6,123,700				7,210,709

Operating expense	2,521,984	5,986,357	800,000	(6)		9,308,341

Loss from operations	(1,434,975)	137,343				(2,097,632)

			125,000	(1)
			925,045	(2)
			173,404	(3)
			1,242,388	(4)
Interest income (expense)	(312,465)	—	1,054,784	(5)		(3,833,086)

Loss before provision for income taxes	(1,747,440)	137,343				(5,930,718)

Provision for income taxes	—	—				—

Net loss	$(1,747,440)	$137,343				$(5,930,718)

Net loss per share, basic and diluted	$(0.12)					$(0.30)

Weighted average shares outstanding	14,691,010				5,020,500	19,711,510

(1)

To record interest on note issued to seller.

(2)

To record accretion of contingent consideration.

(3)

To record accretion of warrant put liability incurred in connection with acquisition.

(4)

To record interest on debt incurred in connection with acquisition.

(5)

To record amortization of debt costs.

(6)

To record acquisition costs.

SOCIAL REALITY, INC.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Financial Information.

The unaudited pro forma financial statements have been prepared in order to present consolidated financial position and results of operations of Social Reality, Inc. and Steel Media as if the acquisition had occurred as of September 30, 2014 for the pro forma consolidated balance sheet and to give effect to the acquisition as if the transaction had taken place at January 1, 2013 for the pro forma condensed consolidated statement of income for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively.

The acquisition has been accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total acquisition consideration price is allocated to the assets acquired and liabilities assumed based on their preliminary estimated fair values. The fair value measurements utilize estimates based on key assumptions of the acquisition, and historical and current market data. The excess of the purchase price over the total of estimated fair values assigned to tangible and identifiable intangible assets acquired and liabilities assumed is recognized as goodwill. In order to ultimately determine the fair values of tangible and intangible assets acquired and liabilities assumed for Steel Media, we may engage a third party independent valuation specialist; however as of the date of this report, the valuation has not been undertaken. During the measurement period (which is the period required to obtain all necessary information that existed at the acquisition date, or to conclude that such information is unavailable, not to exceed one year), additional assets or liabilities may be recognized, or there could be changes to the amounts of assets or liabilities previously recognized on a preliminary basis, if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of those assets or liabilities as of that date. The Company expects the purchase price allocations for the acquisition of Steel Media to be completed by September 30, 2015.

The pro forma adjustments do not reflect the amortization of intangible assets acquired, if any, in the acquisition.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC registration and filing fee	$591.55
Legal fees and expenses*	5,000.00
Accounting fees and expenses*	7,500.00
EDGAR and financial printing costs*	1,500.00
Transfer agent fees*	500.00
Blue sky fees and expenses*	500.00
Miscellaneous*	408.45
TOTAL	$16,000.00

——————

*

 Estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation and By-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Our Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the Delaware General Corporation Law, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

We have also entered into indemnification agreements with certain of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Social Reality, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.  We maintain director and officer liability insurance providing insurance protection for specified liabilities under specified term.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

Following are all issuances of securities by the registrant during the past three years which were not registered under the Securities Act of 1933, as amended (the "Securities Act"). In each of these issuances the recipient represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws and had access to information concerning our company. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

On November 1, 2012 we granted 25,000 shares of our Class A common stock to a consultant as partial compensation for the services rendered. The grant are was made pursuant to our 2012 Equity Compensation Plan. The recipient was an accredited or otherwise sophisticated investor who had access to business and financial information concerning our company. The issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of the Securities Act.

On November 1, 2012 we granted an aggregate of 55,500 Class A common stock options under our 2012 Equity Compensation Plan to 15 employees as partial compensation for the services rendered. The grants were made pursuant to our 2012 Equity Compensation Plan. The options will vest ratable over a period of three years commencing on the grant date and vesting on each one year anniversary. The options have an exercise price of $1.50 per share and a term of five years. The recipients were accredited or otherwise sophisticated investors who had access to business and financial information concerning our company. The issuances were exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(a)(2) of the Securities Act.

On February 25, 2013, as a fee for corporate advisory and investment banking services valued at $100,000 rendered in connection with our revolving credit facility with TCA Global Credit Master Fund, LP ("TCA"), we TCA, an accredited investor, 99,010 shares of our Class A common stock. The issuance was exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

During January 2013 we issued 5,000 shares of Class A common stock valued at $5,000 as payment for legal services. The recipient was an accredited or otherwise sophisticated investor who had access to information concerning our company. The issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of that act.

During January 2013 we granted an aggregate of 100,000 shares of Class A common stock under our 2012 Equity Compensation Plan to four employees. Subsequent thereto, grants of 50,000 shares were forfeited under the terms of the grants. The balance of the shares vested upon the one year anniversary of the grant date. The recipients were accredited or otherwise sophisticated investor who had access to information concerning our company. The issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of that act.

During January 2013 we granted an aggregate of 206,500 Class A common stock options under our 2012 Equity Compensation Plan to three employees. The options will vest ratable over a period of three years commencing on the grant date and vesting on each one year anniversary. The options have an exercise price of $1.00 per share and a term of five years. The recipients were accredited or otherwise sophisticated investors who had access to information concerning our company. The issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of that act.

During February 2013 we granted 12,000 Class A common stock options under our 2012 Equity Compensation Plan to a director. In April 2013 we granted this director Class A stock options to purchase an additional 50,000 shares. Options to purchase 12,000 shares will vest quarterly over one year and the remaining options vest over three years. The options have an exercise price of $1.00 per share and a term of five years. The recipient was an accredited investor. The issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of that act.

During February 2013 we issued 51,665 shares of Class A common stock to four individuals, including two employees and two advisors, one of whom is also a principal stockholder of our company, upon the vesting of common stock awards granted under our 2012 Equity Compensation Plan. The recipients were accredited or otherwise sophisticated investors who had access to information concerning our company. The issuances were exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(a)(2) of that act.

On April 1, 2013 we granted an aggregate of 100,000 Class A common stock options under our 2012 Equity Compensation Plan to an employee and a consultant. The options will vest ratable over a period of three years commencing on the grant date and vesting on each one year anniversary. The options have an exercise price of $1.00 per share and a term of five years. The recipients were accredited or otherwise sophisticated investors who had access to information concerning our company. The issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of that act.

On April 1, 2013 we granted 25,000 shares of Class A common stock under our 2012 Equity Compensation Plan to an employee. The shares will vest upon the one year anniversary of the grant date. The recipient was an accredited or otherwise sophisticated investor who had access to information concerning our company. The issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of that act.

On June 11, 2013 we issued TCA 75,000 shares of our common stock valued at $75,000 as additional compensation under the terms of an amended credit agreement. The recipient was an accredited investor and the shares were issued in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of that act.

On August 16, 2013 we issued an accredited investor 440,000 shares of our Class A common stock and 86,000 shares of our Series 1 Preferred Stock valued at $1,235,000 as compensation for consulting services to us. The recipient was an accredited investor and the shares were issued in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of that act.

On August 16, 2013 we issued Malcolm Casselle 300,000 shares of our Class A common stock as a restricted stock grant under our 2012 Equity Compensation Plan valued at $285,000 as compensation for his Board services. The recipient was an accredited investor and the shares were issued in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of that act.

On August 16, 2013 we granted an employee a restricted stock grant of 550,000 shares of our Class A common stock under our 2012 Equity Compensation Plan as additional consideration for his services to our company. The grant vests quarterly over three years subject to his continued employment with our company. The grant was valued at $522,500. The recipient is a sophisticated investor with access to information on our company. The grant was exempt from registration under the Securities Act in in reliance on an exemption provided by Section 4(a)(2) of that act.

On August 22, 2013 we issued T.R. Winston & Company, LLP a warrant to purchase 250,000 shares of our Class A common stock valued at $105,827 as compensation under the terms of an Investment Banking Agreement. The warrant is exercisable for a three year period at $1.00 per share. The recipient was an accredited investor and the shares were issued in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of that act.

On August 28, 2013 we issued to an accredited investor 30,000 shares of our Class A common stock valued at $28,500 as compensation for consulting services to us. The recipient was an accredited investor and the shares were issued in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of that act.

On October 4, 2013 Mr. Christopher Miglino and Ms. Erin DeRuggiero, our executive officers and directors, converted an aggregate of 9,000,000 shares of Class B common stock owned by them into an aggregate of 9,000,000 shares of our Class A common stock pursuant to the terms of the Class B common stock as set forth in our Certificate of Incorporation. The recipients were accredited investors and the issuances were exempt from registration under the Securities Act in reliance on an exemption provided by Section 3(a)(9) of that act.

In October 2013 we sold an aggregate of 4,800,000 units of our securities to 17 accredited investors in a private placement exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(a)(2) and Rule 506(b) of Regulation D. The units were sold at a purchase price of $0.50 per unit resulting in gross proceeds to us of $2,300,000. Each unit consisted of one share of our Class A common stock and one three year Class A Common Stock Purchase Warrant to purchase 0.5 shares of our Class A common stock. T.R. Winston & Company, LLC, a broker-dealer and member of FINRA, acted as placement agent for us in this offering. We paid the placement agent and a selling agent commissions and a non-accountable expense allowance totaling $181,976.40, issued the placement agent 212,060 units which were identical to the units sold in the offering in lieu of a cash commissions and non-accountable expense allowance, and issued it three year warrants to purchase 480,000 of our Class A common stock at an exercise price of $1.00 per share. We used $545,000 of the net proceeds to satisfy our revolving note due TCA and to redeem shares previously issued to it as compensation under the terms of the revolving note, and we are and for general working capital.

On October 28, 2013 we granted options to purchase an aggregate of 107,000 shares of our Class A common stock as grants under our 2012 Equity Compensation Plan to 19 of our employees as additional compensation for their services. The options were issued under an exemption provided by Section 12h-1(g) of the Securities Exchange Act of 1934.

On October 29, 2013 we issued an accredited investor 150,000 shares of our Class A common stock and 35,000 shares of our Series 1 Preferred Stock valued at $500,000 as compensation for consulting services to us. The recipient was an accredited investor and the shares were issued in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of that act.

In November 2013 we sold an aggregate of 660,000 units of our securities to 10 accredited investors in a private placement exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(a)(2) and Rule 506(b) of Regulation D. The units were sold at a purchase price of $0.50 per unit resulting in gross proceeds to us of $330,000. Each unit consisted of one share of our Class A common stock and one three year Class A Common Stock Purchase Warrant to purchase 0.5 shares of our Class A common stock. We are using the proceeds for general working capital.

On January 21, 2014 we sold an aggregate of 978,668 shares of our Class A common stock at a purchase price of $1.50 per share to 22 accredited investors in a private placement exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(a)(2) and Rule 506(b) of Regulation D. We received gross proceeds of $1,468,001. T.R. Winston & Company, LLC, a broker-dealer and member of FINRA, acted as placement agent for us in this offering. We paid the placement agent and a selling agent commissions and a non-accountable expense allowance totaling $190,840 and issued these firms three year Series B common stock purchase warrants to purchase an aggregate of 97,866 shares of our Class A common stock at an exercise price of $2.00 per share as additional compensation. After payment of the escrow agent's fee of $4,000, we are using the net proceeds for working capital.

Between October 30, 2014 and November 5, 2014, we sold 4,220,500 units of our securities to 28 accredited investors in a private placement exempt from registration under the Securities Act, in reliance on exemptions provided by Section 4(a)(2) and Rule 506(b) of Regulation D. The units were sold at a purchase price of $1.00 per unit resulting in gross proceeds to us of $4,220,500. Each unit consisted of one share of our Class A common stock and one three year Class A common stock purchase warrant to purchase 0.5 shares of our Class A common stock at an exercise price of $1.50 per share. In addition to the units sold for cash, we also issued T.R. Winston & Company, LLC, a broker dealer and member of FINRA, 800,000 units, valued at $800,000 as compensation for the firm's investment banking services to us in connection with the acquisition of Steel Media which closed on October 30, 2014. The units issued to T.R. Winston & Company, LLC were identical to the units sold in the private placement. T.R. Winston & Company, LLC acted as placement agent for us in private placement offering. We paid the placement agent and a selling agent cash commissions totaling $351,435 and issued T.R. Winston & Company, LLC and the selling agent three year warrants to purchase 301,230 shares of our Class A common stock at an exercise price of $1.50 per share. The warrants issued to the placement agent and the selling agent are identical to the warrants included in the units issued to the investors. We used $2,500,000 of the net proceeds from the offering as part of the cash consideration for the acquisition of Steel Media and used approximately $678,000 for fees in this transaction, including $580,000 to T.R. Winston & Company, LLC as a loan origination fee for the Financing Agreement. The balance of the net proceeds will be used for general working capital.

Pursuant to the Financing Agreement with Victory Park Management, LLC as agent for the lenders, on October 30, 2014 we issued to the lender a note in the principal amount of $9 million and a five-year warrant to purchase 2,900,000 shares of our Class A common stock at an exercise price of $1.00 per share, subject to adjustment. The recipient was a accredited investor and the issuance was exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(a)(2) and Regulation D thereof.

In November 2014 we issued Carrie McQueen, our former Chief Financial Officer, 45,455 shares of our Class A common stock valued at $50,000 as a restricted stock award under our 2014 Equity Compensation Plan as additional compensation to her under the terms of her employment agreement. Ms. McQueen is an accredited investor and the issuance was exempt from registration under the Securities Act in reliance on an exemption provided Section 4(a)(2) of the Securities Act.

In December 2014 we issued an accredited investor 350,000 shares of our Class A common stock upon conversion of 35,000 shares of our Series 1 preferred stock in accordance with the designations, rights and preferences of the Series 1 preferred stock. The issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 3(a)(9) of that act.

In December 2014 we issued 600,000 shares of our Class A common stock valued at $756,000 to six accredited investors as consideration for 100% of the outstanding capital stock of Five Delta pursuant to the terms and conditions of the Share Acquisition and Exchange Agreement dated December 19, 2014 by and among Social Reality, Five Delta and the stockholders of Five Delta. The issuances were exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(a)(2) of that act.

In July 2015 we issued 128,321 shares of our Class A common stock to nine employees and consultants upon the vesting of previously granted restricted stock awards which were made under our 2014 Equity Compensation Plan.  The recipients had access to business and financial information concerning our company.  The issuances were exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(a)(2) of that act.

In July 2015 we also issued 92,149 shares of our Class A common stock to a consultant as partial compensation for services pursuant to the terms of an agreement. The shares were valued at $100,000. The recipient had access to business and financial information concerning our company and the issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of that act.

Pursuant to the Financing Agreement with Victory Park Management, LLC as agent for the lenders, on July 6, 2015 we issued to the lender a note in the principal amount of $1,500,000. The recipient was a accredited investor and the issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

No.	Description
2.1

Stock Purchase Agreement, dated October 30, 2014, by and among Richard Steel, Steel Media and Social Reality, Inc. ** (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on November 4, 2014).

3.1	Certificate of Incorporation (incorporated by reference to the Registration Statement on Form S-1, SEC File No. 333-179151, as amended (the "S-1")).
3.2	Certificate of Correction (incorporated by reference to the S-1).
3.3	Bylaws (incorporated by reference to the S-1).
3.4	Certificate of Designations, Rights and Preference of Series 1 Preferred Stock (incorporated by reference to the Current Report on Form 8-K as filed on August 22, 2013).
4.1	Specimen Class A common stock certificate (incorporated by reference to the S-1).
4.2

Revolving Note in the principal amount of $300,000 dated December 31, 2012 issued to TCA Global Credit Master Fund, LP (incorporated by reference to the Current Report on Form 8-K as filed on February 27, 2013).

4.3

Replacement Revolving Note dated June 11, 2013 in the principal amount of $550,000 to TCA Global Credit Master Fund, LP (incorporated by reference to the Current Report on Form 8-K as filed on June 17, 2013).

4.4	Form of Class A common stock purchase warrant (incorporated by reference to the Current Report on Form 8-K as filed on October 24, 2013).
4.5

Warrant dated August 22, 2013 issued to T.R. Winston & Company, LLC under the terms of the Investment Banking Agreement (incorporated by reference to the Quarterly Report on Form 10-Q for the period ended September 30, 2013).

4.6	Form of Series B common stock purchase warrants issued to T.R. Winston & Company, LLC (incorporated by reference to the Current Report on Form 8-K as filed on January 27, 2014).

4.7	Form of Class A common stock purchase warrant issued October 30, 2014 (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on November 4, 2014).
4.8	Warrant to Purchase Class A Common Stock issued October 30, 2014 (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on November 4, 2014).
5.1	Opinion of Pearlman Schneider LLP *
10.1	2012 Equity Compensation Plan, including form of option grant, restricted stock unit grant and restricted stock award (incorporated by reference to the S-1).
10.2	Employment Agreement dated January 1, 2012 by and between Social Reality, Inc. and Christopher Miglino (incorporated by reference to the S-1).
10.3	Employment Agreement dated October 19, 2015 by and between Social Reality, Inc. and Erin DeRuggiero *
10.4	Form of Proprietary Information, Inventions and Confidentiality Agreement (incorporated by reference to the S-1).
10.5	Form of Indemnification Agreement (incorporated by reference to the S-1).
10.5	Facebook's Standard Platform Terms for Advertising Providers (incorporated by reference to the S-1).
10.6

Credit Agreement dated as of December 31, 2012, effective as of February 22, 2013, by and between Social Reality, Inc., and TCA Global Credit Master Fund, LP (incorporated by reference to the Current Report on Form 8-K as filed on February 27, 2013).

10.7

Security Agreement dated as of December 31, 2012, effective as of February 22, 2013, by and between Social Reality, Inc., and TCA Global Credit Master Fund, LP (incorporated by reference to the Current Report on Form 8-K as filed on February 27, 2013).

10.8

Sublease for principal executive offices dated August 12, 2012 by and between TrueCar, Inc. and Social Reality, Inc. (incorporated by reference to the Registration Statement on Form S-1, SEC File No. 333-193611).

10.9

English translation of the form of Agreement dated January 25, 2013 by and between Social Reality, Inc. and Servicios y Asesorias Planic, S.A. de cv (incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2014).

10.10

First Amendment to Credit Agreement dated June 11, 2013 by and between Social Reality, Inc. and TCA Global Credit Master Fund, LP (incorporated by reference to the Current Report on Form 8-K as filed on June 17, 2013).

10.11	Letter Agreement effective August 16, 2013 by and between Steven Antebi and Social Reality, Inc. (incorporated by reference to the Current Report on Form 8-K as filed on August 22, 2013).
10.12	Form of subscription agreement (incorporated by reference to the Current Report on Form 8-K as filed on October 24, 2013).
10.13

Transaction Fee Agreement dated September 30, 2013 by and between Social Reality, Inc. and T.R. Winston & Company, LLC (incorporated by reference to the Current Report on Form 8-K as filed on October 24, 2013).

10.14

Termination Agreement dated October 31, 2013 by and between Social Reality, Inc., TCA Global Credit Master Fund, L.P. and Pearlman Schneider LLP (incorporated by reference to the Quarterly Report on Form 10-Q for the period ended September 30, 2013).

10.15

Investment Banking Agreement dated August 22, 2013 by and between Social Reality, Inc. and T.R. Winston & Company, LLC (incorporated by reference to the Quarterly Report on Form 10-Q for the period ended September 30, 2013).

10.16

Consulting Agreement dated October 29, 2013 by and between Social Reality, Inc. and Siskey Capital, LLC (incorporated by reference to the Quarterly Report on Form 10-Q for the period ended September 30, 2013).

10.17	Sublease Agreement dated January 1, 2015 by and between Amarcore, LLC and Social Reality, Inc. (incorporated by reference to the Registration Statement on Form S-1, SEC File No. 333-206791)
10.18

Transaction Fee Agreement dated December 20, 2013 by and between Social Reality, Inc. and T.R. Winston & Company LLC (incorporated by reference to the Current Report on Form 8-K as filed on January 27, 2014).

10.19

Secured subordinated promissory note in the principal amount of $2,500,000, dated October 30, 2014, issued by Social Reality, Inc. to Richard Steel (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on November 4, 2014).

10.20

Escrow Agreement, dated October 30, 2014, by and among Social Reality, Inc., Richard Steel and Wells Fargo Bank, National Association, as escrow agent (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on November 4, 2014).

10.21

Escrow Agreement, dated October 30, 2014, by and among Social Reality, Inc., Richard Steel and Lowenstein Sandler LLP, as escrow agent (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on November 4, 2014).

10.22

Registration Rights Agreement, dated October 30, 2014, by and between Social Reality, Inc. and Richard Steel (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on November 4, 2014).

10.23

Subordination Agreement, dated October 30, 2014, by and among Social Reality, Inc., Richard Steel and Victory Park Management, LLC (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on November 4, 2014).

10.24

Financing Agreement, dated as of October 30, 2014, by and among Social Reality, Inc., the Guarantors, the Lenders and Victory Park Management, LLC as Agent (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on November 4, 2014).

10.25

Senior Secured Term Note, dated October 30, 2014, in the principal amount of $9,000,000 issued to the original lender under the Financing Agreement (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on November 4, 2014).

10.26

Pledge and Security Agreement, dated October 30, 2014 by and among Social Reality, Inc., Steel Media and Victory Park Management, LLC (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on November 4, 2014).

10.27

Registration Rights Agreement, dated October 30, 2014, by and among Social Reality, Inc. and the lenders listed on the schedule of Buyers thereto (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on November 4, 2014).

10.28

Employment Agreement, dated October 30, 2014, by and between Social Reality, Inc. and Richard Steel (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on November 4, 2014).

10.29	Employment Agreement, dated October 30, 2014, by and between Social Reality, Inc. and Chad Holsinger. (incorporated by reference to the Registration Statement on Form S-1, SEC File No. 333-206791).
10.30

Employment Agreement, dated October 30, 2014, by and between Social Reality, Inc. and Adam Bigelow (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on November 4, 2014).

10.31

Indemnification Agreement, dated October 30, 2014, by and between Social Reality, Inc. and Richard Steel (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on November 4, 2014).

10.32

Executive Agreement dated November 5, 2014 by and between Social Reality, Inc. and Carrie McQueen (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on November 10, 2014).

10.33

Indemnification Agreement dated November 5, 2014 by and between Social Reality, Inc. and Carrie McQueen (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on November 10, 2014).

10.34	2014 Equity Compensation Plan (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on November 10, 2014).
10.35

Share Acquisition and Exchange Agreement dated December 19, 2014 by and among Social Reality, Inc., Five Delta, Inc. and the Stockholders of Five Delta, Inc. ** (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on December 22, 2014).

10.36

Form of Lock Up Agreement dated December 19, 2014 by and between Social Reality, Inc. and each of the Five Delta stockholders (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on December 22, 2014).

10.37

Employment Agreement dated December 19, 2014 by and between Social Reality, Inc. and Dustin Suchter (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on December 22, 2014).

10.38

First Amendment to Financing Agreement dated May 14, 2015 by and among Social Reality, Inc., Steel Media, the Guarantors, the Lenders and Victory Park Management, LLC as agent (incorporated by reference to the Quarterly Report on Form 10-Q for the period ended March 31, 2015)

10.39

Notice of Purchase and Sale dated July 6, 2015 by and between Victory Park Management, LLC and Social Reality, Inc. (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on July 13, 2015).

10.40	Senior Secured Term Note dated July 6, 2015 in the principal amount of $1,500,000 (incorporated by reference to the Current Report on Form 8-K as filed with the SEC on July 13, 2015).
10.41

Services Agreement dated May 6, 2015 by and between Social Reality, Inc. and IRTH Communications, LLC (incorporated by reference to the Quarterly Report on Form 10-Q for the period ended June 30, 2015).

10.42

Notice of Purchase and Sale dated October 26, 2015 by and between Victory Park Management, LLC and Social Reality, Inc. (incorporated by reference to the Current Report on Form 8-K filed October 30, 2015).

10.43	Senior Secured Term Note dated October 26, 2015 in the principal amount of $1,400,000 (incorporated by reference to the Current Report on Form 8-K filed October 30, 2015).
14.1	Code Conduct and Ethics (incorporated by reference to the S-1).
23.1	Consent of RBSM LLP *
23.2	Consent of RBSM LLP *
23.3	Consent of Pearlman Schneider LLP (included in Exhibit 5.1 hereto)
101

Attached as Exhibits 101 to this registration statement are the following consolidated financial statements: (i) from our Quarterly Report on Form 10-Q for the period ended June 30, 2015 our condensed consolidated financial statements for the three and six months ended June 30, 2015 and 2014, each formatted in XBRL; and (ii) from our Annual Report on Form 10-K for the year ended December 31, 2014 our consolidated financial statements for the years ended December 31, 2014 and 2013, each formatted in XBRL.

*

filed herewith.

**

Exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Social Reality, Inc. agrees to furnish a supplemental copy of an omitted exhibit or schedule to the SEC upon request.

ITEM 17.  UNDERTAKINGS.

a.  The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

ii.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on October 30, 2015.

Social Reality, Inc.

By:	/s/ Christopher Miglino
Christopher Miglino,
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Christopher Miglino his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Positions	Date

/s/ Christopher Miglino Christopher Miglino	Chief Executive Officer, director, principal executive officer, principal financial and accounting officer	October 30, 2015

/s/ Erin DeRuggiero Erin DeRuggiero	Co-Founder; Chief Innovations Officer, director	October 30, 2015

/s/ Richard Steel Richard Steel	President, director	October 30, 2015

/s/ Kristoffer Nelson Kristoffer Nelson	Chief Operating Officer, director	October 30, 2015

/s/ Marc Savas Marc Savas	Director	October 30, 2015

Malcolm Casselle	Director

/s/ Martin A. Sumichrast Martin A. Sumichrast	Director	October 30, 2015

The foregoing represents a majority of the board of directors.

Index to Exhibits

Exhibit No.	Description
5.1	Opinion of Pearlman Schneider LLP
10.3	Employment Agreement, dated October 19, 2015, by and between Social Reality, Inc. and Erin DeRuggiero.
23.1	Consent of RBSM LLP
23.2	Consent of RBSM LLP
23.3	Consent of Pearlman Schneider LLP (included in Exhibit 5.1 hereto)